[KSL LOGO]                                                          EXHIBIT 99.1
                              INFORMATION STATEMENT

                                 Distribution of
                                Common Shares of
                               Kaneb Services LLC


         We, Kaneb Services LLC, are furnishing this information statement in connection with the distribution by Kaneb Services, Inc., which is our parent, of all of our issued and outstanding common shares. Kaneb Services, Inc. will make a distribution to its stockholders of one of our common shares for each three shares of Kaneb Services, Inc. common stock held by the Kaneb Services, Inc. stockholders on the record date for the distribution. The Board of Directors of Kaneb Services, Inc. has fixed the close of business on June 20, 2001 as the record date for the distribution. We are mailing this information statement to holders of Kaneb Services, Inc. common stock on or about June 21, 2001.


         We are a limited liability company organized under the laws of the state of Delaware. Through our wholly owned subsidiary Kaneb Pipe Line Company, LLC, we manage and operate the refined petroleum products pipeline transportation system and petroleum products and specialty liquids terminal storage business through our interest in Kaneb Pipe Line Partners, L.P., which owns those systems and facilities through its subsidiaries. Our wholly owned subsidiary owns the general partner interest and 5.1 million limited partner units of Kaneb Pipe Line Partners. The pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Colorado, Iowa, Kansas, Nebraska, North Dakota, South Dakota and Wyoming. The terminal storage business consists of 42 terminal storage facilities in 21 states and the District of Columbia and six terminal storage facilities in the United Kingdom, with total storage capacity of approximately 38.3 million barrels. We also provide wholesale fuel marketing services throughout the Great Lakes and Rocky Mountain regions and in California.


         The New York Stock Exchange has approved the listing of our common shares under the symbol "KSL".


                                   ----------

         NO VOTE OF THE STOCKHOLDERS OF KANEB SERVICES, INC. IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. NO PROXIES ARE BEING SOLICITED. PLEASE DO NOT SEND KANEB SERVICES, INC. OR US A PROXY.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

         THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

         Stockholders of Kaneb Services, Inc. with questions related to the distribution should contact Investor Relations, Kaneb Services, Inc., 2435 N. Central Expressway, Richardson, Texas 75080, at (972) 699-4000, or our common share transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. American Stock Transfer & Trust Company also is acting as distribution agent for the distribution.

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                                 June 13, 2001



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                            TABLE OF CONTENTS

SUMMARY ...................................................................................................  1
      Our Company .........................................................................................  1
             Recent Development ...........................................................................  3
             Products Marketing ...........................................................................  3
             Sources of Cash Available for Distribution to our Shareholders ...............................  3
             Principal Executive Offices ..................................................................  4
      The Distribution ....................................................................................  5
      Answers to Certain Questions Regarding the Distribution .............................................  6

RISK FACTORS .............................................................................................. 10
      Risk Factors Relating to the Distribution ........................................................... 10
             The distribution of common shares will be taxable ............................................ 10
             We have no history operating as an independent company.  We may incur greater costs as a stand-alone company, and that may cause our profitability to decline ............. 10
             Our historical financial information may not be representative of our results as a separate company and, therefore, may not be reliable as an indicator of our historical or future results ........................................................................ 10
             The terms of the distribution and the related transactions were determined solely by
                    Kaneb Services, Inc. .................................................................. 10
             There has been no trading market for our common shares ....................................... 11
             The distribution may adversely affect the aggregate value of your investment in our common shares and Kaneb Services, Inc. common stock ................................... 11
             Since we have agreed with Kaneb Services, Inc. that we will pay all expenses incurred by us and pay Kaneb Services, Inc. an amount equal to expenses incurred by it in connection with the distribution, the payment of these expenses may affect the amounts that we can distribute to our shareholders and may materially adversely affect our financial condition ........................................................ 11
      Risks Inherent in Our Business ...................................................................... 12
             The rates that we are permitted to charge may be limited by FERC regulations ................. 12
             Uncertainties in calculating cost of service for rate-making purposes ........................ 12
             Competition could adversely affect our operating results ..................................... 12
             Reduced demand could affect shipments on the pipelines ....................................... 13
             Risk of environmental costs and liabilities .................................................. 13
      Risks Related to Litigation ......................................................................... 13
      Risks Related To Our Taxation As A Partnership ...................................................... 15
             Certain favorable aspects of owning our common shares depend on our status as a partnership ........................................................................... 15
             There are limitations on the deductibility of losses ......................................... 15
             There is a risk of challenge to some of our allocation provisions and depreciation conventions ........................................................................... 15
             The tax liability of a holder of our common shares could exceed cash distributions on the common shares he owns ................................................................. 16
             Ownership of our common shares raises issues for tax-exempt organizations and employee benefit plans ................................................................ 16

THE DISTRIBUTION .......................................................................................... 17
      Reasons for the Distribution ........................................................................ 17
      Distribution Agent .................................................................................. 17
      Manner of Effecting the Distribution ................................................................ 17
      Results of the Distribution ......................................................................... 18
      Listing and Trading of Our Common Shares ............................................................ 18
      Federal Income Tax Consequences of the Distribution ................................................. 18
             Characterization of the Distribution as a Partial Liquidation ................................ 18
             Income Recognition By Kaneb Services, Inc. Stockholders ...................................... 19
             Basis and Holding Period of Kaneb Services, Inc. Stock Deemed Sold ........................... 19
             Valuation and Basis of our Common Shares ..................................................... 19
             Income Recognition by Kaneb Services, Inc. and Liability for Tax ............................. 20
      Conditions; Termination ............................................................................. 20
      Expenses of the Distribution ........................................................................ 20
      Reason for Furnishing this Information Statement .................................................... 20

CASH DISTRIBUTION POLICY .................................................................................. 21

CASH AVAILABLE FOR DISTRIBUTION ........................................................................... 22


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


SUMMARY HISTORICAL FINANCIAL DATA ......................................................................... 23

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ............................................... 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS ....................................................... 30
      General ............................................................................................. 30
      Combined Results of Operations ...................................................................... 32
      Pipeline Operations ................................................................................. 33
      Terminaling Operations .............................................................................. 34
      Product Marketing Services .......................................................................... 34
      Interest Expense .................................................................................... 35
      Income Taxes ........................................................................................ 35
      Liquidity and Capital Resources ..................................................................... 35
      Quantitative and Qualitative Disclosures About Market Risk .......................................... 37

OUR BUSINESS .............................................................................................. 38
      General ............................................................................................. 38
      Kaneb Pipe Line Partners' Pipeline and Storage Businesses ........................................... 39
             Introduction ................................................................................. 39
             Products Pipeline Business ................................................................... 39
             Liquids Terminaling .......................................................................... 46
             Capital Expenditures ......................................................................... 50
             Regulation ................................................................................... 50
             Environmental Matters ........................................................................ 52
             Safety Regulation ............................................................................ 55
      Products Marketing .................................................................................. 55
      Employees ........................................................................................... 56
      Properties .......................................................................................... 56
      Litigation .......................................................................................... 56
      Principal Executive Offices ......................................................................... 58


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
RELATIONSHIP BETWEEN KANEB SERVICES, INC. AND US
      AFTER THE DISTRIBUTION .............................................................................. 59
      Distribution Agreement .............................................................................. 59
             General ...................................................................................... 59
             Terms and Conditions of the Distribution ..................................................... 59
             Allocation of Liabilities and Indemnities .................................................... 59
      Employee Benefits Agreement and Plans ............................................................... 60
             Employee Benefits Agreement .................................................................. 60
             Kaneb Services LLC 2001 Nonqualified Option Plan ............................................. 60
             Kaneb Services LLC Savings and Investment Plan ............................................... 60
             Adjustment and Substitution of Outstanding Kaneb Services, Inc. Stock Options ................ 60
             Payments Under Kaneb Services, Inc. Nonqualified Deferred Compensation Plans ................. 62
      Administrative Services Agreement ................................................................... 62
      Line of Credit ...................................................................................... 62
      Policies and Procedures for Addressing Conflicts .................................................... 62
      Accounting Treatment ................................................................................ 63

OUR MANAGEMENT ............................................................................................ 64
      Our Board of Directors and Committees of our Board of Directors ..................................... 64
      Director Compensation ............................................................................... 65
      Our Executive Officers .............................................................................. 65
      Executive Compensation .............................................................................. 65
      Stock Option Grants in Fiscal 2000 .................................................................. 66
      Aggregated Option Exercises in Fiscal 2000 and December 31, 2000 Option Values ...................... 66
      Benefit Plans and Other Compensation ................................................................ 67

OWNERSHIP OF OUR COMMON SHARES ............................................................................ 68

RELATED PARTY TRANSACTIONS ................................................................................ 70
      Common Directors with Kaneb Services, Inc. .......................................................... 70
      Common Executive Officers with Kaneb Services, Inc. ................................................. 70

OUR COMPANY AGREEMENT AND COMMON SHARES ................................................................... 71
      Organization and Duration ........................................................................... 71
      Purpose ............................................................................................. 71
      Tax Treatment ....................................................................................... 71
      Management .......................................................................................... 71
             General ...................................................................................... 71
             Board of Directors ........................................................................... 71
             Officers ..................................................................................... 72
      Shareholders' Meetings; Written Consent of Shareholders; Voting ..................................... 72
      Distributions ....................................................................................... 73
      Common Shares ....................................................................................... 73
      Other Classes of Member Interests ................................................................... 73
      Transfers of Shares ................................................................................. 74
      Limited Liability; Title of Company Assets .......................................................... 74
      Merger, Consolidation, Sale of All or Substantially All Assets or Conversion ........................ 74
      Amendment of Company Agreement ...................................................................... 74
      Fiduciary and Other Duties .......................................................................... 75
      Indemnification ..................................................................................... 76
      Right to Information ................................................................................ 76
      Termination and Dissolution ......................................................................... 76
      Liquidation and Distribution of Proceeds ............................................................ 77
      Transfer Agent and Registrar ........................................................................ 77


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
      Capital Accounts .................................................................................... 77
      Comparison of Us with a Delaware Corporation ........................................................ 77
      Anti-Takeover Effects of Provisions of Our Company Agreement and Our Rights Agreement ............... 78
             Classified Board of Directors ................................................................ 78
             No Shareholder Action by Written Consent; Special Meetings ................................... 79
             Advance Notice Procedures in the election of Our Board of Directors .......................... 79
             Amendment .................................................................................... 79
             Rights Agreement ............................................................................. 79
             Delaware Business Combination Statute ........................................................ 81

TAX CONSEQUENCES OF OWNERSHIP OF OUR COMMON SHARES ........................................................ 83
      Partnership Status .................................................................................. 83
      Partner Status ...................................................................................... 85
      Tax Consequences of Common Share Ownership .......................................................... 85
             Flow-through of Taxable Income ............................................................... 85
             Treatment of Partnership Distributions ....................................................... 85
             Basis of Common Shares ....................................................................... 86
             Limitations on Deductibility of Losses ....................................................... 86
             Limitations on Interest Deductions ........................................................... 87
      Allocation of Partnership Income, Gain, Loss and Deduction .......................................... 87
      Uniformity of Common Shares ......................................................................... 88
      Tax Treatment of Operations ......................................................................... 88
             Income and Deductions in General ............................................................. 88
             Accounting Method and Taxable Year ........................................................... 88
             Depreciation Method .......................................................................... 89
             Section 754 Election ......................................................................... 89
             Estimates of Relative Fair Market Values and Basis of Properties ............................. 90
             Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions ........... 90
             Alternative Minimum Tax ...................................................................... 90
             Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors .................... 90
      Disposition of Common Shares ........................................................................ 91
             Gain or Loss in General ...................................................................... 91
             Transferor/Transferee Allocations ............................................................ 92
             Constructive Termination or Dissolution of Partnership ....................................... 92
      Administrative Matters .............................................................................. 93
             Entity-Level Collections ..................................................................... 93
             Partnership Income Tax Information Returns and Partnership Audit Procedures .................. 93
             Information Return Filing Requirements ....................................................... 94
             Nominee Reporting ............................................................................ 94
             Registration as a Tax Shelter ................................................................ 95

STATE AND OTHER TAX CONSIDERATIONS ........................................................................ 96

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS ................................................................ 97

RESALE OF COMMON SHARES RECEIVED IN DISTRIBUTION .......................................................... 99

INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS ................................................. 100
      Indemnification of Our Officers and Directors ....................................................... 100
      Exculpation of Liability of Our Officers and Directors .............................................. 101

INDEPENDENT PUBLIC ACCOUNTANTS ............................................................................ 102

WHERE YOU CAN FIND MORE INFORMATION ....................................................................... 103

INDEX TO FINANCIAL STATEMENTS ............................................................................. F-1


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


                                     SUMMARY

         The following summarizes some of the information contained in this information statement. In addition to this summary, we urge you to read the entire information statement carefully, especially the risks of investing in our common shares discussed under "Risk Factors" and our financial statements. References to "we", "us" or "our" are to Kaneb Services LLC (after giving effect to the transactions contemplated in connection with the distribution), except where the context otherwise requires. References in this information statement to "Kaneb Services, Inc." include Kaneb Services, Inc. and its consolidated subsidiaries (other than us), except where the context otherwise requires.

OUR COMPANY

         We are a Delaware limited liability company engaged in the management and operation of Kaneb Pipe Line Partners, L.P.'s businesses, which are composed of the pipeline transportation of refined petroleum products and the terminaling of petroleum products and specialty liquids. We also directly provide wholesale fuel marketing services throughout the Great Lakes and Rocky Mountain regions and in California. Our pro forma revenues, pro forma net income and pro forma EBITDA increased to $570.8 million, $12.5 million and $94.6 million, respectively, in 2000 from $117.6 million and $61.5 million, respectively, in 1996. The growth in pro forma revenues, pro forma cash flows from operations and pro forma EBITDA over this period was attributable primarily to acquisitions by Kaneb Pipe Line Partners, particularly in its terminaling business. Kaneb Pipe Line Partners' terminaling business contributed approximately 21% of our pro forma revenues and 54% of our pro forma EBITDA in 2000, compared with 46% and 41%, respectively, in 1996. EBITDA means earnings before interest expense, income taxes, depreciation, depletion and amortization.

         Kaneb Pipe Line Partners' pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. Kaneb Pipe Line Partners owns a 2,090-mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550-mile pipeline system that extends through Wyoming, South Dakota and Colorado. Kaneb Pipe Line Partners' east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Its west pipeline serves Eastern Wyoming, Western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to Kaneb Pipe Line Partners' pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 2000, Kaneb Pipe Line Partners shipped approximately 17.8 billion barrel miles of refined petroleum products on its pipeline systems. Substantially all of Kaneb Pipe Line Partners' pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation.

         Kaneb Pipe Line Partners is the third largest independent liquids terminaling company in the United States. Its terminaling business is conducted through Support Terminal Services, Inc. and Support Terminals Operating Partnership, L.P., which are subsidiaries of Kaneb Pipe Line Partners and which operate under the trade name of ST Services. Its terminalling business consists of receiving, storing and delivering liquid petroleum products and specialty chemicals. ST Services and its predecessors have been in the terminaling business for more than 40 years. Kaneb Pipe Line Partners' total worldwide tankage capacity is approximately 38.3 million barrels. Since 1997, Kaneb Pipe Line Partners has acquired 14 domestic terminal facilities with an aggregate storage capacity of 15.5 million barrels. In the United States, it operates 42 facilities in 21 states and the District of Columbia. Kaneb Pipe Line Partners' five largest wholly owned terminal facilities in the U.S. are located in Piney Point, Maryland; Crockett, California; Martinez, California; Jacksonville, Florida; and Linden, New Jersey. Two of Kaneb Pipe Line Partners' largest terminals, Crockett and Martinez, California, were among the seven terminals it acquired when it purchased Shore Terminals LLC on January 3, 2001. It also owns a 50% interest in and manages a 3.9 million barrel petroleum terminal in Linden, New Jersey.

         In February 1999, Kaneb Pipe Line Partners acquired six terminals in the United Kingdom with an aggregate capacity of approximately 5.4 million barrels for (pound)22.6 million, which is approximately $37.2 million, plus transaction costs and the assumption of certain liabilities. Three of the U.K. terminals are located in England, two in Scotland and one in Northern Ireland. Kaneb Pipe Line Partners' U.S. and U.K. terminals provide storage on a fee basis for a wide variety of products from petroleum products to specialty chemicals to edible liquids.


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         Our strategy is to continue Kaneb Pipe Line Partners' growth through:

         o selective strategic acquisitions of pipelines and terminaling and storage facilities that complement its existing asset base and distribution capabilities or provide entry into new markets;

         o        improving the performance of its asset base; and

         o        expanding into related businesses.

         Consistent with this strategy, Kaneb Pipe Line Partners has made the following acquisitions during the last three years in its pipeline or terminal operations:

         o On March 12, 1998 Kaneb Pipe Line Partners acquired a 752,000 barrel petroleum terminal in the Chicago area for approximately $5.7 million. This acquisition gave Kaneb Pipe Line Partners its first entry into the Chicago area market.

         o On September 1, 1998 Kaneb Pipe Line Partners acquired for approximately $7 million a terminal in Vancouver, Washington that has three distinct operations: liquid chemical storage, dry bulk fertilizer storage and a bottling and packaging operation. This terminal is unique to Kaneb Pipe Line Partners because the purchase of this terminal allowed Kaneb Pipe Line Partners to add two new lines of business - dry bulk storage and packaging. In the dry bulk operation, fertilizer unloaded from ships is transported to Kaneb Pipe Line Partners' warehouses by Port of Vancouver personnel. It then ships product by rail or truck to agricultural cooperatives or other large customers. The bottling operation consists of mixing and packaging antifreeze/coolant for brand and private label customers.

         o On October 30, 1998, Kaneb Pipe Line Partners acquired a 50% interest in, and became manager of, a 3.9 million barrel petroleum terminal at Linden, New Jersey for approximately $20.5 million plus transaction costs. Northville Industries Corporation continues to own the remaining 50% interest and remains a major storage customer. This acquisition gives Kaneb Pipe Line Partners a presence in the New York Harbor market.

         o On December 30, 1998, Kaneb Pipe Line Partners acquired a 175-mile pipeline from Amoco Oil Company for approximately $8 million. This line originates at Council Bluffs, Iowa and connects with Kaneb Pipe Line Partners' east pipeline at Sioux Falls, South Dakota. The acquisition also included a truck loading terminal in Sioux Falls. We believe that, by connecting Kaneb Pipe Line Partners' existing system to the Sioux Falls terminal and opening up that terminal for third-party storage, Kaneb Pipe Line Partners can make significant inroads into this Midwestern market.

         o On December 31, 1998, Kaneb Pipe Line Partners purchased a 203-mile pipeline that extends from Geneva, Nebraska to North Platte, Nebraska for approximately $5.1 million. This pipeline, which it had previously operated under lease since 1981, serves Kaneb Pipe Line Partners' connection to the Union Pacific Rail Yard at North Platte and its own terminal at North Platte. The purchase will save Kaneb Pipe Line Partners approximately $2.5 million per year in lease payments.

         o Kaneb Pipe Line Partners expanded its terminaling operations internationally when, on February 1, 1999, it acquired six liquids terminals in the United Kingdom for (pound)22.6 million, which is approximately $37.2 million, plus transaction costs and the assumption of certain liabilities. Four of these terminals are primarily petroleum terminals, one is a large chemicals and specialty products terminal, and the sixth is a molten sulfur terminal. These terminals have a total storage capacity of approximately 5.5 million barrels.

         o On October 30, 1999, Kaneb Pipe Line Partners acquired 30 tanks located at terminals in Philadelphia, Pennsylvania and Salisbury, Maryland from a subsidiary of Maritrans, Inc. for approximately $10 million. These terminals have a total storage capacity of approximately 2.6 million barrels.

         o On September 6, 2000, Kaneb Pipe Line Partners acquired an 18-tank terminal located in Paulsboro, New Jersey with a total storage capacity of 1.6 million barrels from GATX Terminals Corporation for $12 million.

         o On January 3, 2001, Kaneb Pipe Line Partners acquired Shore Terminals LLC for approximately $107 million in cash and 1,975,090 limited partner units of Kaneb Pipe Line Partners. Shore Terminals owns seven terminals, four in California (three in the San Francisco Bay area and one in Los Angeles) and one each in Tacoma, Washington, Portland, Oregon and Reno, Nevada, with a total storage capacity of 7.8 million barrels. All of the terminals handle petroleum products and, with the exception of the Nevada terminal, have deep water access. The acquisition significantly increases ST Services' presence on the West Coast.

We are continually evaluating new acquisition opportunities for Kaneb Pipe Line Partners. Our first preference is to acquire pipeline assets that are contiguous with Kaneb Pipe Line Partners' existing pipeline system and acquisitions of terminal and storage facilities that are adjacent to its existing terminals or pipelines. Kaneb Pipe Line Partners can normally absorb these acquisitions with little or no incremental operating expense. Since 1991, Kaneb Pipe Line Partners has made 10 acquisitions of this type. We also pursue acquisitions that allow Kaneb Pipe Line Partners to expand its operations into new markets or related businesses.

         Recent Development

         On January 3, 2001, Kaneb Pipe Line Partners completed the acquisition of Shore Terminals LLC. The purchase price was approximately $107,000,000 in cash and 1,975,090 limited partner units of Kaneb Pipe Line Partners. Financing for the cash portion of the purchase price was supplied under a new $275,000,000 unsecured revolving credit with a bank group headed by SunTrust Bank. Prior to closing the Shore transaction, proceeds from the facility were used to repay all of Kaneb Pipe Line Partners' existing domestic bank debt and private placement notes, resulting in the release of all security interests in its properties.

         Products Marketing

         In March 1998, we entered the products marketing business through an acquisition by Martin Oil Corporation LLC, which is one of our wholly owned subsidiaries. For over 40 years, this operation and its predecessors have engaged in the business of acquiring quantities of motor fuels and reselling them to wholesale customers in smaller lots at truck racks located in terminal storage facilities along pipelines primarily located throughout California, Colorado, Illinois, Indiana, Ohio, Wisconsin and Wyoming. This business does not involve ownership of any retail outlets, pipelines or terminals. For the year ended December 31, 2000, the product marketing segment's revenues and operating income were $381.2 million and $2.5 million, respectively.

         Sources of Cash Available for Distribution to our Shareholders

         Our primary source of cash available for distribution to our shareholders will be cash distributions that we receive from Kaneb Pipe Line Partners. Kaneb Pipe Line Company, our wholly owned subsidiary, owns the general partner interest and 5.1 million limited partner units in Kaneb Pipe Line Partners. Cash distributions paid on these interests with respect to the four quarters ended December 31, 2000 aggregated $16.5 million. We may also receive cash dividends from our motor fuels marketing business that generated approximately $2.5 million in EBITDA for the year ended December 31, 2000.

         Principal Executive Offices

         Our principal executive offices are located at 2435 N. Central Expressway, Richardson, Texas 75080. Our telephone number is (972) 699-4000. We were formed as a limited liability company under the laws of the State of Delaware in April 2001.

THE DISTRIBUTION


         On June 29, 2001, which is the distribution date, Kaneb Services, Inc. will distribute to the holders of its common stock one of our common shares for each three shares of Kaneb Services, Inc. common stock that such holders own on June 20, 2001, which is the record date for the distribution. As a result of the distribution, we will be a separate public company and will continue to own and operate our businesses. The common shares distributed by Kaneb Services, Inc. will constitute all of our issued and outstanding common shares on the distribution date, and Kaneb Services, Inc. will no longer have any ownership interest in us after the distribution date.


         No holder of Kaneb Services, Inc. common stock will be required to pay any cash or other consideration, or to surrender or exchange shares of Kaneb Services, Inc. common stock, to receive common shares distributed in the distribution. The distribution will not affect the number of outstanding shares of Kaneb Services, Inc. common stock or any rights of Kaneb Services, Inc. stockholders.


         The New York Stock Exchange has approved the listing of the our common shares under the ticker symbol "KSL".


         This distribution will be taxable to the holders of Kaneb Services, Inc. common stock. We strongly urge you

         o to read "The Distribution - Federal Income Tax Consequences of the Distribution"; and

         o to consult with your tax advisor regarding the potential federal income tax impact that the distribution may have on your holdings of Kaneb Services, Inc. common stock.

         We have agreed with Kaneb Services, Inc. to pay all of the expenses incurred by us and pay Kaneb Services, Inc. an amount equal to expenses incurred by it in connection with the distribution. These expenses include approximately $6.1 million in expenses that Kaneb Services, Inc. has incurred in connection with its redemption of its Adjustable Rate Cumulative Class A Preferred Stock and approximately $1.4 million in legal and professional and other expenses, and corporate level taxes, that will be incurred in connection with our prior operations and the distribution. The amount of corporate level taxes to be incurred depends in part upon the market value of our common shares on the distribution date and will not be determinable until the distribution occurs. We currently anticipate requiring approximately $18 million to $28 million, depending on the amount of tax expenses incurred in connection with the distribution, of external financing in the next twelve months to fund costs and expenses in connection with the planned distribution. We intend to enter into a revolving credit facility with third-party financial institutions. We have not yet finalized the amount of the credit facility, but do not expect the amount to exceed $60 million.

         The distribution is subject to numerous conditions and may be abandoned, deferred or modified at any time by Kaneb Services, Inc., in its sole discretion, before the distribution date.


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


ANSWERS TO CERTAIN QUESTIONS REGARDING THE DISTRIBUTION

         The following answers certain questions you may have regarding the distribution. We encourage you to read this information statement carefully and completely.

 Q:       WHAT IS THE DISTRIBUTION?


 A: We are currently a wholly owned subsidiary of Kaneb Services, Inc. At the close of business on or about June 29, 2001, Kaneb Services, Inc. will distribute all of our common shares then held by Kaneb Services, Inc. on that date to the Kaneb Services, Inc. stockholders as a non-cash distribution, resulting in us becoming an independent, publicly owned company.


 Q:       WHO WILL RECEIVE YOUR COMMON SHARES IN THE DISTRIBUTION?


 A: Holders of Kaneb Services, Inc. common stock as of the close of business on June 20, 2001 will receive our common shares in the distribution.


 Q:       WILL YOU PAY CASH DISTRIBUTIONS ON YOUR COMMON SHARES?

 A: Yes. Our company agreement requires us to distribute quarterly all of our Available Cash. We estimate that we will have sufficient Available Cash to allow us to distribute approximately $0.30 per common share per quarter at least through 2002. See "Cash Distribution Policy" and "Cash Available for Distribution".

 Q:       WHEN WILL I RECEIVE YOUR FIRST CASH DISTRIBUTION?

 A: We will pay our first quarterly cash distribution in November, 2001, which will be our regular quarterly cash distribution with respect to the third fiscal quarter of 2001. For information regarding our cash distributions, see "Cash Distribution Policy".

 Q:       WHEN WILL THE DISTRIBUTION OF OUR COMMON SHARES OCCUR?


 A:       The distribution will occur on or about June 29, 2001.


 Q:       HOW MANY OF YOUR COMMON SHARES WILL I RECEIVE?

 A: You will receive one share of our common shares for each three shares of Kaneb Services, Inc. common stock that you hold as of the close of business on the record date. Kaneb Services, Inc. will distribute approximately 10.8 million of our common shares (based on the number of shares of Kaneb Services, Inc. common stock outstanding on the record date).

 Q:       WILL ANY FRACTIONAL SHARES BE DISTRIBUTED?

 A: We will not distribute any fractional shares. Fractional shares otherwise distributable to the Kaneb Services, Inc. stockholders will be aggregated and sold in the public market by the distribution agent, which is American Stock Transfer and Trust. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have received the fractional interests. See "The Distribution -- Manner of Effecting the Distribution''.

 Q:       WHO WILL OWN YOUR OUTSTANDING COMMON SHARES AFTER THE DISTRIBUTION?

 A: Immediately after the distribution, the ownership of our common shares will be substantially similar to the ownership of Kaneb Services, Inc. common stock on the record date.

 Q:       WHEN WILL I RECEIVE CERTIFICATES EVIDENCING MY COMMON SHARES?

 A: On the distribution date, Kaneb Services, Inc. will deliver certificates representing our common shares to the distribution agent for distribution. The distribution agent will mail certificates representing our common shares to holders of Kaneb Services, Inc. common stock as soon as practical. See "The Distribution -- Manner of Effecting the Distribution".

 Q:       WHO IS THE DISTRIBUTION AGENT?

 A:       American Stock Transfer & Trust Company.

 Q:       SHOULD I SEND YOU MY KANEB SERVICES, INC. STOCK CERTIFICATES FOR
          EXCHANGE?

 A: No. Holders of Kaneb Services, Inc. common stock should not send any stock certificates to Kaneb Services, Inc., the distribution agent or us. See "The Distribution-- Manner of Effecting the Distribution".

 Q: WILL THERE BE A TRADING MARKET FOR YOUR COMMON SHARES AFTER THE DISTRIBUTION? WILL YOU HAVE A TRADING SYMBOL?


 A: The New York Stock Exchange has approved the listing of our common shares under the symbol "KSL".


 Q:       WHY IS KANEB SERVICES, INC. DISTRIBUTING YOUR COMMON SHARES?

 A: Kaneb Services, Inc. is distributing our common shares to unlock the value for its stockholders represented by our businesses and to enable the securities markets and respective management teams of the companies to focus more specifically on the different business strategies and investment characteristics represented by the two companies. See "The Distribution-- Reasons for the Distribution".

 Q: WHY WERE WE FORMED AS A LIMITED LIABILITY COMPANY INSTEAD OF A REGULAR CORPORATION?

 A: As a limited liability company, we will be classified as a partnership and not a corporation for Federal income tax purposes. The limited liability company form will be more tax efficient for our shareholders because no federal income tax will be payable by us. Instead the holders of our common shares will be taxable on our income, which we project to be less than our cash distributions for the foreseeable future (although under some circumstances it could exceed cash distributions).

 Q:       WHAT WILL BE THE BUSINESS OF KANEB SERVICES, INC. AFTER THE
          DISTRIBUTION?

 A: After the distribution, Kaneb Services, Inc. will continue to own and operate its technical services businesses and its information technology services businesses. Kaneb Services, Inc.'s technical services include under pressure leak sealing, on-site machining, valve testing and repair and other engineering products and services, primarily to electric power generating plants, petroleum refineries and other process industries in Continental Europe, North America, Latin America and Asia-Pacific. Kaneb Services, Inc.'s information technology services provide, among other functions, consulting services and computer hardware to federal and state governmental agencies and private sector customers, provide consulting services to hospitals and hospital networks implementing telemedicine systems and enable financial institutions to monitor the insurance coverage of their loan collateral. Kaneb Services, Inc. anticipates that it will change its name to Xanser Corporation at some time after the distribution.

 Q:       MAY KANEB SERVICES, INC. ABANDON THE DISTRIBUTION?

 A: Yes. Kaneb Services, Inc. may abandon the distribution for any reason at any time before it is effected. See "The Distribution -- Conditions; Termination".

 Q:       WILL I BE TAXED ON YOUR COMMON SHARES THAT I RECEIVE IN THE
          DISTRIBUTION?

 A: Unlike a dividend taxable at the rate for ordinary income, the distribution of the common shares will be taxable at the capital gains rate to individual stockholders. The taxable gain will be the difference between the market value of a common share on the distribution date less an allocated portion of the stockholder's basis in his Kaneb Services, Inc. common stock. The taxable gain will be "long-term" if the Kaneb Services, Inc. common stock has been held for more than twelve months, and "short-term" if not. Long-term capital gain is taxable at a maximum rate of 20%; short-term gain is taxable at the ordinary income rate. In the case of corporate stockholders the distribution will be an ordinary dividend. A recipient's new basis in our common shares, which will be their market value on the distribution date, increased by certain of our liabilities, will be reflected as depreciation that may be used in the future to offset a portion of our ordinary income allocated to our shareholders. See "Tax Consequences of Ownership of Our Common Shares".

 Q:       WILL KANEB SERVICES, INC. BE TAXED ON THE DISTRIBUTION?

 A: The distribution of our common shares will produce a taxable gain to Kaneb Services, Inc. Kaneb Services, Inc. will use all of its remaining net operating loss carryforwards to offset as much of that taxable gain as possible. See "The Distribution -- Federal Income Tax Consequences of the Distribution".

 Q: WHAT WILL BE THE RELATIONSHIP BETWEEN KANEB SERVICES, INC. AND YOU AFTER THE DISTRIBUTION?

 A: Kaneb Services, Inc. will not own any of our common shares or other member interests after the distribution. Before the distribution, Kaneb Services, Inc. and we will enter into agreements with respect to relationships and transactions between Kaneb Services, Inc. and us after the distribution. These agreements include:

          o Distribution Agreement, providing for, among other things, (1) the distribution, (2) the terms and conditions of the distribution, (3) the allocation of insurance premiums and other related costs, (4) our payment to Kaneb Services, Inc. of the regular quarterly cash distribution with respect to the second fiscal quarter of 2001 that we expect to receive from Kaneb Pipe Line Partners and Kaneb Pipe Line Operating Partnership, (5) the allocation between Kaneb Services, Inc. and us of tax liabilities that relate to periods before and after the distribution date, including taxes payable on transactions relating to the distribution and (5) the material indemnification provisions.

          o Employee Benefits Agreement, pursuant to which (1) we will create independent pension and other employee benefit plans that are substantially similar to those of Kaneb Services, Inc. and (2) will assume liabilities under Kaneb Services, Inc.'s existing benefit plans to the extent that they cover persons who are employed by us or by one of our subsidiaries after the distribution.

          o Administrative Services Agreement, pursuant to which Kaneb Services, Inc. will provide us with general corporate and business services.

          o Line of Credit, pursuant to which we will extend to Kaneb Services, Inc. a revolving credit facility under which Kaneb Services, Inc. may borrow up to $25 million from us.

 Q: WILL KANEB SERVICES, INC. AND YOU HAVE ANY COMMON DIRECTORS OR OFFICERS? HOW WILL CONFLICTS OF INTEREST BE AVOIDED?

 A: Since we and Kaneb Services, Inc. will be in unrelated businesses, we do not anticipate that there will be any material transactions between us other than those referred to in the immediately preceding question and answer. However, Kaneb Services, Inc. and we have adopted appropriate policies and procedures pursuant to which each of us will maintain at least one director who is not a director of the other and any interested transaction between the companies must be approved by those independent directors. Both we and Kaneb Services, Inc. intend to add one such independent director as soon as practicable following the distribution.

 Q: WHAT ELSE SHOULD I BE CONCERNED ABOUT WITH RESPECT TO THE DISTRIBUTION AND HOLDING AN INVESTMENT IN YOU?

 A: You should read this entire information statement carefully. You should read the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements" in evaluating whether and for how long you should retain an investment in the shares of our common shares that you receive in the distribution.

                                  RISK FACTORS

      In addition to the other information contained in this information statement, you should carefully consider the following information.

RISK FACTORS RELATING TO THE DISTRIBUTION

      The distribution of common shares will be taxable.

      Special tax counsel to Kaneb Services, Inc. has expressed the opinion that the distribution should be treated for federal income tax purposes by individual stockholders as the sale of a portion of each share of Kaneb Services, Inc. common stock. Accordingly, a Kaneb Services, Inc. individual stockholder will recognize taxable income equal to the excess of the value of common shares he receives over an allocable portion of the basis of his Kaneb Services, Inc. common stock. Such income would be capital gain taxable at a favorable rate if the Kaneb Services, Inc. common stock has been held for more than 12 months as a capital asset. Otherwise, it would be taxable as ordinary income. Opinions of counsel are not binding on the Internal Revenue Service, which could assert that the distribution is not a sale of Kaneb Services, Inc. stock but rather is a dividend, which it will be in any case for corporate stockholders. If so treated each Kaneb Services, Inc. stockholder would recognize ordinary income equal to the value of the common shares received. For a discussion of the federal income tax consequences of the distribution of our common shares, see "The Distribution--Federal Income Tax Consequences of the Distribution."

      We have no history operating as an independent company. We may incur greater costs as a stand-alone company, and that may cause our profitability to decline.

      Until the distribution, our businesses will have been operated by Kaneb Services, Inc. as a segment of its broader corporate organization rather than as a stand-alone company. Because we have never been operated as an independent company, we cannot assure you that we will be able to successfully implement the changes necessary to operate independently or that we will not incur additional costs operating independently that will cause our profitability and cash flow to decline.

      Our historical financial information may not be representative of our results as a separate company and, therefore, may not be reliable as an indicator of our historical or future results.

      The historical financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented or what our results of operation, financial position and cash flows will be in the future. Our combined financial statements reflect allocations of costs for services provided to us by Kaneb Services, Inc., which management believes approximate the costs we would incur for similar services as a stand-alone company. For additional information about our past financial performance and the basis of presentation of our combined financial statements, please see "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes thereto included elsewhere in this information statement.

      The terms of the distribution and the related transactions were determined solely by Kaneb Services, Inc.

      The terms of the agreements between Kaneb Services, Inc. and us were not negotiated on an arm's length basis and were determined by Kaneb Services, Inc. as our sole shareholder. As a result, the terms of those agreements, in particular the distribution agreement and the administrative services agreement, may not reflect the terms that would have been provided to us from an unrelated third party. Kaneb Services, Inc. as our sole shareholder has ratified the terms of these agreements, and we have acknowledged that the agreements constitute our valid obligations.

      There has been no trading market for our common shares.


      We cannot predict the prices at which our common shares will trade after the distribution. A large number of holders of our common shares may sell their shares shortly after the distribution due to the investment objectives and requirements of those holders. Until our common shares are fully distributed and an orderly market develops, we believe the prices at which our common shares will trade may fluctuate significantly. The trading price of our common shares will be influenced by a variety of factors, including our operating results, the liquidity of the market for our common shares, investor perception of us, the industry in which we operate and general economic and market conditions. See "The Distribution -- Listing and Trading of the Our Common Shares".


      The distribution may adversely affect the aggregate value of your investment in our common shares and Kaneb Services, Inc. common stock.

      Following the distribution, the aggregate market value of our common shares and Kaneb Services, Inc. common stock will not necessarily correspond to the aggregate market value prices of Kaneb Services, Inc.'s common stock before the distribution. The combined aggregate market value of our common shares and Kaneb Services, Inc. common stock after the distribution may be less than the aggregate market value of Kaneb Services, Inc. common stock immediately before the distribution. See "The Distribution -- Listing and Trading of the Our Common Shares".

      Since we have agreed with Kaneb Services, Inc. that we will pay all expenses incurred by us and pay Kaneb Services, Inc. an amount equal to expenses incurred by it in connection with the distribution, the payment of these expenses may affect the amounts that we can distribute to our shareholders and may materially adversely affect our financial condition.

      We have agreed with Kaneb Services, Inc. to pay all of the expenses incurred by us and pay Kaneb Services, Inc. an amount equal to expenses incurred by it in connection with the distribution, including liabilities incurred as a result of the distribution being taxable to Kaneb Services, Inc. We cannot assure you that the expenses associated with the distribution will not exceed the amounts that we have anticipated. If the expenses exceed our estimates or if we have difficulties in funding the expenses, our financial condition may be materially and adversely affected, and our ability to make quarterly cash distributions may be impaired. For information regarding these expenses, how much we anticipate these expenses being and our plans on how we will fund the payment of these expenses, see "The Distribution - Expenses of the Distribution".

RISKS INHERENT IN OUR BUSINESS

      The rates that we are permitted to charge may be limited by FERC regulations and competition.

      The Federal Energy Regulatory Commission ("FERC"), pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. The FERC may require Kaneb Pipe Line Partners to reduce the rates that it charges and this may limit Kaneb Pipe Line Partners' ability to set rates based on its true costs or may delay the use of rates that reflect increased costs. If this occurs, it could adversely affect Kaneb Pipe Line Partners. Competition constrains Kaneb Pipe Line Partners' rates in all of its markets. As a result, Kaneb Pipe Line Partners may from time to time be forced to reduce some of its rates to remain competitive. For more information regarding the FERC's regulation of Kaneb Pipe Line Partners' rates, see "Our Business - Kaneb Pipe Line Partners' Pipeline and Storage Businesses - Regulation". For more information regarding how competition affects Kaneb Pipe Line Partners' ability to set rates, see "Our Business - Kaneb Pipe Line Partners' Pipeline and Storage Businesses - Products Pipeline Business - Competition and Business Considerations".

      Uncertainties in calculating cost of service for rate-making purposes.

      In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. If we were to become involved in a contested rate proceeding, this issue could be raised by an adverse party in that proceeding. Disallowance of the income tax allowance in the cost of service of Kaneb Pipe Line Partners' pipelines would adversely affect the distributions that we receive from it and could thus reduce cash distributions to our shareholders.

      Competition could adversely affect our operating results.

      Competitive conditions sometimes require that Kaneb Pipe Line Partners' pipelines file individual rates that are less than the maximum permitted by law to avoid losing business to competitors. Kaneb Pipe Line Partners' east pipeline's major competitor is an independent regulated common carrier pipeline system owned by The Williams Companies, Inc. Williams' pipeline operates approximately 100 miles east of and parallel to Kaneb Pipe Line Partners' east pipeline. This competing pipeline system is substantially more extensive than Kaneb Pipe Line Partners' east pipeline. Fifteen of Kaneb Pipe Line Partners' sixteen delivery terminals on its east pipeline directly compete with Williams' terminals. Williams and its affiliates have capital and financial resources substantially greater than ours and Kaneb Pipe Line Partners' capital and financial resources.

      Kaneb Pipe Line Partners' west pipeline competes with the truck loading facilities of refineries in Denver, Colorado, and Cheyenne, Wyoming and the Denver terminals of the Chase Pipeline Company and Phillips Petroleum Company. The Ultramar Diamond Shamrock terminals in Denver and Colorado Springs that connect to an Ultramar Diamond Shamrock pipeline from their Texas Panhandle refinery are major competitors to Kaneb Pipe Line Partners' west pipeline's Denver and Fountain terminals.

      The independent liquids terminaling industry is fragmented and includes both large, well-financed companies that own many terminal locations and small companies that may own a single terminal location. Several companies that offer liquids terminaling facilities have significantly more capacity than Kaneb Pipe Line Partners' liquid terminaling facilities, particularly those used primarily for petroleum-related products. Kaneb Pipe Line Partners also faces competition from prospective customers that have their own terminal facilities.

      Reduced demand could affect shipments on the pipelines.

      The products pipeline business depends in large part on the demand for refined petroleum products in the markets served by Kaneb Pipe Line Partners' pipelines. Reductions in that demand adversely affects Kaneb Pipe Line Partners' pipeline business. Most of the refined petroleum products delivered through Kaneb Pipe Line Partners' east pipeline are ultimately used as fuel for railroads or in agricultural operations. Agricultural operations include fuel for farm equipment, irrigation systems, trucks transporting crops and crop drying facilities. Weather conditions in the geographic areas served by Kaneb Pipe Line Partners' east pipeline affect the demand for refined petroleum products for agricultural use and the relative mix of products required. Periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment. Although the demand for fuel for irrigation systems often increases during those times, the increase may not be sufficient to offset the reduced demand for refined petroleum products for agricultural use. Governmental agricultural policies and crop prices also affect the agricultural sector. Governmental policies or crop prices that result in reduced farming operations in the markets that Kaneb Pipe Line Partners serves could indirectly reduce the demand for refined petroleum products in those markets.

      Governmental regulation, technological advances in fuel economy, energy generation devices and future fuel conservation measures could reduce the demand for refined petroleum products in the market areas that Kaneb Pipe Line Partners serves.

      Risk of environmental costs and liabilities.

      Kaneb Pipe Line Partners' operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe that Kaneb Pipe Line Partners' operations comply with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline operations and terminaling operations. We cannot assure you that Kaneb Pipe Line Partners will not incur substantial costs and liabilities. Kaneb Pipe Line Partners currently owns or leases, and has in the past owned or leased, many properties that have been used for many years to terminal or store petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites that Kaneb Pipe Line Partners operates are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to Kaneb Pipe Line Partners'. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

RISKS RELATED TO LITIGATION

      Grace Litigation

      Some of Kaneb Pipe Line Partners' subsidiaries were sued in a Texas state court in 1997 by Grace Energy Corporation ("Grace"), the entity from which Kaneb Pipe Line Partners acquired ST Services in 1993. The lawsuit involves environmental response and remediation allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. These subsidiaries have consistently maintained that they do not own and never did own the pipeline that caused the jet fuel leaks. The court has entered judgment under which Kaneb Pipe Line Partners' subsidiaries have no obligation to reimburse Grace for the approximately $3.5 million it has incurred. These subsidiaries and Grace have appealed the judgment. The United States Government has expressed an interest in the remediation of these spill areas and has already incurred some costs in connection with this remediation. Although Kaneb Pipe Line Partners believes that its subsidiaries are not responsible under the applicable federal statutes for the remediation of these spill areas, Kaneb Pipe Line Partners' subsidiaries have voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline.

      If Grace is successful in reversing the judgment that it take nothing on its claim or if the subsidiaries involved in the Grace litigation are required by the United States Government to pay the costs associated with the remediation of these spill areas, then these subsidiaries may be required to make substantial payments, which could adversely affect Kaneb Pipe Line Partners' financial condition, which, in turn, could affect the amount of cash distributions that we receive from Kaneb Pipe Line Partners. For a more thorough discussion regarding the Grace litigation and the Unites States Government's involvement in the spill areas, see "Our Business - Litigation - Grace Litigation".

      PEPCO Pipeline Rupture Litigation

      On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (PEPCO) ruptured. The pipeline was operated by a partnership of which ST Services is general partner. In connection with this pipeline rupture, ST Services (1) incurred and will continue to incur costs associated with the cleanup of the rupture, (2) has been named in class action law suits by property and/or business owners alleging damages against PEPCO and ST Services, (3) agreed with the State of Maryland to pay the costs of assessing natural resources damages under the federal Oil Pollution Act and (4) along with PEPCO, has been issued a Notice of Proposed Violation alleging violations over several years of pipeline safety regulations, which proposed a civil penalty of $674,000. Kaneb Pipe Line Partners cannot predict the amounts that ST Services will ultimately be required to pay in connection with the pipeline rupture, but it believes that such amounts will be covered by insurance and will not materially affect Kaneb Pipe Line Partners' financial condition. But we cannot assure you that such amounts will be covered by insurance and, if not, that the related costs may materially affect Kaneb Pipe Line Partners' financial condition. For a more thorough discussion regarding the PEPCO pipeline rupture, see "Our Business - Litigation - PEPCO Pipeline Rupture Litigation".

RISKS RELATED TO OUR TAXATION AS A PARTNERSHIP

      Certain favorable aspects of owning our common shares depend on our status as a partnership.

      The availability to a holder of our common shares of the federal income tax benefits of an investment in our common shares depends in large part on the classification of us and Kaneb Pipe Line Partners as partnerships for federal income tax purposes. Our special tax counsel has rendered its opinion that, under current law and regulations, we will be classified as a partnership for federal income tax purposes immediately after the distribution. Such opinion is based on factual representations made by us which, if wrong, could result in our being classified as a corporation for federal income tax purposes. Our special tax counsel has not opined on the classification of Kaneb Pipe Line Partners but has assumed, based on our representation, that it is a partnership for federal income tax purposes. For a more complete discussion of the federal and state income tax consequences of our classification as a partnership, see "Tax Consequences of Ownership of Common Shares."

      There are limitations on the deductibility of losses.

      Any losses we generate will be available to holders of our common shares who are subject to the passive activity loss limitations of Section 469 of the Internal Revenue Code (e.g., individuals) only to offset future income we generate. Holders of our common shares cannot use our losses to offset their income from other passive activities or any other source. A holder of our common shares may deduct losses from us that are not deductible because of the passive loss limitations when the holder of our common shares disposes of all of the common shares he owns in a fully taxable transaction with an unrelated party.

      There is a risk of challenge to some of our allocation provisions and depreciation conventions.

      Because we cannot match transferors and transferees of our common shares, we must attempt to maintain uniformity of their economic and tax characteristics. This uniformity is often called "fungibility" of common shares. To do this, we have adopted and will continue to adopt tax accounting conventions relating to the allocation of deductions, gain or loss on contributed assets ("Section 704(c) allocations") and to the additional depreciation and amortization available to holders of our common shares as a result of our section 754 election ("Section 743(b) conventions") that do not conform with all aspects of the applicable regulations of the United States Department of the Treasury.

      Our special tax counsel is unable to opine that the Section 704(c) allocations and Section 743(b) conventions that we have adopted will be given effect for federal income tax purposes. If the Internal Revenue Service were successful in challenging these allocations or conventions, uniformity could be affected. A lack of uniformity could substantially diminish our compliance with several federal income tax requirements, both statutory and regulatory. In addition, non-uniformity could have a negative impact on the ability of a holder of our common shares to dispose of the common shares he owns.

      The tax liability of a holder of our common shares could exceed cash distributions on the common shares he owns.

      Since we are not a taxable entity and incur no federal income tax liability, a holder of our common shares must pay federal income tax and, if applicable, state and local income taxes on his allocable share of our income, whether or not he receives cash distributions from us. We cannot assure you that holders of our common shares will receive cash distributions equal to their allocable share of taxable income from us. Further, on the sale or other disposition of our common shares, a holder of our common shares may incur tax liability greater than the amount of cash he receives. To the extent that the tax liability of a holder of our common shares exceeds the amount distributed to him or the amount he receives on the sale or other disposition of the common shares he owns, he will incur an out-of-pocket cost.

      Ownership of our common shares raises issues for tax-exempt organizations and employee benefit plans.

      Substantially all of the gross income attributable to an investment in our common shares by tax-exempt entities, such as individual retirement accounts, Keogh and other retirement plans, will constitute unrelated business taxable income to these entities. An investment in our common shares, therefore, may not be suitable for tax-exempt entities because virtually all of the taxable income such an organization derives from the ownership of our common shares will be unrelated business taxable income and thus will be taxable to such a holder. An investment in our common shares also may not be suitable for regulated investment companies and foreign investors because we do not anticipate that any significant amount of our gross income will be qualifying income for regulated investment companies and for other reasons discussed in "Tax Consequences of Ownership of Common Shares--Tax Treatment of Operations--Tax Exempt Entities, Regulated Investment Companies and Foreign Investors."

                                  THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

      The board of directors of Kaneb Services, Inc. has determined that the distribution is in the best interests of Kaneb Services, Inc. and its stockholders. The separation of Kaneb Services, Inc.'s business into two separate public companies is intended to unlock the value of our businesses for Kaneb Services, Inc.'s stockholders.

      The distribution will allow Kaneb Services, Inc. to focus more specifically on its strategy of growth in technology and technical services, which will no longer be overshadowed by a perception that Kaneb Services, Inc. is primarily an energy company. The distribution is also intended to correct the perception that Kaneb Services, Inc. is over-leveraged as a result of the inclusion of the debt of Kaneb Pipe Line Partners on the balance sheet of Kaneb Services, Inc.

      The distribution will result in two separate securities with different investment characteristics. Our common shares, which will be treated as partnership interests for federal income tax purposes, are characterized by stable cash flow, predictable cash distributions from year to year and a history of growth in our asset base. Kaneb Services, Inc. will be focused on growing its technology services businesses from its base of $127.6 million in revenues for the year ended December 31, 2000.

DISTRIBUTION AGENT

      The distribution agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

MANNER OF EFFECTING THE DISTRIBUTION

      The general terms and conditions relating to the distribution are set forth in the distribution agreement that we entered into with Kaneb Services, Inc.

      Kaneb Services, Inc. will effect the distribution on the distribution date by delivering certificates evidencing shares of our common shares to the distribution agent for distribution to holders of record of Kaneb Services, Inc. common stock as of the close of business on the record date. The distribution will be made on the basis of one share of our common shares for each three shares of Kaneb Services, Inc. common stock outstanding as of the close of business on the record date. The total number of shares of our common shares to be distributed will depend on the number of shares of Kaneb Services, Inc. common stock outstanding on the record date. The shares of our common shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See "Our Company Agreement and Common Shares".

      THE DISTRIBUTION AGENT WILL MAIL CERTIFICATES REPRESENTING SHARES OF OUR COMMON SHARES TO KANEB SERVICES, INC. STOCKHOLDERS AS SOON AS PRACTICAL AFTER THE DISTRIBUTION DATE. HOLDERS OF KANEB SERVICES, INC. COMMON STOCK SHOULD NOT SEND CERTIFICATES TO US, KANEB SERVICES, INC. OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF OUR COMMON SHARES AS SOON AS PRACTICAL AFTER THE DISTRIBUTION DATE. KANEB SERVICES, INC. STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF KANEB SERVICES, INC. COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THOSE CERTIFICATES.

      No holder of Kaneb Services, Inc. common stock will be required to pay any cash or other consideration for the common shares received in the distribution or to surrender or exchange shares of Kaneb Services, Inc. common stock to receive shares of our common shares. However, the distribution will result in the permanent exit by Kaneb Services, Inc. from our lines of business and Kaneb Services, Inc.'s common stock will no longer reflect any interest in such lines of business. No fractional shares of our common shares will be issued in the distribution. Any fractional common shares otherwise issuable will be aggregated and sold in the public market by the distribution agent and the proceeds will be distributed ratably to those stockholders who would otherwise have received fractional interests.

RESULTS OF THE DISTRIBUTION

      As a result of the distribution, we will be a separate public company after the distribution and will continue to own and operate our businesses. The number and identity of the holders of our common shares immediately after the distribution will be substantially the same as the number and identity of the holders of Kaneb Services, Inc. common stock on the record date. Immediately after the distribution, we expect that there will be approximately 4,500 holders of record of our common shares and approximately 10.8 million of our common shares outstanding.

      The distribution will result in a contraction of the business conducted by Kaneb Services, Inc., but will not affect the number of outstanding shares of Kaneb Services, Inc. common stock or any rights of Kaneb Services, Inc. stockholders. For certain information regarding the options to purchase our common shares that will be outstanding after the distribution see "Relationship Between Kaneb Services, Inc. and Us After the Distribution -- Employment Matters; Treatment of Outstanding Stock Options and Restricted Stock".

LISTING AND TRADING OF OUR COMMON SHARES.


      The New York Stock Exchange has approved the listing of our common shares under the ticker symbol "KSL".



      We cannot predict the prices at which our common shares will trade after the distribution. A large number of holders of our common shares may sell their shares shortly following the distribution due to their investment objectives and requirements. Until our common shares are fully distributed and an orderly market develops, we believe the prices at which our common shares will trade will fluctuate significantly. The trading price of our common shares will be influenced by a variety of factors, including operating results, the depth and liquidity of the market for our common shares, how the investment community perceives us, the industry in which we operate and general and economic market conditions.


FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      This summary was prepared by Baker Botts, L.L.P., special tax counsel to Kaneb Services, Inc. and, through the distribution date of our common shares, to us. Unless otherwise stated, conclusions of federal income tax law expressed in this discussion reflect the opinion of such counsel, subject to the qualifications that are described in the discussion. Opinions of counsel are not binding on the Internal Revenue Service, which is free to take a different position on audit or in court. For a discussion of tax issues related to the ownership of our common shares, see "Tax Consequences of Ownership of Our Common Shares".

      Characterization of the Distribution as a Partial Liquidation

      The distribution of our common shares is designed to be a partial liquidation of Kaneb Services, Inc. that is taxable to an individual stockholder as a sale or exchange of a portion of his common stock. Special tax counsel is of the opinion that the distribution should be so treated, giving rise to the federal income tax consequences summarized below.

      One of the several requirements for partial liquidation treatment of a distribution of assets is that there be a "redemption" of stock of a corporation in exchange for such assets. The Internal Revenue Service has ruled that in certain situations, involving pro rata distributions to stockholders of corporations having only one class of stock outstanding, no actual "redemption" is required because the relative positions of the stockholders remain unchanged after such a distribution whether or not a pro rata portion of the outstanding stock is surrendered. This ruling is relied upon by special tax counsel in reaching the conclusion that the distribution of our common shares is a partial liquidation of Kaneb Services, Inc. Rulings of the Internal Revenue Service do not have the force of law or Treasury Regulations, and may be revoked, or the Internal Revenue Service may take a contrary position in court. One aspect of the ruling that injects a measure of uncertainty into its interpretation is the stated position of the Internal Revenue Service that it will not issue private rulings holding that an actual "redemption" is not required if the corporation has options to purchase its capital stock outstanding. Kaneb Services, Inc. has issued various employee stock options. These will be adjusted to account for the distributions of our common shares in the same way that would occur if there were an actual "redemption" of a pro rata portion of each stockholder's stock, and for this reason special tax counsel has concluded that the existence of employee stock options should not preclude reliance on the ruling.

      Another of the requirements for partial liquidation treatment is that the assets distributed comprise an active trade or business conducted by the distributing corporation for five years. While for the most part this requirement should be satisfied by distribution of our common shares, it is possible that the Internal Revenue Service could challenge the qualification of some of the assets included within the distribution. If such a challenge were successful the value of such assets would be treated as a dividend distribution by Kaneb Services, Inc. and would be taxable as ordinary income in the full amount of such value. Special tax counsel is unable to opine that every asset distributed by Kaneb Services, Inc. will qualify for partial liquidation treatment. Kaneb Services, Inc. intends to take the position in its reporting to the Internal Revenue Service and its stockholders that 100% of the distribution of our common shares qualifies for partial liquidation treatment.

      With respect to a corporate stockholder the distribution should be treated as an ordinary dividend.

      Income Recognition By Kaneb Services, Inc. Stockholders

      The receipt of our common shares by a Kaneb Services, Inc. individual stockholder should, for federal income tax purposes, be treated as the sale of a portion of his common stock. Accordingly, such stockholder should recognize gain equal to the excess (if any) of the value of the common shares received over the tax basis of the Kaneb Services, Inc. common stock that is deemed sold. To the extent that such gain is attributable to the sale of Kaneb Services, Inc. stock held for more than 12 months as a capital asset it will be long-term capital gain subject to federal income tax at favorable rates; otherwise such gain will be short-term capital gain taxable as ordinary income.

      A corporate stockholder should report the distribution as an ordinary dividend.

      Basis and Holding Period of Kaneb Services, Inc. Stock Deemed Sold

      The amount of common stock deemed sold by a Kaneb Services, Inc. stockholder will be a fraction of each share of such stock (the "Sold Fraction"), the numerator of which will be the value, on the distribution date, of the common shares received for such share of common stock and the denominator of which will be the combined value of the common shares received for such share of common stock and the value of such share of common stock itself, both valued on the distribution date.

      The tax basis of the portion of each share of Kaneb Services, Inc. common stock deemed to be sold will be the Sold Fraction multiplied by the entire basis of such share. The tax basis of the share of common stock that remains after the distribution of common shares is its total basis minus the basis that is allocable to the portion that is deemed sold, and its holding period remains its original holding period.

      Valuation and Basis of our Common Shares

      The basis of our common shares immediately after the distribution will be their fair market value on the distribution date, increased by certain of our liabilities. Because it may be difficult to determine such fair market value precisely, Kaneb Services, Inc. will, as soon as practicable after the distribution, furnish to recipients of our common shares or their nominees a statement of what it believes to be the fair market values of our common shares and Kaneb Services, Inc. common stock on the distribution date.

      Income Recognition by Kaneb Services, Inc. and Liability for Tax

      The distribution of our common shares will cause Kaneb Services, Inc. to recognize taxable income equal to the excess of the fair market value of our common shares on the distribution date over their tax basis to Kaneb Services, Inc. Kaneb Services, Inc. has available certain net operating loss carryovers and current operating losses with which to offset a portion of such taxable income. It is not possible to predict exactly what the amount of recognized income will be, due to uncertainty about the value of the common shares, or what will be the amount of available losses. Kaneb Services, Inc. estimates that its tax that is payable as a result of the distribution will range from $10 million to $20 million, which amounts will be used to calculate a payment from us to Kaneb Services, Inc. under the distribution agreement. The estimated amount could be more or less than the range depending on the value of the common shares and the amount of losses that ultimately is available.

CONDITIONS; TERMINATION

      The distribution agreement provides that Kaneb Services, Inc. may abandon the distribution if:

      o  Our new board of directors is not elected as of the distribution date.

      o We do not enter into the agreements, instruments, understandings, assignments or other arrangements contemplated by the distribution agreement, including the administrative services agreement. See "Relationship Between Kaneb Services, Inc. and Us After the Distribution".

      o  Our approval for listing on the New York Stock Exchange is withdrawn.

      Kaneb Services, Inc.'s board may waive any of these conditions in its discretion. But, Kaneb Services, Inc. has informed us that it will not waive our execution of the material agreements contemplated by the distribution agreement. ALSO, EVEN IF ALL OF THESE CONDITIONS ARE SATISFIED, KANEB SERVICES, INC.'S BOARD OF DIRECTORS HAS THE RIGHT TO ABANDON, DEFER OR MODIFY THE TERMS OF THE DISTRIBUTION AT ANY TIME BEFORE THE DISTRIBUTION DATE.

EXPENSES OF THE DISTRIBUTION

      We have agreed with Kaneb Services, Inc. to pay all of the expenses incurred by us and pay Kaneb Services, Inc. an amount equal to expenses incurred by it in connection with the distribution. These expenses include approximately $6.1 million in expenses that Kaneb Services, Inc. has incurred in connection with its redemption of its Adjustable Rate Cumulative Class A Preferred Stock and approximately $1.4 million in legal and professional and other expenses, and corporate level taxes, that will be incurred in connection with the distribution. The amount of corporate level taxes to be incurred depends in part upon the market value of our common shares on the distribution date and will not be determinable until the distribution occurs. We currently anticipate requiring approximately $18 million to $28 million, depending on the amount of tax expenses that are incurred by Kaneb Services, Inc. and paid by us to it in connection with the distribution, of external financing in the next twelve months to fund costs and expenses in connection with the planned distribution. We intend to enter into a revolving credit facility with third-party financial institutions. We have not yet finalized the amount of the credit facility, but do not expect the amount to exceed $60 million.

REASON FOR FURNISHING THIS INFORMATION STATEMENT

      We are providing this information statement solely to provide information to Kaneb Services, Inc. stockholders who will receive our common shares in the distribution. It is not an inducement or encouragement to buy or sell any securities of Kaneb Services, Inc. or us. We believe that the information contained in this information statement is accurate as of the date set forth on the cover page. Changes may occur after that date. To the extent that facts develop between the date of the information statement and the distribution date that render statements made in this information statement materially misleading, we will update our disclosure accordingly. Except as we are required under law, including the rules and regulations of the Securities and Exchange Commission neither Kaneb Services, Inc. nor we will update the information after the distribution date except in the normal course of our respective public disclosure practices.

                             CASH DISTRIBUTION POLICY

      Our company agreement requires us to distribute within 45 days after the end of each calendar quarter all of our "Available Cash". Our company agreement defines "Available Cash" as all cash that we generate (including cash we receive from our subsidiaries) and any amounts that our board of directors withdraws from reserves that were established in prior quarters. Our company agreement excludes from the definition of "Available Cash" our cash disbursements including operating expenses, taxes on us as an entity or that we pay on behalf of, or amounts withheld with respect to, all of our shareholders, debt service (including the payment of principal, premium and interest), capital expenditures and contributions to a subsidiary. In addition, our company agreement excludes from the definition of "Available Cash" any reserves (1) that our board of directors, in its sole discretion, establishes to provide for the proper conduct of our business (including future capital expenditures and acquisitions) or to provide funds for distributions with respect to any one or more of the next four calendar quarters and (2) any other reserves that our board of directors, in its sole discretion, establishes that are necessary to prevent us from violating a law or breaching an agreement.

      We will pay our first quarterly cash distribution in November, 2001, which will be our regular quarterly cash distribution with respect to the third fiscal quarter of 2001. Since the distribution will occur close to the end of the second fiscal quarter of 2001, we will not make a cash distribution with respect to the second quarter and will, instead, pay any cash distributions that we receive from Kaneb Pipe Line Partners and Kaneb Pipe Line Operating Partnership with respect to the second quarter of 2001 to Kaneb Services, Inc.

      All of our partnership and limited liability company subsidiaries must also distribute all of their available cash, subject to similar limitations and exclusions as exist in the definition of "Available Cash" in our limited liability company agreement.

                         CASH AVAILABLE FOR DISTRIBUTION

      Based on the amount of working capital that we expect to have at the time of the distribution and the ability to make borrowings under our credit facilities, we believe that we should have sufficient Available Cash to enable us to distribute approximately $0.30 per quarter on our outstanding common shares at least through the quarter ending December 31, 2002. Our belief is based on a number of assumptions, including the assumptions that:

      o the amount of cash distributions that we receive from Kaneb Pipe Line Partners will continue to remain at least at the same level as the cash distributions received by Kaneb Pipe Line Company during 2000;

      o the cash flow generated by our products marketing business will continue to remain at least at the same level as the cash flow that the products marketing business generated during 2000;

      o the costs and expenses that we incur, including those incurred in connection with the distribution, will not exceed the amounts that we have estimated;

      o the average daily volumes of petroleum products transported on Kaneb Pipe Line Partners' pipelines will not be less than the average daily volume transported during the year ended December 31, 2000;

      o the tariffs charged by Kaneb Pipe Line Partners will not decline from current levels;

      o the gross margins from Kaneb Pipe Line Partners' terminalling and storage activities in the aggregate will continue at not less than the same levels experienced during the year ended December 31, 2000 on an annualized basis;

      o environmental laws do not materially change and, except as disclosed in this information statement, our subsidiaries continue to comply with new and existing environmental laws;

      o no material accidents or other events will occur that disrupt Kaneb Pipe Line Partners' pipelines or its terminalling or storage facilities, or pipelines with which it has significant interconnections; and

      o market, regulatory and overall economic conditions will not change substantially.

      Although we believe such assumptions are within a range of reasonableness, whether the assumptions are realized is not, in a number of cases, within our control and cannot be predicted with any degree of certainty. In the event that our assumptions are not realized, the actual Available Cash generated by us could be substantially less than we currently expect and could, therefore, be insufficient to permit us to make cash distributions at the levels described above. In addition, we expect that the terms of our indebtedness will restrict our ability to distribute cash to shareholders in the event of a default under the terms of such indebtedness. Accordingly, we cannot assure you that distributions in any specific amounts will be made. See "Cash Distribution Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our independent auditors have not examined, compiled or otherwise applied procedures to the financial projections presented herein, and, accordingly, do not express an opinion or any form of assurance on it. Except as required by law, including the rules and regulations of the Securities and Exchange Commission, we do not intend to update the expression of belief set forth above.

      The tax consequences to you of ownership of our common shares will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common shares, see "Tax Considerations Consequences of Ownership of Our Common Shares". You may wish to consult your own tax advisor about the federal, state and local tax consequences peculiar to your circumstances.

                        SUMMARY HISTORICAL FINANCIAL DATA

            The following table sets forth, for the periods and at the dates indicated, certain selected historical combined financial data for The Pipeline, Terminaling and Product Marketing Businesses of Kaneb Services, Inc. (the "Predecessor Businesses"). This information has been prepared as if the Predecessor Businesses had been a stand-alone entity for the periods presented. The data in the table (in thousands, except per share amounts) should be read in conjunction with the Predecessor Businesses' audited and unaudited financial statements. See also "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                   March 31,                         Year Ended December 31,
                                            ----------------------    ------------------------------------------------------------
                                             2001(a)       2000         2000         1999         1998         1997        1996
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------
INCOME STATEMENT DATA:
Revenues ................................   $ 136,421    $ 117,069    $ 537,418    $ 370,326    $ 240,032    $ 121,156   $ 117,554
                                            =========    =========    =========    =========    =========    =========   =========

Operating income ........................   $  17,319    $  13,669    $  61,174    $  64,911    $  55,197    $  52,620   $  50,487
                                            =========    =========    =========    =========    =========    =========   =========

Income before gain on issuance of
   units by Kaneb Pipe Line Partners,
   income taxes and extraordinary item ..   $   2,982    $   3,695    $  15,467    $  17,999    $  15,303    $  14,166   $  13,027

Income tax benefit (expense)(b) .........      (5,086)      (1,279)      (2,824)       9,494       (1,258)      (5,603)     (6,265)
Gain on issuance of units by
   Kaneb Pipe Line Partners(c) ..........       9,859           --           --       16,764           --           --          --
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------
Income before extraordinary item ........       7,755        2,416       12,643       44,257       14,045        8,565       6,762
Extraordinary item - loss on
   extinguishment of Kaneb Pipe Line
   Partners debt, net of income taxes
   and interest of outside
   non-controlling partners in Kaneb Pipe
   Line Partners' net income(d) .........        (859)          --           --           --           --           --          --
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------
Net income ..............................   $   6,896    $   2,416    $  12,643    $  44,257    $  14,045    $   8,563   $   6,762
                                            =========    =========    =========    =========    =========    =========   =========

PER SHARE DATA:
Pro forma earnings per common share(e):
      Basic:
         Before extraordinary item ......   $    0.73    $    0.23    $    1.19    $    4.22    $    1.33    $    0.79   $    0.60
         Extraordinary item .............       (0.08)          --           --           --           --           --          --
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------
                                            $    0.65    $    0.23    $    1.19    $    4.22    $    1.33    $    0.79   $    0.60
                                            =========    =========    =========    =========    =========    =========   =========
      Diluted:
         Before extraordinary item ......   $    0.68    $    0.22    $    1.15    $    4.06    $    1.28    $    0.78   $    0.60
         Extraordinary item .............       (0.07)          --           --           --           --           --          --
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------
                                            $    0.61    $    0.22    $    1.15    $    4.06    $    1.28    $    0.78   $    0.60
                                            =========    =========    =========    =========    =========    =========   =========

BALANCE SHEET DATA:
Working capital (deficit) ...............   $ (12,524)   $  10,504    $  25,305    $  15,107    $ (12,751)   $  (3,611)  $   2,512
Total assets ............................     597,391      427,221      429,852      427,608      330,517      276,371     279,358
Long-term debt ..........................     257,500      161,693      184,052      167,028      155,852      132,118     139,453
Owner's equity ..........................      78,364       89,509       71,369       86,833       37,192       21,873      22,495

(a) Includes the operations of Shore Terminals from January 3, 2001 (see Note 3 to Combined Financial Statements).

(b) See Note 4 to Combined Financial Statements regarding recognition in 2000 and 1999 of expected benefits from prior years tax losses (change in valuation allowance).

(c) See Note 2 to Combined Financial Statements regarding the 1999 gain on issuance of units by Kaneb Pipe Line Partners and Note 3 regarding 2001 gain.

(d) See Note 6 to Combined Financial Statements regarding extraordinary item - loss on extinguishment of Kaneb Pipe Line Partners debt.

(e) See Note 1 to Combined Financial Statements regarding pro forma earnings per share.

See Note 10 to Combined Financial Statements regarding historical dividends.
                                       23

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements (the "Pro Forma Statements") for Kaneb Services LLC have been derived from the historical financial statements of The Pipeline, Terminaling and Product Marketing Businesses of Kaneb Services, Inc. (the "Predecessor" or "Predecessor Businesses") and Shore Terminals LLC. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2000 and three months ended March 31, 2001 include pro forma adjustments that give effect to the January 3, 2001 acquisition of Shore Terminals LLC by Kaneb Pipe Line Partners and the Distribution, assuming such transactions were consummated as of January 1, 2000. The unaudited pro forma condensed combined balance sheet as of March 31, 2001 assumes the Distribution was consummated on March 31, 2001.

         The Pro Forma Statements are based on the available information and contain certain assumptions that Kaneb Services, Inc. deems appropriate. In particular, the assumed funding of the Kaneb Services, Inc. income tax liability related to the Distribution ($15 million) is the mid-point of the range of the tax liability estimated by Kaneb Services, Inc. of $10 million to $20 million, which is based on the assumption that the Kaneb Services LLC common shares have a value on the Distribution date ranging from $13.50 to $16.50 per common share. The amount of income tax liability incurred by Kaneb Services, Inc. could vary dramatically if the Kaneb Services LLC common shares have a value on the Distribution date outside of the estimated range or if the Internal Revenue Service was to successfully disallow any of the offsetting losses.

         The Pro Forma Statements do not purport to be indicative of the financial position or results of operations of the Predecessor Businesses had the transactions referred to above occurred on the dates indicated, nor are the Pro Forma Statements necessarily indicative of the future financial position or results of operations of Kaneb Services LLC. The Pro Forma Statements should be read in conjunction with the combined financial statements of the Predecessor Businesses and the financial statements of Shore Terminals LLC contained elsewhere herein.

                       KANEB SERVICES LLC AND SUBSIDIARIES
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                      Shore Terminals LLC Acquisition(a)
                                                          ------------------------------------------------------------
                                             Predecessor     Shore                                        Distribution    Kaneb
                                              Businesses  Terminals LLC    Pro Forma       Pro Forma for    Pro Forma  Services LLC
                                              Historical   Historical     Adjustments       Acquisition    Adjustments  Pro Forma
                                             -----------  -------------   -----------      -------------  ------------ ------------
Revenues ................................     $ 537,418    $  33,354      $      --         $ 570,772     $      --      $ 570,772
                                              ---------    ---------      ---------         ---------     ---------      ---------
Costs and expenses:
   Cost of products sold ................       377,132           --             --           377,132            --        377,132
   Operating costs ......................        69,581       13,154             --            82,735            --         82,735
   Depreciation and amortization ........        16,320        4,265          3,043 (b)        23,628            --         23,628
   General and administrative ...........        14,337        3,495         (1,757)(c)        16,075            --(i)      16,075
   Gain on sale of assets ...............        (1,126)          --             --            (1,126)           --         (1,126)
   Compensation related to equity
     participation awards ...............            --        6,552         (5,170)(d)         1,382            --          1,382
                                              ---------    ---------      ---------         ---------     ---------      ---------

       Total costs and expenses .........       476,244       27,466         (3,884)          499,826            --        499,826
                                              ---------    ---------      ---------         ---------     ---------      ---------

Operating income ........................        61,174        5,888          3,884            70,946            --         70,946

Interest and other income ...............           332           10             --               342                          342
Interest expense ........................       (13,346)      (3,516)        (3,240)(e)       (20,102)       (1,631)(j)    (21,733)
                                              ---------    ---------      ---------         ---------     ---------      ---------

Income before income taxes and interest
   of outside non-controlling partners
   in Kaneb Pipe Line Partners' net
   income ...............................        48,160        2,382            644            51,186        (1,631)        49,555

Income tax benefit (expense) ............        (2,824)          --            160 (f)        (2,664)        1,721(k)        (943)

Interest of outside non-controlling
   partners in Kaneb Pipe Line Partners'
   net income ...........................       (32,693)          --         (3,447)(g)       (36,140)           --        (36,140)
                                              ---------    ---------      ---------         ---------     ---------      ---------

Net income ..............................     $  12,643    $   2,382      $  (2,643)        $  12,382     $      90      $  12,472
                                              =========    =========      =========         =========     =========      =========

Earnings per common share(n):
   Basic ................................     $    1.19                                     $    1.17                    $    1.18
                                              =========                                     =========                    =========

   Diluted ..............................     $    1.15                                     $    1.12                    $    1.13
                                              =========                                     =========                    =========

        See notes to pro forma condensed combined financial information.

                       KANEB SERVICES LLC AND SUBSIDIARIES
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        THREE MONTHS ENDED MARCH 31, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                 Predecessor                         Kaneb
                                                  Businesses     Pro Forma       Services LLC
                                                  Historical    Adjustments        Pro Forma
                                                 -----------    -----------      ------------
Revenues ....................................     $ 136,421      $      --         $ 136,421
                                                  ---------      ---------         ---------
Costs and expenses:
   Cost of products sold ....................        88,671             --            88,671
   Operating costs ..........................        21,635             --            21,635
   Depreciation and amortization ............         5,769             --             5,769
   General and administrative ...............         3,027             --(i)          3,027
                                                  ---------      ---------         ---------

       Total costs and expenses .............       119,102             --           119,102
                                                  ---------      ---------         ---------

Operating income ............................        17,319             --            17,319

Interest and other income ...................           715                              715
Interest expense ............................        (4,958)          (408)(j)        (5,366)
                                                  ---------      ---------         ---------

Income before gain on issuance of units
   by Kaneb Pipe Line Partners, income
   taxes, interest of outside non-controlling
   partners in Kaneb Pipe Line Partners'
   net income and extraordinary item ........        13,076           (408)           12,668

Gain on issuance of units by Kaneb Pipe
   Line Partners ............................         9,859         (9,859)(h)            --
Income tax expense ..........................        (5,086)         4,851 (k)          (235)
Interest of outside non-controlling partners
   in Kaneb Pipe Line Partners' net income ..       (10,094)            --           (10,094)
                                                  ---------      ---------         ---------

Income before extraordinary item ............     $   7,755      $  (5,416)        $   2,339
                                                  =========      =========         =========

Income before extraordinary item per
   common share(n):
     Basic ..................................     $    0.73                        $    0.22
                                                  =========                        =========
     Diluted ................................     $    0.68                        $    0.21
                                                  =========                        =========

        See notes to pro forma condensed combined financial information.

                       KANEB SERVICES LLC AND SUBSIDIARIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 2001
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                             Predecessor                         Kaneb
                                              Businesses     Pro Forma        Services LLC
                                              Historical    Adjustments         Pro Forma
                                             -----------    -----------       ------------
                   ASSETS
Current assets:
   Cash and cash equivalents ............     $  15,857      $      --         $  15,857
   Accounts receivable ..................        39,513             --            39,513
   Inventories ..........................         9,583             --             9,583
   Prepaid expenses and other ...........         5,886             --             5,886
                                              ---------      ---------         ---------

     Total current assets ...............        70,839             --            70,839

Receivable from affiliates of Predecessor
   Businesses, net ......................        14,909        (14,909)(l)            --

Net property and equipment ..............       484,235             --           484,235

Investment in affiliates ................        22,031             --            22,031

Deferred taxes and other assets .........         5,377         (3,781)(k)         1,596
                                              ---------      ---------         ---------
                                              $ 597,391      $ (18,690)        $ 578,701
                                              =========      =========         =========
     LIABILITIES AND OWNER'S EQUITY

Current liabilities:
   Current portion of long-term debt .....    $  34,447      $      --         $  34,447
   Accounts payable and accrued
     expenses.............................       32,624             --            32,624
   Accrued distributions payable .........       10,632             --            10,632
   Other current liabilities .............        5,660             --             5,660
                                              ---------      ---------         ---------

     Total current liabilities ...........       83,363             --            83,363

Long-term debt, less current portion .....      257,500         22,500(j)        280,000

Deferred taxes and other liabilities .....       16,908          5,270(k)         22,178

Interest of outside non-controlling
   partners in Kaneb Pipe Line Partners ..      161,256             --           161,256

Owner's equity ...........................       78,364        (46,460)(m)        31,904
                                              ---------      ---------         ---------
                                              $ 597,391      $ (18,690)        $ 578,701
                                              =========      =========         =========

        See notes to pro forma condensed combined financial information.

                      KANEB SERVICES LLC AND SUBSIDIARIES
          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                      DECEMBER 31, 2000 AND MARCH 31, 2001
                                  (UNAUDITED)

ACQUISITION OF SHORE TERMINALS LLC

(a) The purchase price of Shore Terminals LLC, acquired on January 3, 2001, and reflected in the Predecessor Businesses' historical combined balance sheet at March 31, 2001, is calculated as follows (in thousands, except per unit amount):

                  Cash paid                                                             $  107,069
                  Kaneb Pipe Line Partners units issued                1,975
                  Market value of Kaneb Pipe Line Partners
                    units at date of contract and announcement     $   28.60
                                                                   ---------
                  Value of Kaneb Pipe Line Partners units
                    issued                                                                  56,488
                                                                                        ----------
                  Purchase price of Shore Terminals LLC                                 $  163,557
                                                                                        ==========

(b) Represents adjustments to depreciation and amortization of the acquired assets, based on the preliminary allocation of purchase price. Depreciation of terminals and related assets acquired is based on a useful life of approximately 20 -25 years. Kaneb Pipe Line Partners does not expect any significant modifications to the preliminary purchase price allocation that would have a material effect on the Pro Forma Statements presented.

(c) Represents adjustment of payroll and related costs associated with the Shore Terminals LLC employees not retained, and not intended to be replaced, by Kaneb Pipe Line Partners.

(d) Represents adjustment of compensation related to equity participation awards for employees of Shore Terminals LLC that have not been retained, and not intended to be replaced, by Kaneb Pipe Line Partners.

(e) Interest expense has been adjusted to reflect interest on acquisition debt ($107.1 million) at 6.31% per annum. A 1/8% change in interest rates would result in a $134,000 annual change in interest expense to Kaneb Pipe Line Partners. The net effect to Kaneb Services LLC would take into account interest of outside non-controlling partners in Kaneb Pipe Line Partners.

(f) Represents a provision for Federal and state income taxes at the Predecessor Businesses' combined rate of 38%.

(g) Represents the 74.9% interest of outside non-controlling partners in Kaneb Pipe Line Partners' net income after the effect for Kaneb Pipe Line Partners units issued per (a) above. Approximately $1.2 million of the adjustment represents the dilutive effect of the unit issuance on historical Kaneb Pipe Line Partners results of operations.

(h) To eliminate the gain recognized by the Predecessor Businesses on issuance of units in connection with Shore Terminals LLC acquisition, as this gain is directly attributable to the acquisition of Shore Terminals LLC.

DISTRIBUTION

(i) Kaneb Services, Inc. estimates the amount of incremental general and administrative expense (primarily outside professional services, insurance, printing costs and other) as a result of Kaneb Services LLC becoming a separate public entity to be approximately $800,000 annually. However, such amounts have not been included in the Pro Forma Statements as no specific agreements have been entered into as of the date of the Form 10.
(j) Represents adjustments to reflect anticipated Kaneb Services LLC external borrowings of $22.5 million to fund (i) an income tax liability incurred by Kaneb Services, Inc. in connection with the Distribution ($15.0

                      KANEB SERVICES LLC AND SUBSIDIARIES
          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                      DECEMBER 31, 2000 AND MARCH 31, 2001
                                  (UNAUDITED)


         million), (ii) costs incurred by Kaneb Services, Inc. in redeeming its Class A, Series A, Preferred Stock ($6.1 million), and (iii) legal, professional and other expenses incurred by Kaneb Services LLC and Kaneb Services, Inc. in connection with the Distribution ($1.4 million). Interest expense has been adjusted to reflect such debt at 7.25% per annum (based on LIBOR + 1.5%). A 1/8% change in interest rates would result in a $28,000 annual change in interest expense.

         The assumed funding of the Kaneb Services, Inc. income tax liability related to the Distribution ($15 million) is the mid-point of the range of the tax liability estimated by Kaneb Services, Inc. of $10 million to $20 million, which is based on the assumption that the Kaneb Services LLC common shares have a value on the Distribution date ranging from $13.50 to $16.50 per common share. The amount of income tax liability incurred by Kaneb Services, Inc. could vary dramatically if the Kaneb Services LLC common shares have a value on the Distribution date outside of the estimated range or if the Internal Revenue Service was to successfully disallow any of the offsetting losses. A $1 million variance in the ultimate funding by Kaneb Services LLC would change pro forma debt and shareholders' equity by $1 million and annual interest expense by approximately $73,000.

(k) Represents adjustments to reflect the change in tax status of the Predecessor Businesses. After the Distribution, the Predecessor Businesses will no longer participate with Kaneb Services, Inc. in filing a consolidated Federal income tax return. Kaneb Services LLC will become a pass-through entity with its income, for Federal and, generally, for state purposes, taxed at the shareholder level instead of the Predecessor Businesses paying such taxes. The net deferred income tax asset will be eliminated when the change in tax status occurs. The pro forma charge of $9.1 million at March 31, 2001, will be recognized by the Predecessor Businesses when the Distribution is finalized, but has not been included in the pro forma condensed combined statements of income as it is directly related to the Distribution. The deferred tax liability remaining after the pro forma adjustment ($5.3 million at March 31, 2001), represents deferred tax liabilities of wholly-owned corporate subsidiaries of Kaneb Pipe Line Partners which are not included in Kaneb Services, Inc.'s consolidated tax returns. These entities will remain separate taxable entities after the Distribution.

(l) Represents adjustments to Receivable from Affiliates of Predecessor Businesses to reflect the dividend of the receivable ($14.9 million at March 31, 2001) to the affiliates immediately prior to the Distribution.

(m) Represents adjustments to Owner's Equity for the $22.5 million of pro forma distribution costs to be funded by Kaneb Services LLC (See note j), the pro forma charge of $9.1 million to reflect the change in tax status of the Predecessor Businesses (See note k) and the $14.9 million pro forma dividend of Receivable from Affiliates (See note l).

(n) Pro forma earnings per share has been calculated using Kaneb Services LLC's pro forma basic and diluted weighted average shares outstanding for the respective periods presented. Kaneb Services LLC's pro forma basic weighted average shares have been calculated by adjusting Kaneb Services, Inc.'s historical basic weighted average shares outstanding to reflect the number of Kaneb Services LLC shares that would have been outstanding at the time assuming the distribution of one Kaneb Services LLC common share for each three shares of Kaneb Services, Inc. common stock. Kaneb Services LLC's pro forma diluted weighted average shares reflect an estimate of the potential effect of common stock equivalents. Pro forma basic and diluted weighted average shares outstanding were 10,581,000 and 11,340,000, respectively for the three months ended March 31, 2001, and 10,589,000 and 11,029,000, respectively, for the year ended December 31, 2000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         On November 27, 2000, Kaneb Services, Inc. announced that its Board of Directors had approved a plan to distribute its pipeline, terminaling and product marketing businesses (the "Distribution") to is shareholders in the form of a new limited liability company, Kaneb Services LLC. This new entity will own the general partner interest and 5.1 million limited partnership units of Kaneb Pipe Line Partners and Kaneb Services, Inc.'s wholly-owned petroleum products marketing subsidiary. Immediately following the Distribution Kaneb Services, Inc. will no longer have an equity investment in Kaneb Services LLC.

         This discussion should be read in conjunction with the combined financial statements of The Pipeline, Terminaling and Product Marketing Businesses of Kaneb Services, Inc. (the "Predecessor" or "Predecessor Businesses") and the notes thereto and the summary historical combined financial data included elsewhere in this report. The information has been prepared as if the Predecessor Businesses have been a stand-alone entity for the periods presented. After the Distribution, the Predecessor Businesses will no longer participate with Kaneb Services, Inc. in filing a consolidated Federal income tax return. Kaneb Services LLC will become a pass-through entity with its income, for Federal and, generally, for state purposes, taxed at the shareholder level instead of the Kaneb Services LLC paying such taxes.

GENERAL

         In September 1989, Kaneb Pipe Line Company, which in connection with the Distribution, will become a wholly-owned subsidiary of Kaneb Services LLC, formed Kaneb Pipe Line Partners to own and operate its refined petroleum products pipeline business. Kaneb Pipe Line Company manages and controls the operations of Kaneb Pipe Line Partners through its general partner interests and a 25% limited partnership interest. Kaneb Pipe Line Partners operates through Kaneb Pipe Line Operating Partnership, L.P., a limited partnership in which Kaneb Pipe Line Partners holds a 99% interest as limited partner and Kaneb Pipe Line Company owns a combined 2% interest as general partner of Kaneb Pipe Line Partners and Kaneb Pipe Line Operating Partnership. Kaneb Pipe Line Partners is engaged through operating subsidiaries in the refined petroleum products pipeline business and, since 1993, terminaling and storage of petroleum products and specialty liquids. Please see "Our Business" for an organizational chart that presents the ownership structure of Kaneb Services LLC.

         Kaneb Pipe Line Partners' pipeline business consists primarily of the transportation through the East Pipeline and the West Pipeline, as common carriers, of refined petroleum products. Common carrier activities are those under which transportation through the pipelines is available at published tariffs filed, in the case of interstate shipments, with the Federal Energy Regulatory Commission, or in the case of intrastate shipments in Kansas, Colorado and Wyoming, with the relevant state authority, to any shipper of refined petroleum products who requests such services and satisfies the conditions and specifications for transportation. The East Pipeline and the West Pipeline are collectively referred to as the "Pipelines." The Pipelines primarily transport gasoline, diesel oil, fuel oil and propane. The products are transported from refineries connected to the Pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers in the states in which the Pipelines are located and in portions of other states. Substantially all of the Pipelines' operations constitute common carrier operations that are subject to Federal or state tariff regulations. Kaneb Pipe Line Partners has not engaged, nor does it currently intend to engage, in the merchant function of buying and selling refined petroleum products.

         Kaneb Pipe Line Partners' business of terminaling petroleum products and specialty liquids is conducted under the name ST Services.

         On January 3, 2001, Kaneb Pipe Line Partners, through a wholly-owned subsidiary, acquired Shore Terminals LLC for $107 million in cash and 1,975,090 Kaneb Pipe Line Partners limited partnership units (with a market value of $56.5 million on the date of the agreement and its announcement). Financing for the cash portion of the purchase price was supplied under Kaneb Pipe Line Partners' new $275 million unsecured revolving credit agreement, which is without recourse to Kaneb Services LLC, with a group of banks. See "Liquidity and Capital Resources". Shore Terminals LLC owns seven terminals, located in four states, with a total tankage capacity of
7.8 million barrels. All of the terminals handle petroleum products and, with the exception of one, have deep water access.

         On February 1, 1999, Kaneb Pipe Line Partners, through two wholly-owned indirect subsidiaries, acquired six terminals in the United Kingdom from GATX Terminal Limited for Pound Sterling22.6 million (approximately $37.2 million) plus transaction costs and the assumption of certain liabilities. The acquisition of the six locations, which have an aggregate tankage capacity of
5.4 million barrels, was initially financed by Kaneb Pipe Line Partners with term loans from a bank. $13.3 million of the term loans were repaid in July 1999 with the proceeds from Kaneb Pipe Line Partners' public unit offering. See "Liquidity and Capital Resources". Three of the terminals, handling petroleum products, chemicals and molten sulfur, respectively, operate in England. The remaining three facilities, two in Scotland and one in Northern Ireland, are primarily petroleum terminals. All six terminals are served by deepwater marine docks.

         On October 30, 1998, Kaneb Pipe Line Partners, through a wholly-owned subsidiary, entered into acquisition and joint venture agreements with Northville Industries Corp. to acquire and manage the former Northville terminal located in Linden, New Jersey. Under the agreements, Kaneb Pipe Line Partners acquired a 50% interest in the newly-formed ST Linden Terminal LLC for $20.5 million plus transaction costs. The petroleum storage facility, which has capacity of 3.9 million barrels in 22 tanks, was funded by Kaneb Pipe Line Partners with bank financing which was repaid using proceeds from Kaneb Pipe Line Partners' public unit offering in July 1999. See "Liquidity and Capital Resources".

         Kaneb Pipe Line Partners is the third largest independent liquids terminaling company in the United States. Following the Shore Terminals LLC acquisition on January 3, 2001, ST Services operated 42 facilities in 24 states, the District of Columbia and six facilities in the United Kingdom with an aggregate tankage capacity of approximately 38.3 million barrels.

         In March 1998, Kaneb Pipe Line Company acquired a petroleum products marketing business for $1.5 million, plus the cost of inventories. This business provides wholesale motor fuel marketing services in the Great Lakes and Rocky Mountain regions, as well as California.




COMBINED RESULTS OF OPERATIONS
(in thousands)
                                             March 31,                 Year Ended December 31,
                                       ---------------------     ----------------------------------
                                         2001         2000         2000         1999         1998
                                       --------     --------     --------     --------     --------
Combined revenues                      $136,421     $117,069     $537,418     $370,326     $240,032
Combined operating income              $ 17,319     $ 13,669     $ 61,174     $ 64,911     $ 55,197
Combined income before gain on
   issuance of units by Kaneb Pipe
   Line Partners, income taxes and
   extraordinary item                  $  2,982     $  3,695     $ 15,467     $ 17,999     $ 15,303
Combined net income                    $  6,896     $  2,416     $ 12,643     $ 44,257     $ 14,045
Combined capital expenditures,
   excluding acquisitions              $  3,037     $  2,347     $  9,533     $ 14,620     $  9,404

         For the three months ended March 31, 2001, combined revenues increased by $19.4 million, or 17%, when compared to the three months ended March 31, 2000, due to a $10.5 million increase in terminaling revenues, a $8.0 million increase in product marketing revenues and a $0.9 million increase in pipeline revenues. Terminaling revenues include the operations of Shore Terminals LLC from the January 3, 2001 acquisition date. Combined operating income for the three months ended March 31, 2001 increased by $3.7 million, or 27%, when compared to the three months ended March 31, 2000, due to a $5.4 million increase in terminaling operating income, partially offset by $1.7 million decrease in product marketing operating income. Combined March 31, 2001 income before gain on issuance of units by Kaneb Pipe Line Partners, income taxes and extraordinary item, decreased by $0.7 million, or 19% when compared to the three months ended March 31, 2000, due primarily to the decreases in product marketing operating income.

Combined net income for the first three months of 2001 includes a gain of $9.9 million, before deferred income taxes of $3.8 million, resulting from the issuance of units by Kaneb Pipe Line Partners (See "Liquidity and Capital Resources") and an extraordinary loss on extinguishment of Kaneb Pipe Line Partners debt of $0.9 million, net of income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income.

         For the year ended December 31, 2000, combined revenues increased by $167.1 million, or 45%, when compared to 1999, due to a $168.9 million increase in revenues from the Product Marketing business. Combined operating income decreased by $3.7 million, or 6%, when compared to 1999, due to a $5.2 million decrease in Terminaling operating income, partially offset by a $0.4 million increase in Pipeline operating income and a $1.0 million increase in Product Marketing operating income. Combined 2000 income before income taxes and the gain on issuance of units by Kaneb Pipe Line Partners decreased by $2.5 million, or 14%, when compared to the 1999 period. Combined net income for 2000 includes $4.6 million in expected benefits from prior years tax losses (change in valuation allowance) that are available to offset future taxable income (See "Income Taxes"). Combined net income, including this item, was $12.6 million in 2000. Additionally, as a result of the recognition of expected future income tax benefits in 1999, the results of operations for the year ended December 31, 2000 reflect a full effective tax rate provision, before change in valuation allowance.

         For the year ended December 31, 1999, combined revenues increased by $130.3 million, or 54%, when compared to 1998, largely from a $98.1 million increase in revenues from the Product Marketing business. In addition, revenues from the Terminaling and the Pipeline operations increased by $28.0 million and $4.2 million, respectively, in 1999. Combined operating income increased by $9.7 million, or 18%, when compared to 1998, due to a $7.0 million increase in Terminaling operating income and a $2.2 million increase in Pipeline operating income. Product Marketing operating income increased by $0.5 million, when compared to 1998. Combined 1999 income, before income taxes and gain on issuance of units by Kaneb Pipe Line Partners, increased by $2.7 million, or 18%, when compared to 1998. Combined net income for 1999 includes a gain of $16.8 million, before deferred income taxes of $6.4 million, resulting from the issuance of units by Kaneb Pipe Line Partners (See "Liquidity and Capital Resources") and $23.3 million in expected benefits from prior years' tax losses (change in valuation allowance) that are available to offset future taxable income (See "Income Taxes"). Combined net income, including these items, was $44.3 million for the year ended December 31, 1999.


PIPELINE OPERATIONS
(in thousands)
                                       March 31,              Year Ended December 31,
                                  -------------------     -------------------------------
                                    2001        2000        2000        1999        1998
                                  -------     -------     -------     -------     -------
Revenues                          $16,169     $15,248     $70,685     $67,607     $63,421
Operating costs                     6,803       5,814      25,223      23,579      22,057
Depreciation and amortization       1,299       1,293       5,180       5,090       4,619
General and administrative            799         904       4,069       3,102       3,115
                                  -------     -------     -------     -------     -------
Operating income                  $ 7,268     $ 7,237     $36,213     $35,836     $33,630
                                  =======     =======     =======     =======     =======

         Pipeline revenues are based on volumes shipped and the distances over which such volumes are transported. For the three months ended March 31, 2001, pipeline revenues increased by $0.9 million, compared to the first quarter of 2000, due to increases in barrel miles shipped and increases in terminaling charges. For the year ended December 31, 2000, revenues increased by $3.1 million due primarily to an increase in terminaling charges. For the year ended December 31, 1999, revenues increased by $4.2 million due to overall increases in total volumes shipped, primarily on the East Pipeline. Because tariff rates are regulated by the FERC, the Pipelines compete primarily on the basis of quality of service, including delivering products at convenient locations on a timely basis to meet the needs of its customers. Barrel miles totaled 4.1 billion and 4.0 billion for the three months periods ended March 31, 2001 and 2000, respectively, and 17.8 billion, 18.4 billion and 17.0 billion for the years ended December 31, 2000, 1999 and 1998, respectively.

         Operating costs, which include fuel and power costs, materials and supplies, maintenance and repair costs, salaries, wages and employee benefits, and property and other taxes, increased by $1.0 million for the three months ended March 31, 2001, compared to the first quarter of 2000, due primarily to increases in fuel and powers costs and expenses from pipeline relocation projects. For the years ended December 31, 2000 and 1999, operating costs increased by $1.6 million and $1.5 million, respectively, due to increases in materials and supplies costs, including additives, that are volume related. General and administrative costs, which include managerial, accounting and administrative personnel costs, office rental expense, legal and professional costs and other non-operating costs remained relatively flat for the three months ended March 31, 2001, compared to the first three months of 2000. For the year ended December 31, 2000, general and administrative costs increased by $1.0 million, compared to 1999, when Kaneb Pipe Line Partners booked a one-time benefit resulting from the favorable elimination of a contingency.



TERMINALING OPERATIONS
(in thousands)
                                         March 31,                Year Ended December 31,
                                  ---------------------     -----------------------------------
                                    2001         2000         2000          1999         1998
                                  --------     --------     --------      --------     --------
Revenues                          $ 31,900     $ 21,432     $ 85,547      $ 90,421     $ 62,391
Operating costs                     14,852       11,466       44,430        45,569       30,143
Depreciation and amortization        4,452        2,682       11,073         9,953        7,529
General and administrative           1,529        1,599        7,812         6,322        3,146
Gain on sale of assets                  --           --       (1,126)           --           --
                                  --------     --------     --------      --------     --------
Operating income                  $ 11,067     $  5,685     $ 23,358      $ 28,577     $ 21,573
                                  ========     ========     ========      ========     ========

         Terminaling revenues increased by $10.5 million for the three month period ended March 31, 2001, compared to the same 2000 period, due to the Shore Terminals LLC acquisition and overall increases in utilization at existing locations, the result of relatively favorable market conditions. Average annual tankage utilized for the three months ended March 31, 2001 increased to 30.0 million barrels from 21.0 million barrels for the comparable prior year period. Approximately 85% of the increase in both revenues and average annual tankage utilized was attributable to Shore Terminals LLC. For the three months ended March 31, 2001, average annualized revenues per barrel of tankage utilized increased to $4.25 per barrel, compared to $4.09 per barrel for the same prior year period, the result of favorable market conditions, when compared to the first quarter of 2000.

         For the year ended December 31, 2000, revenues decreased by $4.9 million, when compared to 1999. Revenue increases resulting from the United Kingdom and other 1999 terminal acquisitions were more than offset by decreases in tank utilization due to unfavorable domestic market conditions resulting from declines in forward product pricing. For the year ended December 31, 1999, revenues increased by $28.0 million, due to terminal acquisitions and increased utilization of existing terminals due to favorable market conditions, partially offset by a decrease in the overall price realized for storage. Average annual tankage utilized for the years ended December 31, 2000, 1999 and 1998 aggregated
21.0 million barrels, 22.6 million barrels and 15.2 million barrels, respectively. The 2000 decrease in average annual tankage utilized resulted from the unfavorable domestic market conditions. The 1999 increase resulted from the acquisitions and increased storage at Kaneb Pipe Line Partners' largest petroleum storage facility. Average revenues per barrel of tankage utilized for the years ended December 31, 2000, 1999 and 1998 was $4.12, $4.00 and $4.11,
respectively. The increase in 2000 average revenues per barrel of tankage utilized, when compared to 1999, was due to the storage of a larger proportionate volume of specialty chemicals, which are historically at higher per barrel rates than petroleum products. The unusually low 1999 average revenues per barrel of tankage utilized was due to the 1999 temporary increase in storage at Kaneb Pipe Line Partners' largest petroleum storage facility.

         For the three month period ended March 31, 2001, operating costs increased by $3.4 million when compared to the same 2000 period, primarily the result of the Shore Terminals LLC acquisition. General and administrative costs for the three months ended March 31, 2001 remained flat when compared to the first quarter of 2000.

         Operating costs decreased by $1.1 million in 2000, when compared to 1999, due to lower costs resulting from the overall decline in volumes stored. The 1999 increase of $15.4 million in operating costs was due to the terminal acquisitions and increases in tank utilization. General and administrative expense increased by $1.5 million in 2000 and by $3.2 million in 1999. The increase in 2000 is due entirely to extraordinarily high litigation costs. Approximately one-half of the increase in 1999 was due to the terminal acquisitions with the remaining portion of the 1999 increase due to the extraordinarily high litigation costs. In 2000, Kaneb Pipe Line Partners sold land and other Terminaling business assets for approximately $2.0 million in net proceeds, recognizing a gain on disposition of assets of $1.1 million, which is included as gain on sale of assets in the accompanying Combined Statements of Income.

         Total tankage capacity (38.3 million barrels, including 7.8 million barrels acquired in the Shore Terminals LLC acquisition on January 3, 2001) has been, and is expected to remain, adequate to meet existing customer storage requirements. Customers consider factors such as location, access to cost effective transportation and quality of service, in addition to pricing, when selecting terminal storage.



PRODUCT MARKETING SERVICES
(in thousands)
                                   March 31,                Year Ended December 31,
                            ----------------------     ----------------------------------
                              2001          2000         2000         1999         1998
                            --------      --------     --------     --------     --------
Revenues                    $ 88,352      $ 80,389     $381,186     $212,298     $114,220
                            ========      ========     ========     ========     ========

Operating income (loss)     $   (775)     $    959     $  2,472     $  1,459     $    912
                            ========      ========     ========     ========     ========

         For the three months ended March 31, 2001, product marketing services revenues increased by $8.0 million, or 10%, when compared to the same 2000 period, primarily a result of an increase in both sales volumes and sales price. Total gallons sold increased to 97 million in the first quarter of 2001, compared to 95 million in the first quarter of 2000, due to a combination of increasing the number of terminals through which products are sold and increasing the volumes at existing locations. The average price realized per gallon of product sold increased to $0.91 in the first quarter of 2001, compared to $0.85 for the same period in 2000. Operating income decreased by $1.7 million in the first quarter of 2001, compared to the first quarter of 2000, due to sharp fluctuations in prices, which more than offset normal operating margins.

         For the years ended December 31, 2000 and 1999, revenues increased by $168.9 million and $98.1 million, respectively due to an increase in both sales volumes and sales price. Total gallons sold for the years ended December 31, 2000, 1999 and 1998 aggregated 408 million, 349 million and 222 million, respectively. The volume increases are due to a combination of increasing the number of terminals through which products are sold and increasing the sales volumes at existing locations. The average price realized per gallon of product sold for the years ended December 31, 2000, 1999 and 1998 was $0.94, $0.61 and $0.52, respectively, due to significant increases in overall market prices, especially in 2000. For the years ended December 31, 2000 and 1999, operating income increased $1.0 million and $0.5 million, respectively, due to the increase in both the volumes sold and the sales price received.

INTEREST EXPENSE

         For the three months ended March 31, 2001, interest expense increased by $1.7 million, compared to the three months ended March 31, 2000, due to increases in debt resulting from the Shore Terminals LLC acquisition (see "Liquidity and Capital Resources").

         For the year ended December 31, 2000, combined interest expense decreased by $0.5 million, when compared to 1999, due to repayments of Kaneb Pipe Line Partners debt from a portion of its 1999 offering proceeds (see "Liquidity and Capital Resources"). The decrease is partially offset by increases in the product marketing interest expense from overall higher debt levels resulting from the additional working capital requirements of increases in sales.

         For the year ended December 31, 1999, combined interest expense increased by $2.3 million, compared to 1998, due to increases in debt resulting from the February 1999 United Kingdom terminal acquisition (see "Liquidity and Capital Resources").

INCOME TAXES

         Tax expense reported in the Combined Financial Statements represents the tax expense of the Predecessor Businesses as if they had filed on a separate return basis. The Predecessor Businesses recognized expected benefits from prior years' tax losses (change in valuation allowance) that are available to offset future taxable income of $4.6 million and $23.3 million for 2000 and 1999, respectively. The Predecessor Businesses reduced the valuation allowance as a result of its reevaluation of the realizability of income tax benefits from future operations. The Predecessor considered positive evidence, including the effect of the Distribution, recent historical levels of taxable income, the scheduled reversal of deferred tax liabilities, tax planning strategies, revised estimates of future taxable income growth, and expiration periods of NOLs, among other things, in making this evaluation and concluding that it is more likely than not that the Predecessor Businesses will realize the benefit of its net deferred tax assets. Ultimate realization of the deferred tax asset is dependent upon, among other factors, the Predecessor Businesses' ability to generate sufficient taxable income within the carryforward periods, including the effect of the Distribution, and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used. As a result of the 1999 recognition of expected future income tax benefits, the results of operations for the year ended December 31, 2000 reflects a full effective tax rate provision, before change in valuation allowance.

         The Distribution will create a gain to Kaneb Services, Inc. for income tax purposes based on the excess of the market value over the tax basis of the distributed assets. It is anticipated that all NOLs of Kaneb Services, Inc. (including the amounts reflected in the Combined Financial Statements of the Predecessor Businesses that are allocated to the Predecessor Businesses based on the assumption that they had filed on a separate return basis) will be utilized to offset the gain on the Distribution. Should the gain on the Distribution not exceed the NOLs, Kaneb Services, Inc. will retain any remaining NOLs applicable to the Predecessor Businesses. Kaneb Services, Inc. expects that the gain will exceed the NOLs. See Unaudited Pro Forma Condensed Combined Financial Statements.

         Income tax expense for the year ended December 31, 2000 includes a benefit of $0.6 million, compared to $1.6 million for the year ended December 31, 1999, relating to favorable developments pertaining to the resolution of certain state income tax issues.

         After the Distribution, the Predecessor Businesses will no longer participate with Kaneb Services, Inc. in filing a consolidated Federal income tax return. Kaneb Services LLC will become a pass-through entity with its income, for Federal and, generally, for state purposes, taxed at the shareholder level instead of Kaneb Services LLC paying such taxes.

LIQUIDITY AND CAPITAL RESOURCES

         Cash provided by operating activities was $32.6 million and $20.3 million for the three months ended March 31, 2001 and 2000, respectively, and $53.5 million, $52.7 million and $51.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. After the Distribution, Kaneb Services LLC intends to make quarterly distributions of Available Cash, as defined in the Limited Liability Agreement, to its common shareholders. Available Cash consists generally of all the cash receipts less all cash disbursements and reserves. Kaneb Services LLC expects to make distributions of Available Cash within 45 days after the end of each quarter to shareholders of record on the applicable record date.

         In December 2000, Kaneb Pipe Line Partners entered into a credit agreement with a group of banks that provides for a $275 million unsecured revolving credit facility through December 2003. The credit facility, which is without recourse to Kaneb Services LLC, bears interest at variable rates and has a variable commitment fee on unutilized amounts. The credit facility contains financial and operational covenants, including limitations on investments, sales of assets and transactions with affiliates. Absent an event of default, those covenants do not restrict distributions to Kaneb Services LLC or the other partners. In January of 2001, proceeds from the facility were used to repay in full Kaneb Pipe Line Partners' $128 million of mortgage notes and $15 million outstanding under its $25 million revolving credit facility. An additional $107 million was used to finance the cash portion of the January 2001 Shore Terminals LLC acquisition. Under the provisions of the mortgage notes, Kaneb Pipe Line Partners incurred $6.5 million in prepayment penalties which, net of income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income, has been recognized as an extraordinary expense in the first quarter of 2001. At March 31, 2001, $257.5 million was drawn on the facility, at an interest rate of 6.04%, which is due in December 2003.

         In August of 2000, a wholly-owned subsidiary of Kaneb Pipe Line Partners filed a shelf registration statement on Form S-3 for the issuance of up to $500 million of public debt securities. In March of 2001, this subsidiary entered into two contracts for the purpose of locking in interest rates on $100 million of the anticipated ten-year public debt offerings. In May of 2001, Kaneb Pipe Line Partners announced that, due to increases in ten-year Treasury rates, coupled with the declines in floating interest rates, it has elected to defer issuance of the public debt securities. For the three months ended March 31, 2001, an unrealized gain of $0.6 million, before income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income, and an asset of the same amount, based on the fair value of the instruments at March 31, 2001, was recorded on these contracts. On May 22, 2001, the contracts were settled resulting in an aggregate gain of $3.8 million, before income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income.

         In January 1999, Kaneb Pipe Line Partners, through two wholly-owned subsidiaries, entered into a credit agreement with a bank that provided for the issuance of $39.2 million of term loans in connection with the United Kingdom terminal acquisition and $5.0 million for general partnership purposes. $18.3 million of the term loans were repaid in July 1999 with the proceeds from Kaneb Pipe Line Partners' public unit offering. The remaining portion ($22.7 million at March 31, 2001), with a fixed rate of 7.14%, is due in January 2002. The term loans under the credit agreement, as amended, are unsecured and are pari passu with the $275 million revolving credit facility. The term loans, which are without recourse to Kaneb Services LLC, contain certain financial and operational covenants. Kaneb Pipe Line Partners is in the process of negotiating an amendment to the credit agreement which, among other items, is expected to extend the due date through December 2003.

         In July 1999, Kaneb Pipe Line Partners issued 2.25 million limited partnership units in a public offering at $30.75 per unit, generating approximately $65.6 million in net proceeds. A portion of the proceeds was used to repay in full Kaneb Pipe Line Partners' $15.0 million promissory note, the $25.0 million revolving credit facility and $18.3 million in term loans (including $13.3 million in term loans resulting from the United Kingdom terminal acquisition).

         The Products Marketing subsidiary has a credit agreement with a bank that, as amended, provides for a $20 million revolving credit facility through March 2002. The credit facility bears interest at variable rates (8.69% at December 31, 2000), has a commitment fee of 0.25% per annum on unutilized amounts and contains certain financial and operational covenants. The credit facility, which is without recourse to Kaneb Services LLC, is secured by essentially all of the tangible and intangible assets of the products marking business and by 500,000 Kaneb Pipe Line Partners limited partnership units held by an entity that constitutes a component of the Predecessor. At March 31, 2001, $11.7 million was drawn on the facility.

         Capital expenditures, excluding expansion capital expenditures, were $3.0 million and $2.3 million for the three months ended March 2001 and 2000, respectively, and $9.5 million, $14.6 million and $9.4 million for the years ended December 31, 2000, 1999 and 1998, respectively, and almost exclusively relate to Kaneb Pipe Line Partners. During all periods, adequate pipeline capacity existed to accommodate volume growth, and the expenditures required for environmental and safety improvements were not, and are not expected in the future to be, significant. Environmental damages caused by sudden and accidental occurrences are included under Kaneb Pipe Line Partners' insurance coverages (subject to deductible and limited). Kaneb Pipe Line Partners anticipates that routine maintenance capital expenditures (excluding acquisitions) will total approximately $12 million to $15 million in 2001. Such future expenditures by Kaneb Pipe Line Partners, however, will depend on many factors beyond Kaneb Pipe Line Partners' control, including, without limitation, demand for refined petroleum products and terminaling services in Kaneb Pipe Line Partners' market areas, local, state and Federal governmental regulations, fuel conservation efforts and the availability of financing on acceptable terms. No assurance can be given that required capital expenditures will not exceed anticipated amounts during the year or thereafter or that Kaneb Pipe Line Partners will have the ability to finance such expenditure through borrowings or choose to do so.

         Kaneb Services LLC expects to fund its future cash distributions and its capital expenditures (excluding acquisitions) with existing cash and anticipated cash flows from operations. Expansionary capital expenditures of Kaneb Pipe Line Partners are expected to be funded through additional Kaneb Pipe Line Partners bank borrowings and/or future Kaneb Pipe Line Partners unit or debt offerings.

         Pursuant to the proposed Distribution, Kaneb Services LLC intends to enter into an agreement with Kaneb Services, Inc. to pay all of the expenses incurred by Kaneb Services LLC and pay Kaneb Services, Inc. an amount equal to expenses incurred by Kaneb Services, Inc. in connection with the Distribution. These expenses include approximately $6.1 million in expenses that Kaneb Services, Inc. has incurred in connection with its redemption of its Adjustable Rate Cumulative Class A Preferred Stock and approximately $1.4 million in legal and professional and other expenses that will be incurred in connection with the Distribution. The distribution of common shares will be taxable to Kaneb Services, Inc. which will recognize income to the extent of the excess of the value of our common shares distributed over the tax basis of the Predecessor Businesses' assets in the hands of Kaneb Services, Inc. Kaneb Services, Inc. will use certain net operating losses to reduce that income, but the total amount of income is likely to exceed such offsetting losses, and the distribution agreement obligates Kaneb Services LLC to pay Kaneb Services, Inc. amounts calculated based on whatever tax is due on the net amount of income. The Predecessor cannot predict exactly what this amount will be and what the tax will be, but Kaneb Services, Inc. estimated that the tax may range from approximately $10 million to $20 million, assuming that the Kaneb Services LLC common shares have a value on the Distribution date ranging from $13.50 per common share to $16.50 per common share. The amount of income tax liability incurred by Kaneb Services, Inc. could vary dramatically if the Kaneb Services LLC common shares have a value on the Distribution date outside of the estimated range or if the Internal Revenue Service were to successfully disallow any of the offsetting losses.

         Kaneb Services LLC currently anticipates requiring approximately $18 million to $28 million, depending on the amount of tax expenses incurred in connection with the Distribution, of external financing in the next twelve months to fund costs and expenses in connection with the planned Distribution. Kaneb Services LLC intends to enter into a revolving credit facility with third-party financial institutions. Kaneb Services LLC has not yet finalized the amount of the credit facility, but does not expect the amount to exceed $60 million. However, there is no assurance that the expenses associated with the Distribution will not exceed the amounts we have anticipated. If the expenses exceed estimates or if Kaneb Services LLC has difficulties in funding the expenses, Kaneb Services LLC may not be able to make quarterly cash distributions in the amounts that Kaneb Services LLC expects and it may materially, adversely affect Kaneb Services LLC's financial condition.

         Additionally, in connection with the proposed Distribution, Kaneb Services LLC and Kaneb Services, Inc. intend to enter into an agreement, whereby Kaneb Services LLC will pay Kaneb Services, Inc. an amount of money calculated based on any tax liability of Kaneb Services, Inc. that (i) is attributable to increases in tax from past years arising out of adjustments required by Federal and state tax authorities, to the extent that such increases are properly allocable, in the judgement of Kaneb Services, Inc., to the businesses that become part of Kaneb Services LLC, or (ii) is attributable to the distribution of Kaneb Services LLC's common shares and to the operations of the Predecessor Businesses in the current year and the preceding years. In the event of an examination of Kaneb Services, Inc. by Federal or state tax authorities, Kaneb Services, Inc. will have unfettered control over the examination, administrative appeal, settlement or litigation that may be involved, notwithstanding that Kaneb Services LLC has agreed to pay any additional tax.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         The principal market risks (i.e., the risk of loss arising from the adverse changes in market rates and prices) to which the Predecessor Businesses are exposed are interest rates on the Predecessor's debt and investment portfolios. The Predecessor Businesses' investment portfolio consists of cash equivalents; accordingly, the carrying amounts approximate fair value. The Predecessor Businesses' investments are not material to its financial position or performance. Assuming variable rate debt of $269.4 million at March 31, 2001, a one percent increase in interest rates would increase annual net interest expense and decrease interest of outside non-controlling partners in Kaneb Pipe Line Partners' net income by approximately $2.7 million and $2.0 million, respectively.

         In March of 2001, a wholly-owned subsidiary of Kaneb Pipe Line Partners entered into two contracts for the purpose of locking in interest rates on $100 million of the anticipated ten-year public debt offerings. As the interest rate locks were not designated as hedging instruments pursuant to the requirements of SFAS No. 133, increases or decreases in the fair value of the contracts are included as a component of interest and other income. For the three months ended March 31, 2001, an unrealized gain of $0.6 million, before income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income, and an asset of the same amount, based on the fair value of the instruments at March 31, 2001, was recorded on these contracts. On May 22, 2001, the contracts were settled resulting in an aggregate gain of $3.8 million, before income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income.

                                  OUR BUSINESS

GENERAL

         We are a limited liability company organized under the laws of the state of Delaware. We manage and operate a refined petroleum products pipeline transportation system and petroleum products and specialty liquids terminal storage business through the general partner interest owned by one of our subsidiaries in Kaneb Pipe Line Partners, L.P., which in turn owns those systems and facilities through its subsidiaries. We also provide wholesale motor fuel marketing services throughout the Great Lakes and Rocky Mountain regions and in California.

         The following chart shows our organization and ownership structure as of the date of this information statement.

                             [ORGANIZATIONAL CHART]

KANEB PIPE LINE PARTNERS' PIPELINE AND STORAGE BUSINESSES

         Introduction

         We manage and operate the refined petroleum products pipeline transportation system and petroleum products and specialty liquids terminal storage business through our interest in Kaneb Pipe Line Partners, L.P., which owns those systems and facilities through its subsidiaries. Kaneb Pipe Line Partners is a separate public entity whose limited partner units are traded over the New York Stock Exchange. Our wholly owned subsidiary owns the general partner interest and 5.1 million limited partner units of Kaneb Pipe Line Partners. For financial statement purposes, the assets, liabilities and earnings of Kaneb Pipe Line Partners are included in our combined financial statements, with the public unit holders' interest reflected as a minority interest. For purposes of this information statement, the business, operations, revenues and other information about Kaneb Pipe Line Partners are presented as a whole, even though we do not, directly or indirectly, own 100% of Kaneb Pipe Line Partners. For a more detailed discussion of the business, activities and results of operations of Kaneb Pipe Line Partners, we refer to you to its Annual Report on Form 10-K for the year ended December 31, 2000, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and its other publically filed documents (NYSE: KPP).

         Products Pipeline Business

         Introduction. Kaneb Pipe Line Partners' pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. Kaneb Pipe Line Partners owns a 2,090-mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550-mile pipeline system that extends through Wyoming, South Dakota and Colorado. Kaneb Pipe Line Partners' east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Its west pipeline serves Eastern Wyoming, Western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to Kaneb Pipe Line Partners' pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 2000, Kaneb Pipe Line Partners shipped approximately 17,843 million barrel miles of refined petroleum products on its pipeline systems. Substantially all of Kaneb Pipe Line Partners' pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation.

         East Pipeline. The east pipeline was originally constructed in the 1950's with a line from southern Kansas to Geneva, Nebraska and was later extended north to where it presently ends at Jamestown, North Dakota. In addition, Kaneb Pipe Line Partners owns an eight-inch line from Geneva, Nebraska to North Platte, Nebraska, a 16" line from McPherson, Kansas to Geneva, Nebraska and a six-inch pipeline from Champlin Oil Company. In 1997, Kaneb Pipe Line Partners completed construction of a new six-inch pipeline from Conway, Kansas to Windom, Kansas (which is located approximately 22 miles north of Hutchinson) that allows Kaneb Pipe Line Partners' Hutchinson terminal to be supplied directly from McPherson. As a result of this pipeline becoming operational, a 158-mile segment of the former Champlin line was shut down, including a terminal located at Superior, Nebraska. The other end of the line runs northeast approximately 175 miles, crossing the main pipeline near Osceola, Nebraska, continuing through a terminal at Columbus, Nebraska, and later interconnecting with Kaneb Pipe Line Partners' Yankton/Milford line to terminate at Rock Rapids, Iowa. In December 1998, Kaneb Pipe Line Operating Partnership, L.P., in which Kaneb Pipe Line Company is the general partner and Kaneb Pipe Line Partners is the sole limited partner, acquired from Amoco Oil Company a 175-mile pipeline that runs from Council Bluffs, Iowa to Sioux Falls, South Dakota and the terminal at Sioux Falls. On December 31, 1998, Kaneb Pipe Line Operating Partnership, pursuant to its option, purchased a 203-mile North Platte line for approximately $5 million at the end of a lease. In January 1999, a connection was completed to service the Sioux Falls terminal through the main east pipeline.

         The east pipeline system also consists of 16 product terminals in Kansas, Nebraska, Iowa, South Dakota and North Dakota with total storage capacity of approximately 3.5 million barrels and an additional 22 product tanks with total storage capacity of approximately 1,006,000 barrels at its tank farm installations at

McPherson and El Dorado, Kansas. The system also has six origin pump stations in Kansas and 38 booster pump stations throughout the system. Additionally, the system maintains various office and warehouse facilities, and an extensive quality control laboratory. Kaneb Pipe Line Operating Partnership owns the entire 2,090 mile east pipeline. Kaneb Pipe Line Operating Partnership leases office space for its operating headquarters in Wichita, Kansas.

         The east pipeline transports refined petroleum products, including propane, received from refineries in southeast Kansas and other connecting pipelines to its terminals along the system and to receiving pipeline connections in Kansas. Shippers on the east pipeline obtain refined petroleum products from refineries connected to the east pipeline or through other pipelines directly connected to the pipeline system. Five connecting pipelines can deliver propane for shipment through the east pipeline from gas processing plants in Texas, New Mexico, Oklahoma and Kansas.

         West Pipeline. Kaneb Pipe Line Operating Partnership acquired the west pipeline in February 1995 when it purchased the assets of Wyco Pipe Line Company for a purchase price of $27.1 million. By acquiring the west pipeline, Kaneb Pipe Line Partners increased its pipeline business in South Dakota and expanded it into Wyoming and Colorado. The west pipeline system includes approximately 550 miles of pipeline in Wyoming, Colorado and South Dakota, four truck loading terminals and numerous pump stations located along the system. The system's four product terminals have a total storage capacity of over 1.7 million barrels.

         The west pipeline originates at Casper, Wyoming and travels east to the Strouds Station, where it serves as a connecting point with Sinclair's Little America Refinery and the Seminoe Pipeline that transports product from Billings, Montana-area refineries. From Strouds, the west pipeline continues east through its eight-inch line to Douglas, Wyoming, where a six-inch pipeline branches off to serve Kaneb Pipe Line Partners' Rapid City, South Dakota terminal approximately 190 miles away. The Rapid City terminal has a three-bay, bottom-loading truck rack and storage tank capacity of 256,000 barrels. The six-inch pipeline also receives product from Wyoming Refining's pipeline at a connection located near the Wyoming/South Dakota border, approximately 30 miles south of Wyoming Refining's Newcastle, Wyoming Refinery. From Douglas, Kaneb Pipe Line Partners' eight-inch pipeline continues south through a delivery point at the Burlington Northern junction to the terminal at Cheyenne, Wyoming. The Cheyenne terminal has a two-bay, bottom-loading truck rack and storage tank capacity of 345,000 barrels and serves as a receiving point for products from the Frontier Oil & Refining Company refinery at Cheyenne, as well as a product delivery point to Conoco's Cheyenne Pipeline. From the Cheyenne terminal, the eight-inch pipeline extends south into Colorado to the Dupont Terminal located in the Denver metropolitan area. The Dupont Terminal is the largest terminal on the west pipeline system, with a six-bay, bottom-loading truck rack and storage tank capacity of 692,000 barrels. The eight-inch pipeline continues to the Commerce City Station, where the west pipeline can receive from and transfer product to the Ultramar Diamond Shamrock and Conoco refineries and the Phillips Petroleum Terminal. From Commerce City, a six-inch line continues south 90 miles where the system terminates at the Fountain, Colorado Terminal serving the Colorado Springs area. The Fountain Terminal has a five-bay, bottom-loading truck rack and storage tank capacity of 366,000 barrels.

         The west pipeline system parallels Kaneb Pipe Line Partners' east pipeline to the west. The east pipeline's North Platte line ends in western Nebraska, approximately 200 miles east of the west pipeline's Cheyenne, Wyoming Terminal. Conoco's Cheyenne Pipeline runs from west to east from the Cheyenne Terminal to near the east pipeline's North Platte Terminal, although a portion of the line from Sidney, Nebraska (approximately 100 miles from Cheyenne) to North Platte has been deactivated. The west pipeline serves Denver and other eastern Colorado markets and supplies jet fuel to Ellsworth Air Force Base at Rapid City, South Dakota. The east pipeline supplies railroad and agricultural operations. The west pipeline has a relatively small number of shippers, who, with a few exceptions, are also shippers on Kaneb Pipe Line Partners' east pipeline system.

         Other Systems. Kaneb Pipe Line Partners also owns three single-use pipelines, located near Umatilla, Oregon, Rawlins, Wyoming and Pasco, Washington, each of which supplies diesel fuel to a railroad fueling facility. The Oregon and Washington lines are fully automated; however the Wyoming line utilizes a coordinated start-up procedure between the refinery and the railroad. For the year ended December 31, 2000, these three systems combined transported a total of 3.7 million barrels of diesel fuel, representing an aggregate of $1.5 million in revenues.

         Pipelines Products and Activities. The pipelines' revenues are based on volumes and distances of product shipped. The following table reflects the total volume and barrel miles of refined petroleum products shipped and total operating revenues earned by the pipelines for each of the periods indicated:

                                       YEAR ENDED DECEMBER 31
                                       (THOUSANDS OF BARRELS)
                       -------------------------------------------------------
                         2000        1999        1998        1997        1996
                       -------     -------     -------     -------     -------
Volume(1)               89,192      85,356      77,965      69,984      73,839

Barrel miles(2)         17,843      18,440      17,007      16,144      16,735

Revenues(3)            $70,685     $67,607     $63,421     $61,320     $63,441

----------
(1) Volumes are expressed in thousands of barrels of refined petroleum product.

(2) Barrel miles are shown in millions. A barrel mile is the movement of one barrel of refined petroleum product one mile.

(3) Revenues are expressed in thousands of dollars.

         The following table sets forth volumes of propane and various types of other refined petroleum products transported by the pipelines during each of the periods indicated:

                                       YEAR ENDED DECEMBER 31
                                       (THOUSANDS OF BARRELS)
                       -------------------------------------------------------

                         2000        1999        1998        1997        1996
                       -------     -------     -------     -------     -------
Gasoline                44,215      41,472      37,983      32,237      36,063

Diesel and fuel oil     41,087      40,435      36,237      33,541      32,934

Propane                  3,890       3,449       3,745       4,206       4,842
                       -------     -------     -------     -------     -------
     Total              89,192      85,356      77,965      69,984      73,839

         Diesel and fuel oil are used in farm machinery and equipment, over-the-road transportation, railroad fueling and residential fuel oil. Gasoline is primarily used in over-the-road transportation and propane is used for crop drying, residential heating and to power irrigation equipment. The mix of refined petroleum products delivered varies seasonally, with gasoline demand peaking in early summer, diesel fuel demand peaking in late summer and propane demand higher in the fall. In addition, weather conditions in the areas served by the east pipeline affect both the demand for and the mix of the refined petroleum products delivered through the east pipeline, although historically any overall impact on the total volumes shipped has been short-term. Tariffs charged to shippers for transportation of products do not vary according to the type of product delivered.

         Maintenance and Monitoring. The pipelines have been constructed and are maintained in a manner consistent with applicable Federal, state and local laws and regulations, standards prescribed by the American Petroleum Institute and accepted industry practice. Further, protective measures are taken and routine preventive maintenance is performed on the pipelines, to prolong the useful lives of the pipelines. Such measures includes cathodic protection to prevent external corrosion, inhibitors to prevent internal corrosion and periodic inspection of the pipelines. Additionally, the pipelines are patrolled at regular intervals to identify equipment or activities by third parties that, if left unchecked, could result in encroachment upon the Pipeline's rights-of-way and possible damage to the pipelines.

         Kaneb Pipe Line Partners uses a state-of-the-art Supervisory Control and Data Acquisition remote supervisory control software program to monitor continuously and control the pipelines from the Wichita, Kansas headquarters. The system monitors quantities of refined petroleum products injected in and delivered through the pipelines and automatically signals the Wichita headquarters personnel upon deviations from normal operations that require attention.

         Pipeline Operations. Both the east pipeline and the west pipeline are interstate pipelines and thus subject to Federal regulation by such governmental agencies as the Federal Energy Regulatory Commission ("FERC"), the Department of Transportation, and the Environmental Protection Agency. Additionally, the west pipeline is subject to state regulation of certain intrastate rates in Colorado and Wyoming and the east pipeline is subject to state regulation in Kansas. See "Regulation."

         Except for the three single-use pipelines and certain ethanol facilities, all of Kaneb Pipe Line Partners' pipeline operations constitute common carrier operations and are subject to Federal tariff regulation. In May 1998, Kaneb Pipe Line Operating Partnership was authorized by the FERC to adopt market-based rates in approximately one-half of its markets. Also, certain of its intrastate common carrier operations are subject to state tariff regulation. Common carrier activities are those under which transportation through the pipelines is available at published tariffs filed, in the case of interstate shipments, with the FERC, or in the case of intrastate shipments in Kansas, Colorado and Wyoming, with the relevant state authority, to any shipper of refined petroleum products who requests such services and satisfies the conditions and specifications for transportation.

         In general, a shipper on one of the pipelines delivers products to the pipeline from refineries or third-party pipelines that connect to the pipelines. The pipelines' operations also include 20 truck loading terminals through which refined petroleum products are delivered to storage tanks and then loaded into petroleum transport trucks. Five of the 20 terminals also receive propane into storage tanks and then load it into transport trucks. Tariffs for transportation are charged to shippers based upon transportation from the origination point on the pipeline to the point of delivery. Such tariffs also include charges for terminaling and storage of product at the Pipeline's terminals. pipelines are generally the lowest cost method for intermediate and long-haul overland transportation of refined petroleum products.

         Each shipper transporting product on one of the pipelines is required to supply Kaneb Pipe Line Operating Partnership with a notice of shipment indicating sources of products and destinations. All shipments are tested or receive refinery certifications to ensure compliance with Kaneb Pipe Line Operating Partnership's specifications. Shippers are generally invoiced by Kaneb Pipe Line Operating Partnership immediately upon the product entering one of the pipelines.

         The following table shows the number of tanks owned by Kaneb Pipe Line Operating Partnership at each terminal location at December 31, 2000, the storage capacity in barrels and truck capacity of each terminal location.

                           NUMBER                          TRUCK
LOCATION OF TERMINALS     OF TANKS     TANK CAPACITY     CAPACITY(a)
---------------------     --------     -------------     -----------
COLORADO:
      Dupont                 18           692,000             6
      Fountain               13           366,000             5

IOWA:
      LeMars                  9           103,000             2
      Milford(b)             11           172,000             2
      Rock Rapids            12           366,000             2

KANSAS:
      Concordia(c)            7            79,000             2
      Hutchinson              9           162,000             1

NEBRASKA:
      Columbus(d)            12           191,000             2
      Geneva                 39           678,000             8
      Norfolk                16           187,000             4
      North Platte           22           198,000             5
      Osceola                 8            79,000             2

NORTH DAKOTA:
      Jamestown              13           188,000             2

SOUTH DAKOTA:
      Aberdeen               12           181,000             2
      Mitchell                8            72,000             2
      Rapid City             13           256,000             3
      Sioux Falls             9           394,000             2
      Wolsey                 21           149,000             4
      Yankton                25           246,000             4

WYOMING:
      Cheyenne               15           345,000             2
                           ----         ---------
      Totals                292         5,104,000
                           ====         =========

---------

(a) Number of trucks that may be simultaneously loaded.

(b) This terminal is situated on land leased through August 7, 2007 at an annual rental of $2,400. Kaneb Pipe Line Operating Partnership has the right to renew the lease upon its expiration for an additional term of 20 years at the same annual rental rate.

(c) This terminal is situated on land leased through the year 2060 for a total rental of $2,000.

(d) Also loads rail tank cars.

         The east pipeline also has intermediate storage facilities consisting of 12 storage tanks at El Dorado, Kansas and 10 storage tanks at McPherson, Kansas, with aggregate capacities of approximately 472,000 and 534,000 barrels, respectively. During 2000, approximately 50.4% and 91.5% of the deliveries of the east pipeline and the west pipeline, respectively, were made through their terminals, and the remainder of the respective deliveries of such lines were made to other pipelines and customer-owned storage tanks.

         Storage of product at terminals pending delivery is considered by Kaneb Pipe Line Partners to be an integral part of the product delivery service of the pipelines. Shippers generally store refined petroleum products for less than one week. Ancillary services, including injection of shipper-furnished and generic additives, are available at each terminal.

         Demand for and Sources of Refined Petroleum Products. The pipeline business depends in large part on (1) the level of demand for refined petroleum products in the markets served by the pipelines and (2) the ability and willingness of refiners and marketers having access to the pipelines to supply that demand by delivering through the pipelines.

         Most of the refined petroleum products delivered through the east pipeline are used as fuel for railroads or in agricultural operations, including fuel for farm equipment, irrigation systems, trucks used for transporting crops and crop-drying facilities. Demand for refined petroleum products for agricultural use, and the relative mix of products required, is affected by weather conditions in the markets served by the east pipeline. The agricultural sector is also affected by government agricultural policies and crop prices. Although periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment, the demand for fuel for irrigation systems often increases during such times.

         While there is some agricultural demand for the refined petroleum products delivered through the west pipeline, as well as military jet fuel volumes, most of the demand is centered in the Denver and Colorado Springs area. Because demand on the west pipeline is significantly weighted toward urban and suburban areas, the product mix on the west pipeline includes a substantially higher percentage of gasoline than the product mix on the east pipeline.

         The pipeline business also depends on adequate levels of production of refined petroleum products by refineries connected to the pipelines, directly or indirectly through connecting pipelines. The refineries, in turn, depend on adequate supplies of suitable grades of crude oil. The refineries connected directly to the east pipeline obtain crude oil from producing fields located primarily in Kansas, Oklahoma and Texas, and, to a much lesser extent, from other domestic and foreign sources. Refineries in Kansas, Oklahoma and Texas are connected to the east pipeline through other pipelines. These refineries obtain their supplies of crude oil from a variety of sources. The refineries connected directly to the west pipeline are located in Casper and Cheyenne, Wyoming and Denver, Colorado. Refineries in Billings and Laurel, Montana are connected to the west pipeline through other pipelines. These refineries obtain their supplies of crude oil primarily from Rocky Mountain sources. Kaneb Pipe Line Partners believes that if one refinery discontinued its operations, (assuming unchanged demand for refined petroleum products in markets served by the pipelines) the effects would be short-term in nature, and Kaneb Pipe Line Partners' business would not be materially adversely affected over the long term because the discontinued production could be replaced by other refineries or by other sources.

         The majority of the refined petroleum product transported through the east pipeline in 2000 was produced at three refineries located at McPherson and El Dorado, Kansas and Ponca City, Oklahoma, and operated by Cooperative Refining Association, Frontier Refining and Conoco, Inc. respectively. The CRA and Frontier Refining refineries are connected directly to the east pipeline. The McPherson, Kansas refinery operated by CRA accounted for approximately 27% of the total amount of product shipped over the east pipeline in 2000. The east pipeline also has direct access by third-party pipelines to four other refineries in Kansas, Oklahoma and Texas and to Gulf Coast supplies of products through connecting pipelines that receive products from pipelines originating on the Gulf Coast. Five connecting pipelines can deliver propane from gas processing plants in Texas, New Mexico, Oklahoma and Kansas to the east pipeline for shipment.

         The majority of the refined petroleum products transported through the west pipeline is produced at the Frontier Refinery located at Cheyenne, Wyoming, the Ultramar Diamond Shamrock and Conoco Refineries located at Denver, Colorado, and Sinclair's Little America Refinery located at Casper, Wyoming, all of which are connected directly to the west pipeline. The west pipeline also has access to three Billings, Montana area refineries through a connecting pipeline.

         Principal Customers. Kaneb Pipe Line Operating Partnership had a total of approximately 52 shippers in 2000. The principal shippers include four integrated oil companies, three refining companies, two large farm cooperatives and one railroad. Transportation revenues attributable to the top 10 shippers of the pipelines were $48.7 million, $42.7 million and $48.3 million, which accounted for 69%, 63% and 76% of total revenues shipped for each of the years 2000, 1999 and 1998, respectively.

         Competition and Business Considerations. The east pipeline's major competitor is an independent, regulated common carrier pipeline system owned by The Williams Companies, Inc. which operates approximately 100 miles east of and parallel to the east pipeline. The Williams system is a substantially more extensive system than the east pipeline. Furthermore, Williams and its affiliates have capital and financial resources that are substantially greater than our and Kaneb Pipe Line Partners' capital and financial resources. Competition with Williams is based primarily on transportation charges, quality of customer service and proximity to end users, although refined product pricing at either the origin or terminal point on a pipeline may outweigh transportation costs. Fifteen of the east pipeline's 16 delivery terminals are located within 2 to 145 miles of, and in direct competition with, Williams' terminals.

         The west pipeline competes with the truck loading racks of the Cheyenne and Denver refineries and the Denver terminals of the Chase Terminal Company and Phillips Petroleum Company. Ultramar Diamond Shamrock terminals in Denver and Colorado Springs, connected to a Ultramar Diamond Shamrock pipeline from their Texas Panhandle Refinery, are major competitors to the west pipeline's Denver and Fountain Terminals, respectively.

         Because pipelines are generally the lowest cost method for intermediate and long-haul movement of refined petroleum products, the pipelines' more significant competitors are common carrier and proprietary pipelines owned and operated by major integrated and large independent oil companies and other companies in the areas where the pipelines deliver products. Competition between common carrier pipelines is based primarily on transportation charges, quality of customer service and proximity to end users. Kaneb Pipe Line Partners believes high capital costs, tariff regulation, environmental considerations and problems in acquiring rights-of-way make it unlikely that other competing pipeline systems comparable in size and scope to the pipelines will be built in the near future, provided the pipelines have available capacity to satisfy demand and its tariffs remain at reasonable levels.

         The costs associated with transporting products from a loading terminal to end users limit the geographic size of the market that can be served economically by any terminal. Transportation to end users from the loading terminals of Kaneb Pipe Line Partners is conducted principally by trucking operations of unrelated third parties. Trucks may competitively deliver products in some of the areas served by the pipelines; but trucking costs render that mode of transportation not competitive for longer hauls or larger volumes. We do not believe that trucks are, or will be, effective competition to Kaneb Pipe Line Partners' long-haul volumes over the long term.

         Liquids Terminaling

         Introduction. Support Terminal Services operation, which is wholly owned by Kaneb Pipe Line Operating Partnership, is one of the largest independent petroleum products and specialty liquids terminaling companies in the United States. Kaneb Pipe Line Partners' terminaling business is conducted through Support Terminals Operating Partnership, L.P. and its affiliated partnerships and corporate entities, which operate under the names "ST Services" and "StanTrans", among others. For the year ended December 31, 2000, the terminaling business accounted for approximately 55% of Kaneb Pipe Line Partners' revenues. As of December 31, 2000, and excluding the Shore acquisition described in the next paragraph, ST Services operated 35 facilities in 19 states and the District of Columbia, with a total storage capacity of approximately
25.0 million barrels. In addition, in February 1999, ST Services made its first significant international acquisition, with the purchase of six terminals located in the United Kingdom, having a total capacity of approximately 5.4 million barrels. In September 2000, ST Services acquired a 1.6 million barrel petroleum terminal in Paulsboro, New Jersey. ST Services and its predecessors have a long history in the terminaling business and handle a wide variety of liquids from petroleum products to specialty chemicals to edible liquids.

         On January 3, 2001, Kaneb Pipe Line Partners completed the acquisition of Shore Terminals LLC. Shore Terminals owns seven terminals, four in California (three in the San Francisco Bay area and one in Los Angeles) and one each in Tacoma, Washington, Portland, Oregon and Reno, Nevada, with a total storage capacity of 7.8 million barrels. All of the terminals handle petroleum products and, with the exception of the Nevada terminal, have deep water access. The purchase price was approximately $107,000,000 in cash and 1,975,090 limited partner units of Kaneb Pipe Line Partners. The acquisition, which will become a part of the ST Services terminaling operations, will significantly increase ST Services' presence on the West Coast.

         ST Services' terminal facilities provide storage on a fee basis for petroleum products, specialty chemicals and other liquids. ST Services' five largest domestic terminal facilities are located in Piney Point, Maryland; Linden, New Jersey (which is a 50% owned joint venture); Jacksonville, Florida; Texas City, Texas; and Paulsboro, New Jersey. These facilities accounted for approximately 38.0% of ST Services's revenues and 49.1% of its tankage capacity in 2000 (excluding the Paulsboro facility which was acquired by ST Services in September 2000). Upon their acquisition, the Shore terminals at Crockett and Martinez, California became the third and fourth largest ST Services terminals, respectively.

Description of Largest Domestic Terminal Facilities

         Piney Point, Maryland. The largest terminal currently owned by ST Services is located on approximately 400 acres on the Potomac River. The facility was acquired as part of the purchase of the liquids terminaling assets of Steuart Petroleum Company and certain of its affiliates (collectively "Steuart") in December 1995. The Piney Point terminal has approximately 5.4 million barrels of storage capacity in 28 tanks and is the closest deep-water facility to Washington, D.C. This terminal competes with other large petroleum terminals in the East Coast water-borne market extending from New York Harbor to Norfolk, Virginia. The terminal currently stores petroleum products consisting primarily of fuel oils, asphalt and caustic soda solution. The terminal has a dock with a 36-foot draft for tankers and four berths for barges. It also has truck loading facilities, product blending capabilities and is connected to a pipeline which supplies residual fuel oil to two power-generating stations.

         Linden, New Jersey. In October 1998, ST Services entered into a joint venture relationship with Northville Industries Corp. ("Northville") to acquire the management of and a 50% ownership interest in the terminal facility at Linden, New Jersey, which was previously owned by Northville. The 44-acre facility provides ST Services with deep-water terminaling capabilities at New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. The facility has a total capacity of approximately 3.9 million barrels in 22 tanks, can receive products via ship, barge and pipeline and delivers product by ship, barge, pipeline and truck. The terminal has two docks (and leases a third) with draft limits of 35 and 24 feet, respectively.

         Jacksonville, Florida. The Jacksonville terminal, also acquired as part of the Steuart transaction, is located on approximately 86 acres on the St. John's River and consists of a main terminal and two annexes with combined storage capacity of approximately 2.1 million barrels in 30 tanks. The terminal is currently used to store petroleum products including gasoline, No. 2 oil, No. 6 oil, diesel and kerosene. This terminal has a tanker berth with a 38-foot draft and four barge berths and also offers truck and rail car loading facilities and facilities to blend residual fuels for ship bunkering.

         Texas City, Texas. The Texas City facility is situated on 39 acres of land leased from the Texas City Terminal Railway Company ("TCTRC") with long-term renewal options. Located on Galveston Bay near the mouth of the Houston Ship Channel, approximately sixteen miles from open water, the Texas City terminal consists of 124 tanks with a total capacity of approximately 2 million barrels. The eastern end of the Texas City site is adjacent to three deep-water docking facilities, which are also owned by TCTRC. The three deep-water docks include two 36-foot draft docks and a 40-foot draft dock. The docking facilities can accommodate any ship or barge capable of navigating the 40-foot draft of the Houston Ship Channel. ST Services is charged dockage and wharfage fees on a per vessel and per unit basis, respectively, by TCTRC, which it passes on to its customers.

         The Texas City facility is designed to accommodate a diverse product mix, including specialty chemicals, such as petrochemicals and has tanks equipped for the specific storage needs of the various products handled; piping and pumping equipment for moving the product between the tanks and the transportation modes; and, an extensive infrastructure of support equipment.
ST Services receives or delivers the majority of the specialty chemicals that it handles via ship or barge at Texas City. ST Services also receives and delivers liquids via rail tank cars and transport trucks and has direct pipeline connections to refineries in Texas City.

         Paulsboro, New Jersey. The Paulsboro terminal was acquired from GATX in September of 2000. The facility has 18 tanks with a combined storage capacity of approximately 1.6 million barrels on the east bank of the Delaware river across from Philadelphia, Pennsylvania. The terminal has one ship dock and two barge berths, is connected to Colonial pipeline and has a truck loading rack for receipt and delivery of petroleum products.

         ST Services' facilities have been designed with engineered structural measures to minimize the possibility of the occurrence and the level of damage in the event of a spill or fire. All loading areas, tanks, pipes and pumping areas are "contained" to collect any spillage and insure that only properly treated water is discharged from the site.

         Other Terminal Sites. In addition to the five major facilities described above, ST Services now has 37 other terminal facilities located throughout the United States and six facilities in the United Kingdom. The Paulsboro facility was acquired during 2000 and the seven Shore terminals in January 2001. The 30 facilities (excluding the seven Shore terminals acquired in January 2001, but including the Paulsboro terminal) represented approximately 50.9% of ST Services' total tankage capacity and approximately 60.5% of its total revenue for 2000. With the exception of the facilities in Columbus, Georgia, which handles aviation gasoline and specialty chemicals; Winona, Minnesota, which handles nitrogen fertilizer solutions; Savannah, Georgia, which handles chemicals and caustic solutions; as well as petroleum products, Vancouver, Washington, which handles chemicals and bulk fertilizer; Eastham, United Kingdom which handles chemicals and animal fats; and Runcorn, United Kingdom, which handles molten sulphur, these facilities primarily store petroleum products for a variety of customers. Overall, these facilities provide ST Services locations which are diverse geographically, in products handled and in customers served.

         The following table outlines ST Services' terminal locations, capacities, tanks and primary products handled:

                                       TANKAGE       NO. OF
       FACILITY                        CAPACITY      TANKS       PRIMARY PRODUCTS HANDLED
       --------                        --------      ------      ------------------------
MAJOR U.S. TERMINALS:
        Piney Point, MD                5,403,000        28       Petroleum
        Linden, NJ(a)                  3,884,000        22       Petroleum
        Crockett, CA(d)                3,048,000        24       Petroleum
        Martinez, CA(d)                2,783,000        16       Petroleum
        Jacksonville, FL               2,066,000        30       Petroleum

OTHER U.S. TERMINALS:
        Montgomery, AL(b)                162,000         7       Petroleum, Jet Fuel
        Moundville, AL(b)                310,000         6       Jet Fuel
        Tuscon, AZ                       181,000         7       Petroleum
        Los Angeles, CA(d)               597,000        20       Petroleum
        Richmond, CA(d)                  617,000        25       Petroleum
        Stockton, CA                     706,000        32       Petroleum
        M Street, DC                     133,000         3       Petroleum
        Homstead, FL(b)                   72,000         2       Jet Fuel
        Augusta, GA                      110,000         8       Petroleum
        Bremen, GA                       180,000         8       Petroleum, Jet Fuel
        Brunswick, GA                    302,000         3       Petroleum, Pulp Liquor
        Columbus, GA                     180,000        25       Petroleum, Chemicals
        Macon, GA(b)                     307,000        10       Petroleum, Jet Fuel
        Savannah, GA                     861,000        19       Petroleum, Chemicals
        Blue Island, IL                  752,000        19       Petroleum
        Chillicothe, IL(a)               270,000         6       Petroleum
        Peru, IL                         221,000         8       Petroleum, Fertilizer
        Indianapolis, IN                 410,000        18       Petroleum
        Westwego, LA                     858,000        54       Molasses, Fertilizer, Caustic
        Salina, KS(c)                     98,000        10       Petroleum
        Andrews AFB Pipeline, MD(b)       72,000         3       Jet Fuel
        Baltimore, MD                    821,000        49       Chemicals, Asphalt, Jet Fuel
        Salisbury, MD                    177,000        14       Petroleum
        Winona, MN                       229,000         7       Fertilizer
        Reno, NV(d)                      107,000         7       Petroleum
        Alamogordo, NM(b)                120,000         5       Jet Fuel
        Paulsboro, NJ                  1,580,000        18       Petroleum
        Drumright, OK                    315,000         4       Petroleum, Jet Fuel
        Portland, OR(d)                  343,000        11       Petroleum

                                       TANKAGE       NO. OF
       FACILITY                        CAPACITY      TANKS       PRIMARY PRODUCTS HANDLED
       --------                        --------      ------      ------------------------
        Philadelphia, PA               1,044,000        12       Petroleum
        Texas City, TX                 2,002,000       124       Chemicals and Petrochemicals
        San Antonio, TX                  207,000         4       Jet Fuel
        Dumfries, VA                     554,000        16       Petroleum, Asphalt
        Virginia Beach, VA(b)             40,000         2       Jet Fuel
        Tacoma, WA(d)                    367,000        15       Petroleum
        Vancouver, WA                     94,000        31       Chemicals, Fertilizer
        Milwaukee, WI                    308,000         7       Petroleum

FOREIGN TERMINALS:
        Gray, England                  1,945,000        53       Petroleum
        Eastham, England               2,185,000       162       Chemicals, Animal Fats
        Runcorn, England                 146,000         4       Molten sulphur
        Glasgow, Scotland                344,000        16       Petroleum
        Leith, Scotland                  459,000        34       Petroleum; Chemicals
        Belfast, Northern Ireland        315,000        38       Petroleum
                                      ----------     -----
               TOTAL                  38,285,000     1,046
                                      ==========     =====

----------

(a) The terminal is 50% owned by ST.

(b) Facility also includes pipelines to U.S. government military base locations.

(c) Transferred to Kaneb Pipe Line Operating Partnership, L.P. effective January 1, 2001.

(d) Acquired in the Shore acquisition on January 3, 2001.

         Customers. The storage and transport of jet fuel for the U.S. Department of Defense is an important part of ST Services' business. Eleven of ST Services' terminal sites are involved in the terminaling or transport (via pipeline) of jet fuel for the Department of Defense and six of these eleven locations are only used by the U.S. Government. Two of these locations are presently without government business. Of the eleven locations, five include pipelines which deliver jet fuel directly to nearby military bases, while another location supplies Andrews Air Force Base, Maryland and consists of a barge receiving dock and an 11.3 mile pipeline with three 24,000 barrel double-bottomed tanks and an administration building located on the base.

         Competition and Business Considerations. In addition to the terminals owned by independent terminal operators, such as ST, many major energy and chemical companies own extensive terminal storage facilities. Although such terminals often have the same capabilities as terminals owned by independent operators, they generally do not provide terminaling services to third parties. In many instances, major energy and chemical companies that own storage and terminaling facilities are also significant customers of independent terminal operators, such as ST. Such companies typically have strong demand for terminals owned by independent operators when independent terminals have more cost effective locations near key transportation links, such as deep-water ports. Major energy and chemical companies also need independent terminal storage when their owned storage facilities are inadequate, either because of size constraints, the nature of the stored material or specialized handling requirements.

         Independent terminal owners generally compete on the basis of the location and versatility of terminals, service and price. A favorably located terminal will have access to various cost effective transportation modes both to and from the terminal. Possible transportation modes include waterways, railroads, roadways and pipelines. Terminals located near deep-water port facilities are referred to as "deep-water terminals" and terminals without such facilities are referred to as "inland terminals"; though some inland facilities are served by barges on navigable rivers.

         Terminal versatility is a function of the operator's ability to offer handling for diverse products with complex handling requirements. The service function typically provided by the terminal includes, among other things, the safe storage of the product at specified temperature, moisture and other conditions, as well as receipt at and delivery from the terminal, all of which must be in compliance with applicable environmental regulations. A terminal operator's ability to obtain attractive pricing often depends on the quality, versatility and reputation of the facilities owned by the operator. Although many products require modest terminal modification, operators with a greater diversity of terminals with versatile storage capabilities typically require less modification before usage, ultimately making the storage cost to the customer more attractive.

         Several companies offering liquid terminaling facilities have significantly more capacity than ST Services. But much of ST Services' tankage can be described as "niche" facilities that are equipped to properly handle "specialty" liquids or provide facilities or services where management believes they enjoy an advantage over competitors. Most of the larger operators, including GATX Terminals Corporation, Williams, and Petroleum Fuel & Terminal Company, have facilities used primarily for petroleum-related products. As a result, many of ST Services' terminals compete against other large petroleum products terminals, rather than specialty liquids facilities. Such specialty or "niche" tankage is less abundant in the U.S. and "specialty" liquids typically command higher terminal fees than lower-price bulk terminaling for petroleum products.

         Capital Expenditures

         Capital expenditures by Kaneb Pipe Line Partners relating to its pipelines, excluding acquisitions, were $3.4 million, $3.6 million and $5.0 million for 2000, 1999 and 1998, respectively. During these periods, adequate capacity existed on the pipelines to accommodate volume growth, and the expenditures required for environmental and safety improvements were not material in amount. Capital expenditures, excluding acquisitions, by ST Services relating to its terminaling business were $6.1 million, $11.0 million and $4.4 million for 2000, 1999 and 1998, respectively.

         Capital expenditures of Kaneb Pipe Line Partners during 2001 are expected to be approximately $12.0 million to $15.0 million, exclusive of the Shore acquisition. Additional expansion-related capital expenditures will depend on future opportunities to expand Kaneb Pipe Line Partners' operations. Kaneb Pipe Line Partners intends to finance future expansion capital expenditures primarily through Kaneb Pipe Line Partners' borrowings. Such future expenditures, however, will depend on many factors beyond Kaneb Pipe Line Partners' control, including, without limitation, demand for refined petroleum products and terminaling services in Kaneb Pipe Line Partners' market areas, local, state and Federal governmental regulations, fuel conservation efforts and the availability of financing on acceptable terms. We cannot assure you that required capital expenditures will not exceed anticipated amounts during the year or thereafter or that Kaneb Pipe Line Partners will have the ability to finance such expenditures through borrowings or choose to do so.

         Regulation

         Interstate Regulation. The interstate common carrier pipeline operations of Kaneb Pipe Line Partners are subject to rate regulation by FERC under the Interstate Commerce Act. The Interstate Commerce Act provides, among other things, that to be lawful the rates of common carrier petroleum pipelines must be "just and reasonable" and not unduly discriminatory. New and changed rates must be filed with the FERC, which may investigate their lawfulness on protest or its own motion. The FERC may suspend the effectiveness of such rates for up to seven months. If the suspension expires before completion of the investigation, the rates go into effect, but the pipeline can be required to refund to shippers, with interest, any difference between the level the FERC determines to be lawful and the filed rates under investigation. Rates that have become final and effective may be challenged by complaint to FERC filed by a shipper or on the FERC's own initiative. Reparations may be recovered by the party filing the complaint for the two-year period before the complaint, if FERC finds the rate to be unlawful.

         The FERC allows for a rate of return for petroleum products pipelines determined by adding (i) the product of a rate of return equal to the nominal cost of debt multiplied by the portion of the rate base that is deemed to be financed with debt and (ii) the product of a rate of return equal to the real (i.e., inflation-free) cost of equity multiplied by the portion of the rate base that is deemed to be financed with equity. The appropriate rate of return for a petroleum pipeline is determined on a case-by-case basis, taking into account cost of capital, competitive factors and business and financial risks associated with pipeline operations.

         Under Title XVIII of the Energy Policy Act of 1992 (the "EP Act"), rates that were in effect on October 24, 1991 that were not subject to a protest, investigation or complaint are deemed to be just and reasonable. Such rates, commonly referred to as grandfathered rates, are subject to challenge only for limited reasons. Any relief granted pursuant to such challenges may be prospective only. Because Kaneb Pipe Line Partners' rates that were in effect on October 24, 1991 were not subject to investigation and protest at that time, those rates could be deemed to be just and reasonable pursuant to this act. Kaneb Pipe Line Partners' current rates became final and effective in July 2000, and Kaneb Pipe Line Partners believes that its currently effective tariffs are just and reasonable and would withstand challenge under the FERC's cost-based rate standards. Because of the complexity of rate making, however, the lawfulness of any rate is never assured.

         On October 22, 1993, the FERC issued Order No. 561 which adopted a simplified rate-making methodology for future oil pipeline rate changes in the form of indexation. Indexation, which is also known as price-cap regulation, establishes ceiling prices on oil pipeline rates based on application of a broad-based measure of inflation in the general economy to existing rates. Rate increases up to the ceiling level are to be discretionary for the pipeline, and, for such rate increases, there will be no need to file cost-of-service or supporting data. Moreover, so long as the ceiling is not exceeded, a pipeline may make a limitless number of rate change filings. This indexing mechanism calculates a ceiling rate. Rate decreases are required if the indexing mechanism operates to reduce the ceiling rate below a pipeline's existing rates. The pipeline may increase its rates to this calculated ceiling rate without filing a formal cost based justification and with limited risk of shipper protests.

         The indexation method is to serve as the principal basis for the establishment of oil pipeline rate changes in the future. But the FERC determined that a pipeline may use any one of the following alternative methodologies to indexing: (1) a cost-of-service methodology may be used by a pipeline to justify a change in a rate if a pipeline can demonstrate that its increased costs are prudently incurred and that there is a substantial divergence between such increased costs and the rate that would be produced by application of the index and (2) a pipeline may base its rates upon a "light-handed" market-based form of regulation if it can demonstrate a lack of significant market power in the relevant markets.

         On September 15, 1997, Kaneb Pipe Line Partners filed an Application for Market Power Determination with the FERC seeking market-based rates for approximately half of its markets. In May 1998, the FERC granted Kaneb Pipe Line Partners' application and approximately half of the pipelines' markets subsequently became subject to market-force regulation.

         In the FERC's Lakehead decision issued June 15, 1995, the FERC partially disallowed Lakehead's inclusion of income taxes in its cost of service. Specifically, the FERC held that Lakehead was entitled to receive an income tax allowance with respect to income attributable to its corporate partners, but was not entitled to receive such an allowance for income attributable to the partnership interests held by individuals. Lakehead's motion for rehearing was denied by the FERC and Lakehead appealed the decision to the U.S. Court of Appeals. Subsequently, the case was settled by Lakehead and the appeal was withdrawn. In another FERC proceeding involving a different oil pipeline limited partnership, various shippers challenged such pipeline's inclusion of an income tax allowance in its cost of service. The FERC decided this case on the same basis as its holding in the Lakehead case. If the FERC were to partially or completely disallow the income tax allowance in the cost of service of the pipelines on the basis set forth in the Lakehead order, we believe that Kaneb Pipe Line Partners' ability to pay distributions to its limited partners and general partner, including to us, would not be impaired; but, in view of the uncertainties involved in this issue, neither we nor Kaneb Pipe Line Partners can assure you that Kaneb Pipe Line Partners will be able to make those distributions.

         Intrastate Regulation. The intrastate operations of the east pipeline in Kansas are subject to regulation by the Kansas Corporation Commission, and the intrastate operations of the west



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



pipeline in Colorado and Wyoming are subject to regulation by the Colorado Public Utility Commission and the Wyoming Public Service Commission, respectively. Like the FERC, the state regulatory authorities require that shippers be notified of proposed intrastate tariff increases and have an opportunity to protest such increases. Kaneb Pipe Line Operating Partnership also files with such state authorities copies of interstate tariff changes filed with the FERC. In addition to challenges to new or proposed rates, challenges to intrastate rates that have already become effective are permitted by complaint of an interested person or by independent action of the appropriate regulatory authority.

         Environmental Matters

         General. The operations of Kaneb Pipe Line Partners are subject to Federal, state and local laws and regulations relating to the protection of the environment in the United States and, since February 1999, the environmental laws and regulations of the United Kingdom in regard to the terminals acquired from GATX Terminals, Limited, in the United Kingdom. Although Kaneb Pipe Line Partners believes that its operations generally comply with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline and terminal operations, and we cannot assure you that significant costs and liabilities will not be incurred by Kaneb Pipe Line Partners. Moreover, other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of Kaneb Pipe Line Partners, past and present, could possibly result in substantial costs and liabilities to Kaneb Pipe Line Partners, which may affect Partnership distributions to us.

         Water. The Oil Pollution Act ("OPA") was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972 and other statutes as they pertain to prevention and response to oil spills. The OPA subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and certain other consequences of an oil spill, where such spill is into navigable waters, along shorelines or in the exclusive economic zone. In the event of an oil spill into such waters, substantial liabilities could be imposed on Kaneb Pipe Line Partners. Regulations concerning the environment are continually being developed and revised in ways that may impose additional regulatory burdens on Kaneb Pipe Line Partners.

         Contamination resulting from spills or releases of refined petroleum products are not unusual within the petroleum pipeline and liquids terminaling industries. The east pipeline and ST Services have experienced limited groundwater contamination at various terminal and pipeline sites resulting from various causes including activities of previous owners. Remediation projects are underway or under construction using various remediation techniques. The costs to remediate contamination at several ST Services terminal locations is being borne by the former owners under indemnification agreements. Kaneb Pipe Line Partners believes that the aggregate cost of these remediation efforts will not be material.

         Groundwater remediation efforts are ongoing at all four of the west pipeline's terminals and at a Wyoming pump station. Regulatory officials have been consulted in the development of remediation plans. In connection with the purchase of the west pipeline, Kaneb Pipe Line Operating Partnership agreed to implement remediation plans at these specific sites over the succeeding five years following the acquisition in return for the payment by the seller, Wyco Pipe Line Company, of $1,312,000 to Kaneb Pipe Line Operating Partnership to cover the discounted estimated future costs of these remediations. Kaneb Pipe Line Partners accrued $2.1 million for these future remediation expenses.

         In May 1998, the west pipeline, at a point between Dupont, Colorado and Fountain, Colorado ruptured, and approximately 1,000 barrels of product was released. Containment and remedial action was immediately commenced. Upon investigation, it appeared that the failure of the pipeline was due to damage caused by third-party excavations. Kaneb Pipe Line Partners has made a claim to the third party as well as to its insurance carriers. Kaneb Pipe Line Partners has entered into a Compliance Order on Consent with the State of Colorado with respect to the remediation. As of December 31, 2000, Kaneb Pipe Line Partners has incurred $1.2 million of costs in connection with this incident. Future costs are not anticipated to be significant. Kaneb Pipe Line Partners has recovered substantially all of its costs from its insurance carrier.

         The EPA has also promulgated regulations that may require Kaneb Pipe Line Partners to apply for permits to discharge storm water runoff. Storm water discharge permits also may be required in certain states in which Kaneb Pipe Line Partners operates. Where such requirements are applicable, Kaneb Pipe Line Partners has applied for such permits and, after the permits are received, will be required to sample storm water effluent before releasing it. Kaneb Pipe Line Partners believes that effluent limitations could be met, if necessary, with minor modifications to existing facilities and operations. Although no assurance in this regard can be given, Kaneb Pipe Line Partners believes that the changes will not have materially affect Kaneb Pipe Line Partners' financial condition or results of operations.

         Above-Ground Storage Tank Acts. A number of the states in which Kaneb Pipe Line Partners operates in the United States have passed statutes regulating aboveground tanks containing liquid substances. Generally, these statutes require that such tanks include secondary containment systems or that the operators take certain alternative precautions to ensure that no contamination results from any leaks or spills from the tanks. Although there is not currently a Federal statute regulating these above ground tanks, such a law could possibly be passed in the United States within the next few years. Kaneb Pipe Line Partners substantially complies with all above-ground storage tank laws in the states with such laws. Although no assurance can be given, Kaneb Pipe Line Partners believes that the future implementation of above ground storage tank laws by either additional states or by the Federal government will not materially affect Kaneb Pipe Line Partners' financial condition or results of operations.

         Air Emissions. The operations of Kaneb Pipe Line Partners are subject to the Federal Clean Air Act and comparable state and local statutes. Kaneb Pipe Line Partners believes that the operations of the pipelines and terminals are in substantial compliance with such statutes in all states in which they operate.

         Amendments to the Federal Clean Air Act enacted in 1990 require or will require most industrial operations in the United States to incur future capital expenditures to meet the air emission control standards that have been and are to be developed and implemented by the EPA and state environmental agencies. Pursuant to these Clean Air Act Amendments, those Partnership facilities that emit volatile organic compounds ("VOC") or nitrogen oxides are subject to increasingly stringent regulations, including requirements that certain sources install maximum or


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


reasonably available control technology. In addition, the 1999 Federal Clean Air Act Amendments include a new operating permit for major sources ("Title V Permits"), which applies to some of Kaneb Pipe Line Partners' facilities. Additionally, new dockside loading facilities owned or operated by Kaneb Pipe Line Partners in the United States will be subject to the New Source Performance Standards that were proposed in May 1994. These regulations require control of VOC emissions from the loading and unloading of tank vessels.

         Although Kaneb Pipe Line Partners substantially complies with applicable air pollution laws, in anticipation of the implementation of stricter air control regulations, Kaneb Pipe Line Partners is taking actions to substantially reduce its air emissions. Kaneb Pipe Line Partners plans to install bottom-loading and vapor-recovery equipment on the loading racks at selected terminal sites along the east pipeline that do not already have such emissions control equipment. These modifications will substantially reduce the total air emissions from each of these facilities. Having begun in 1993, this project is being phased in over a period of years.

         Solid Waste. Kaneb Pipe Line Partners generates non-hazardous solid waste that is subject to the requirements of the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes in the United States. The EPA is considering the adoption of stricter disposal standards for non-hazardous wastes. RCRA also governs the disposal of hazardous wastes. At present, Kaneb Pipe Line Partners is not required to comply with a substantial portion of the RCRA requirements because Kaneb Pipe Line Partners' operations generate minimal quantities of hazardous wastes. But we anticipate that additional wastes, which could include wastes currently generated during pipeline operations, will in the future be designated as "hazardous wastes". Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Such changes in the regulations may result in additional capital expenditures or operating expenses by Kaneb Pipe Line Partners.

         At the terminal sites at which groundwater contamination is present, there is also limited soil contamination. Kaneb Pipe Line Partners is under no present requirements to remove these contaminated soils, but Kaneb Pipe Line Partners may be required to do so in the future. Soil contamination also may be present at other Partnership facilities at which spills or releases have occurred. Under certain circumstances, Kaneb Pipe Line Partners may be required to clean up such contaminated soils. Although these costs should not have a material adverse effect on Kaneb Pipe Line Partners, no assurance can be given in this regard.

         Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, Kaneb Pipe Line Partners may generate waste that may fall within CERCLA's definition of a "hazardous substance". Kaneb Pipe Line Partners may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed.

         Environmental Impact Statement. The United States National Environmental Policy Act of 1969 (the "NEPA") applies to certain extensions or additions to a pipeline system. Under NEPA, if any project that would significantly affect the quality of the environment requires a permit or approval from any United States Federal agency, a detailed environmental impact statement must be prepared. The effect of the NEPA may be to delay or prevent construction of new facilities or to alter their location, design or method of construction.

         Indemnification. One of our wholly owned subsidiaries, Kaneb Pipe Line Company, has agreed to indemnify Kaneb Pipe Line Partners against liabilities for damage to the environment resulting from operations of the east pipeline before October 3, 1989. Such indemnification does not extend to any liabilities that arise after such date to the extent such liabilities result from change in environmental laws or regulations. Under such indemnity, Kaneb Pipe Line Company is presently liable for the remediation of contamination of certain east pipeline sites. In addition, both Kaneb Pipe Line Operating Partnership and
ST Services were wholly or partially indemnified under certain acquisition contracts for some environmental costs. Most of such contracts contain time and amount limitations on the indemnities. To the extent that environmental liabilities exceed the



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


amount of such indemnity, Kaneb Pipe Line Operating Partnership has affirmatively assumed the excess environmental liabilities.

         Safety Regulation

         The pipelines are subject to regulation by the United States Department of Transportation (the "DOT") under the Hazardous Liquid Pipeline Safety Act of 1979 ("HLPSA") relating to the design, installation, testing, construction, operation, replacement and management of their pipeline facilities. The HLPSA covers petroleum and petroleum products pipelines and requires any entity that owns or operates pipeline facilities to comply with such safety regulations and to permit access to and copying of records and to make certain reports and provide information as required by the Secretary to Transportation. The Federal Pipeline Safety Act of 1992 amended the HLPSA to include requirements of the future use of internal inspection devices. Kaneb Pipe Line Partners does not believe that it will be required to make any substantial capital expenditures to comply with the requirements of HLPSA as so amended.

         On November 3, 2000, the DOT issued new regulations intended by the DOT to assess the integrity of hazardous liquid pipeline segments that, in the event of a leak or failure, could adversely affect highly populated areas, areas unusually sensitive to environmental impact and commercially navigable waterways. Under the regulations, an operator is required, among other things, to conduct baseline integrity assessment tests (such as internal inspections) within seven years, conduct future integrity tests at typically five-year intervals and develop and follow a written risk-based integrity management program covering the designated high consequence areas. We do not believe that any increased costs of compliance with these regulations will materially affect the Kaneb Pipe Line Partners' results of operations.

         Kaneb Pipe Line Partners is subject to the requirements of the United States Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that certain information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local authorities and citizens. Kaneb Pipe Line Partners believes that it is in general compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to benzene.

         The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act, and comparable state statutes require Kaneb Pipe Line Partners to organize information about the hazardous materials used in its operations. Certain parts of this information must be reported to employees, state and local governmental authorities, and local citizens upon request. In general, Kaneb Pipe Line Partners expects to increase its expenditures during the next decade to comply with higher industry and regulatory safety standards such as those described above. Such expenditures cannot be accurately estimated at this time, although they are not expected to materially affect Kaneb Pipe Line Partners.

PRODUCTS MARKETING

         In March 1998, we entered the products marketing business through an acquisition by Martin Oil Corporation LLC, which is one of our wholly owned subsidiaries. For over 40 years, this operation and its predecessors have engaged in the business of acquiring quantities of motor fuels and reselling them at wholesale in smaller lots at truck racks located in terminal storage facilities along pipelines primarily located throughout California, Colorado, Illinois, Indiana, Ohio, Wisconsin and Wyoming. This business does not own any retail outlets, pipelines or terminals. For the year ended December 31, 2000, the product marketing segment's revenues and operating income were $381.2 million and $2.5 million, respectively.



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

EMPLOYEES

         Kaneb Pipe Line Partners has no employees. The business of Kaneb Pipe Line Partners is conducted by its general partner and our wholly owned subsidiary, Kaneb Pipe Line Company LLC, which at December 31, 2000, employed approximately 600 persons. Additionally, Martin Oil Corporation LLC employed approximately 17 persons as of December 31, 2000. Approximately 114 of the persons employed by Kaneb Pipe Line Company LLC were subject to representation by unions for collective bargaining purposes; however, only 86 persons employed at 5 of Kaneb Pipe Line Company LLC's terminal unit locations were subject to collective bargaining or similar contracts at that date. Union contracts regarding conditions of employment for 18, 6, 16, 30 and 16 employees are in effect through June 30, 2001, September 1, 2001, February 28, 2002, June 29, 2002, and November 1, 2003, respectively. All such contracts are subject to automatic renewal for successive one-year periods unless either party provides written notice in a timely manner to terminate or modify such agreement.

PROPERTIES

         The properties owned or used by Kaneb Pipe Line Partners and its subsidiaries are generally described above. The properties used in the operations of the pipelines are owned by Kaneb Pipe Line Partners, through its subsidiary entities, except for Kaneb Pipe Line Company's operational headquarters, located in Wichita, Kansas, which is held under a lease that expires in 2004. The majority of ST Services' facilities are owned, while the remainder, including most of its terminal facilities located in port areas and its operational headquarters, located in Dallas, Texas, are held pursuant to lease agreements having various expiration dates, rental rates and other terms. Martin Oil Corporation maintains leased office facilities in Woodridge, Illinois and Denver, Colorado.

LITIGATION

         Grace Litigation

         Certain subsidiaries of Kaneb Pipe Line Partners were sued in a Texas state court in 1997 by Grace Energy Corporation ("Grace"), the entity from which Kaneb Pipe Line Partners acquired ST Services in 1993. The lawsuit involves environmental response and remediation allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts, was abandoned in 1976, when the connecting terminal was sold to an unrelated entity.

         Grace alleged that subsidiaries of Kaneb Pipe Line Partners acquired the abandoned pipeline as part of the acquisition of ST Services in 1993, and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling that these subsidiaries are responsible for all present and future remediation expenses for these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses.

         In the lawsuit, Grace also sought indemnification for expenses that it has incurred since 1996 of approximately $3.5 million for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of Kaneb Pipe Line Partners' subsidiaries is that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

         At the end of the trial on May 19, 2000, the jury returned a verdict including findings that Grace had breached a provision of the 1993 acquisition agreement and that the pipeline was abandoned before 1978. On July 17, 2000, the judge entered final judgment in the case, which is now on appeal to the Dallas Court of Appeals, that Grace take nothing from the subsidiaries on its claims, including claims for future expenses. Although Kaneb Pipe Line Partners' subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to an indemnification from Grace if any such expenses were incurred in the future. However, the judge let stand a prior summary judgment ruling that the pipeline was an asset of Kaneb Pipe Line Partners acquired as part of the 1993
ST Services transaction. The judge also awarded attorney fees to Grace.



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


         While the judgment means that the subsidiaries have no obligation to reimburse Grace for the approximately $3.5 million it has incurred, as required by the State of Massachusetts, Kaneb Pipe Line Partners' subsidiaries have filed an appeal of the judgment finding that the Otis Pipeline was transferred to them and the award of attorney fees.

         On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay against actions against Grace. This automatic stay will affect the appeal of this matter. The Texas court of appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, the Kaneb Pipe Line Partners' subsidiaries that are party to the law suit intend to resume vigorous prosecution of the appeal.

         The Otis Air Force Base is a part of the Massachusetts Military Reservation ("MMR"), which has been declared a Superfund Site pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. The MMR Site contains nine groundwater contamination plumes, two of which are allegedly associated with the pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense and the United States Coast Guard, pursuant to a Federal Facilities Agreement, have been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. Kaneb Pipe Line Partners' subsidiaries have voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and the subsidiaries, the Government advised the parties in April 1999 that it has identified the two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government advised the parties that it believes it has incurred costs of approximately $34 million, and expects in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area. Kaneb Pipe Line Partners believes that the ultimate cost of the remediation, while substantial, will be considerably less than the Government has indicated.

         The Government has made no claims against Kaneb Pipe Line Partners or any other person on account of this matter. Kaneb Pipe Line Partners believes that if any such claims were made, its subsidiaries would have substantial defenses to such claims. Under Massachusetts law, the party responsible for remediation of a facility is the last owner before the abandonment, which was a Grace company. Kaneb Pipe Line Partners does not believe that either the Grace litigation or any claims that may be made by the Government will adversely affect its ability to make cash distributions to its unitholders, but neither we nor Kaneb Pipe Line Partners can assure you in that regard.

         PEPCO Pipeline Rupture Litigation

         On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (PEPCO) ruptured. The pipeline was operated by a partnership of which ST Services is general partner. PEPCO has reported that, through December 2000, it incurred approximately $66.0 million in clean-up costs and expects to incur total cleanup costs of $70 million to $75 million. Since May 2000, ST Services has participated provisionally in a minority share of the clean-up expense, which has been funded by ST Services' insurance carriers. Kaneb Pipe Line Partners cannot predict the amount, if any, that ultimately may be determined to be ST Services' share of the remediation expense, but it believes that such amount will be covered by insurance and will not materially affect Kaneb Pipe Line Partners's financial condition.

         As a result of the rupture, purported class actions have been filed in federal and state court in Maryland by property and/or business owners alleging damages in unspecified amounts against PEPCO and ST Services under various theories, including the federal Oil Pollution Act. The court has ordered a consolidated complaint to be filed in this action. ST Services' insurance carriers have assumed the defense of these actions. While Kaneb Pipe Line Partners cannot predict the amount, if any, of any liability it may have in these suits, it believes that such amounts will be covered by insurance and that these actions will not have a material adverse effect on its financial condition.

         PEPCO and ST Services have agreed with the State of Maryland to pay costs of assessing natural resource damages under the federal Oil Pollution Act, but they cannot predict at this time the amount of any damages that may be claimed by Maryland. Kaneb Pipe Line Company believes that both the assessment costs and such damages are covered by insurance and will not materially affect Kaneb Pipe Line Partners' financial condition.

         The U.S. Department of Transportation has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $674,000. ST Services and PEPCO have contested the allegations of violations and the proposed penalty. The ultimate amount of any penalty attributable to ST Services cannot be determined at this time, but we believe that this matter will not have a material effect on Kaneb Pipe Line Partners's financial condition.

         Kaneb Pipe Line Partners and we have other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position or results of our operations or those of Kaneb Pipe Line Partners.

PRINCIPAL EXECUTIVE OFFICES

         Our principal executive offices are located at 2435 N. Central Expressway, Richardson, Texas 75080. Our telephone number is (972) 699-4000. We were formed as a limited liability company under the laws of the State of Delaware in April 2001.



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

                RELATIONSHIP BETWEEN KANEB SERVICES, INC. AND US
                             AFTER THE DISTRIBUTION

         On or before the distribution date, we will enter into various agreements with Kaneb Services, Inc. to govern certain of our ongoing relationships with Kaneb Services, Inc. after the distribution and to provide for an orderly transition to the status of two separate public companies. These agreements will be approved and ratified by Kaneb Services, Inc. as our sole shareholder before the distribution. A summary of the material provisions of these agreements follows. The terms of these agreements are subject to change before the distribution. The forms of agreements summarized in this section are included as exhibits to the registration statement of which this information statement forms a part, and the following summaries are qualified in their entirety by reference to the agreements as filed.

DISTRIBUTION AGREEMENT

         General

         Before the distribution, we will enter into a distribution agreement with Kaneb Services, Inc. that will:

         o Provide for the contribution to us of certain limited partner units of Kaneb Pipe Line Partners, L.P., which are held by a subsidiary of Kaneb Services, Inc.

         o Provide for the contribution (through corporate intermediaries) to us of all the issued and outstanding capital stock of Kaneb Pipe Line Company.

         o Provide for the conversion of Kaneb Pipe Line Company and its wholly owned subsidiaries into limited liability companies.

         o Provide for allocations of responsibilities with respect to employee benefit plans, employee compensation and other labor and employment matters.

         o Provide for our payment to Kaneb Services, Inc. of the regular quarterly cash distribution with respect to the second fiscal quarter of 2001 that we expect to receive from Kaneb Pipe Line Partners and Kaneb Pipe Line Operating Partnership.

         o Provide for allocations of premium and other expenses related to the insurance policies that name Kaneb Services, Inc. as a named insured and name us, our subsidiaries and the subsidiaries of Kaneb Services, Inc. as additional named insureds.

         o Provide for us to pay Kaneb Services, Inc. an amount of money calculated based on any tax liability of Kaneb Services, Inc. that (1) is attributable to increases in tax from past years arising out of adjustments required by federal or state tax authorities, to the extent that such increases are properly allocable, in the judgment of Kaneb Services, Inc., to businesses that become part of Kaneb Services LLC, or (2) is attributable to the distribution of our common shares and to operations of our businesses in the current year and preceding years.

         o Provide that, in the event of an examination of Kaneb Services, Inc. by federal or state tax authorities, Kaneb Services, Inc. will have unfettered control over the examination, administrative appeal, settlement or litigation that may be involved, notwithstanding that we have agreed to pay any additional tax.

         o        Set forth the terms and conditions of the distribution.

         o Provide for certain indemnities with respect to matters involving our business.

         Terms and Conditions of the Distribution

         The distribution agreement outlines the terms and conditions of the distribution as described under the heading "The Distribution -- Conditions; Termination".

         Allocation of Liabilities and Indemnities

         Subject to certain exceptions, the distribution agreement will provide for our express assumption of some liabilities and is designed to allocate, effective as of the distribution date, financial responsibility for the liabilities arising out of or in connection with our business. We also will indemnify Kaneb Services, Inc. for matters involving (1) our business, regardless of whether those matters arose in the past or arise in the future and
(2) the distribution,
including any claims by Kaneb Services, Inc. stockholders or our shareholders relating to the distribution or the transactions related to the distribution.

         The distribution agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the distribution will be charged to Kaneb Services LLC.

EMPLOYEE BENEFITS AGREEMENT AND PLANS

         We will adopt a variety of employee benefit plans in connection with the distribution.

         Employee Benefits Agreement

         We will enter into an employee benefits agreement with Kaneb Services, Inc., pursuant to which we will create independent pension and other employee benefit plans that are substantially similar to Kaneb Services, Inc.'s existing pension and other employee benefit plans. This agreement will provide for our assumption of liabilities under various existing Kaneb Services, Inc. employee benefit plans covering persons who immediately following the distribution will be employees of us or one of our subsidiaries. Generally, following the distribution, Kaneb Services, Inc. will have no liability under its employee benefit plans with respect to persons who are, or immediately following the distribution will become, our employees or employees of one of our subsidiaries or their dependents or beneficiaries.

         Kaneb Services LLC 2001 Incentive Plan

         We will, in accordance with the employee benefits agreement and from time to time as determined by our Compensation Committee, grant options to purchase our common shares and awards of our common shares under the Kaneb Services LLC 2001 Incentive Plan. A total of 1,600,000 of our common shares have been reserved for issuance under the plan. Except for options granted in partial substitution of Kaneb Services, Inc. stock options pursuant to the employee benefits agreement, the exercise price, vesting and exercisability of each option may be determined by our Compensation Committee.

         Kaneb Services LLC Savings and Investment Plan

         We have established a 401(k) savings plan that allows eligible employees to make before-tax contributions toward their retirement security and receive allocations of matching and profit sharing contributions from us or our subsidiaries. All of our employees are eligible to participate in the plan after they have completed one year of eligibility service unless they are (1) covered under a collective bargaining agreement which does not require their inclusion in the plan, (2) leased employees, (3) certain non-resident aliens or (4) are characterized by us or one of our subsidiaries as independent contractors. An eligible employee may elect to defer up to 15 percent of his or her considered compensation on a before-tax basis. We or our subsidiaries will match half of up to six percent of a participant's before-tax deferrals. In addition, we or our subsidiaries will make additional contributions for a participant in an amount equal to at least two percent of his or her considered compensation. A participant will have a fully nonforfeitable interest in his or her before-tax deferrals. A participant will earn a nonforfeitable interest in our contributions and our subsidiary's contributions at a rate of 20 percent per each year of vesting service under the plan. Each Participant may invest his or her plan account balance among various investment funds offered under the plan. A participant may withdraw certain funds from his or her account in the case of a financial hardship or on or after attaining age 59 1/2, and may withdraw his or her rollover contributions at any time. Loans are also available under the plan. A distribution of a participant's account balance under the Plan may be made when the participant terminates employment.

         Adjustment and Substitution of Outstanding Kaneb Services, Inc. Stock Options

         Pursuant to the employee benefits agreement, we will be required to grant options to purchase our common shares to persons who hold options to purchase shares of common stock of Kaneb Services, Inc. which are outstanding as of the last trading date prior to the ex-distribution date.

         The exercise price for each option to purchase shares of Kaneb Services, Inc.'s common stock outstanding as of the last trading date prior to the ex-distribution date will be reduced in accordance with the following formula. The reduced exercise price will be an amount equal to the result of (1) the fair market value of a share of Kaneb Services, Inc.'s common stock on the ex-distribution date multiplied by (2) a fraction, the numerator of which is the original exercise price for the option and the denominator of which is the fair market value of a share of Kaneb Services, Inc.'s common stock (with due bill attached) on the last trading date prior to the ex-distribution date. The number of shares subject to the Kaneb Services, Inc. stock option will not be changed as a result of the distribution.

         The exercise price applicable to a given Kaneb Services LLC option granted as required under the employee benefits agreement will be equal to the price that creates the same ratio of exercise price to market price as in the adjusted exercise price applicable to the holder's Kaneb Services, Inc. option. The number of our common shares subject to an option granted by us will be such number as is necessary to produce an intrinsic value (determined as of the ex-distribution date) that, when added to the intrinsic value of the adjusted Kaneb Services, Inc. option (determined as of the ex-distribution date), equals the pre-distribution intrinsic value of the Kaneb Services, Inc. option (determined as of the last trading date prior to the ex-distribution date). However, an option to purchase a fraction of one of our common shares will not be granted.

         The fair market values of shares of Kaneb Services, Inc.'s common stock and our common shares will be based upon the average of the high and low sales prices of the shares on the relevant date.

         Approximately 15 days prior to the distribution date of our common shares by Kaneb Services, Inc. all Kaneb Services, Inc. options, other than options held by employees of Kaneb Services, Inc. at its headquarters office, shall become fully exercisable.

         The option to purchase our common shares that we grant pursuant to the employee benefits agreement to a person who is not expected to perform services for us or our subsidiaries immediately after the distribution shall be fully exercisable and shall expire upon the earliest to occur of (1) 365 days following the distribution date, (2) 90 days following the date on which the person is no longer an employee of Kaneb Services, Inc. or its subsidiaries, or
(3) the expiration of the person's general term specified in his original option to purchase Kaneb Services, Inc.'s common stock. Upon the ex-distribution date, a person who is not expected to perform services for us or our subsidiaries immediately after the distribution will not be deemed to have incurred a termination of employment for purposes of their Kaneb Services, Inc. stock option as a result of the distribution to the extent that such person continues to be employed by one of Kaneb Services, Inc.'s subsidiaries. The option to purchase our common shares that we grant pursuant to the employee benefits agreement to a person who will perform services for us after the distribution shall be exercisable under the same terms and for the same period of time as applied to his or her original option to purchase Kaneb Services, Inc.'s common stock (before the option was modified as a result of the distribution).

         An option to purchase shares of Kaneb Services, Inc.'s common stock that was granted to a person who will be an employee or director of us or one of our subsidiaries but not employees or directors of Kaneb Services, Inc. immediately after the ex-distribution date shall expire upon the earliest to occur of (1) 365 days following the distribution date, (2) 90 days after the date on which he is no longer an employee or director of us or one of our subsidiaries or (3) the expiration of the person's general term specified in his original option to purchase Kaneb Services, Inc.'s common stock. Upon the ex-distribution date, a person who will be an employee of us or one of our subsidiaries immediately after the distribution will not be deemed to have incurred a termination of employment for purposes of his or her Kaneb Services, Inc. stock option as a result of the distribution to the extent that such person continues to be employed by us or one of our subsidiaries after the distribution.

         The Kaneb Services, Inc. stock options will be administered by the Kaneb Services, Inc. compensation committee. The options granted by us in compliance with the employee benefits agreement will be administered by our compensation committee under a new Kaneb Services LLC option plan. We will provide to the option holders our common shares required to be issued to them upon the exercise of the options we grant in compliance with the employee benefits agreement.

         Payments Under Kaneb Services, Inc. Nonqualified Deferred Compensation Plans.


         As of May 31, 2001, there were accrued deferred compensation liabilities with respect to an aggregate of 589,980 shares of Kaneb Services, Inc. common stock under the Kaneb Services, Inc. 1996 Supplemental Deferred Compensation Plan, the Kaneb Services, Inc. Deferred Stock Unit Plan and the Kaneb Services, Inc. Non-Employee Directors Deferred Stock Unit Plan. Upon the distribution, the accounts of all participants in these deferred compensation plans will be adjusted so that the accounts will be deemed credited with 196,660 non-monetary units equal to 196,660 shares of our common stock for every non-monetary unit equal to one share of Kaneb Services, Inc. common stock that is deemed credited to the accounts as of the record date for the distribution and subsequent cash dividend on our common shares. Immediately prior to the date we pay quarterly cash distributions to owners of our common shares, we will calculate and pay to Kaneb Services, Inc. for every participant or former participant in one of the deferred compensation plans, the aggregate amount of cash distribution we would have paid to him or her had he or she been the record owner of the number of our common shares deemed credited to his or her account under the plan. When benefits become distributable under the above plans, we will issue directly to the participants the number of our common shares deemed credited to their accounts, as adjusted under the anti-dilution provisions of such plans.


ADMINISTRATIVE SERVICES AGREEMENT


         Under the administrative services agreement, Kaneb Services, Inc has agreed to provide us with treasury, insurance, legal, tax, information system, accounting and other similar general corporate services. Under the Agreement, Kaneb Services, Inc. agrees to provide these services to us until December 31, 2005, unless the agreement is earlier terminated. We have agreed to pay to Kaneb Services, Inc. $25,000 per month plus out-of-pocket expenses that Kaneb Services, Inc. incurs solely for our benefit. In addition, we must pay Kaneb Services, Inc. for the general overhead and other expenses that Kaneb Services, Inc. incurs in connection with the general business support of our executive officers.


LINE OF CREDIT

         Under the line of credit, we will extend to Kaneb Services a revolving credit facility pursuant to which Kaneb Services, Inc. may borrow from us up to approximately $25 million.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

         Our ongoing relationship with Kaneb Services, Inc. may present certain conflict situations because our directors are also the directors of Kaneb Services, Inc. Kaneb Services, Inc. and we have adopted appropriate policies and procedures pursuant to which each of us will maintain at least one director who is not a director of the other and any interested transaction or conflict resolution between us must be approved by those independent directors. Both we and Kaneb Services, Inc, intend to add one such independent director as soon as practicable following the distribution.

ACCOUNTING TREATMENT

         The historical financial statements presented elsewhere include the combined financial positions, results of operations and cash flows of the predecessor businesses of Kaneb Services, Inc. that will become Kaneb Services LLC as if they were a separate entity for all periods presented.

         The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to predecessor businesses of Kaneb Services LLC. The financial statements include allocations ("carve-outs") of general and administrative corporate overhead costs of Kaneb Services, Inc. to the predecessor businesses and direct costs of services provided by Kaneb Services, Inc. for the benefit of the predecessor businesses. We believe such allocations are reasonable, and management believes approximate the costs we would incur as a stand-alone entity. Following the distribution, Kaneb Services, Inc. will provide services to us under an administrative services agreement.

                                 OUR MANAGEMENT

OUR BOARD OF DIRECTORS AND COMMITTEES OF OUR BOARD OF DIRECTORS

         Effective as of the distribution date, our board of directors will consist of six persons. The following persons are currently expected to serve as directors. Our board of directors will be divided into three classes. It is expected that Mr. Ahn and Mr. Barnes will be class III directors, with terms expiring at the annual meeting of shareholders to be held in 2004, Mr. Burke and Mr. Cox will be class II directors with terms expiring at the annual meeting of shareholders to be held in 2003 and Mr. Kessler and Mr. Whatley will be class I directors, with a term expiring at the annual meeting of shareholders to be held in 2002. Commencing with the annual meeting of shareholders to be held in 2002, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for such class expires and will thereafter serve for a term of three years.

                                                                        YEAR FIRST BECAME A
         NAME                         PRINCIPAL OCCUPATION                 DIRECTOR OF KSI      AGE
         ----                         --------------------                 ---------------      ---
John R. Barnes ..........     Chairman of the Board, President and              1986             56
                              Chief Executive Officer of Kaneb
                              Services, Inc. and of us

Sangwoo Ahn .............     General Partner of Morgan Lewis                   1989             62
                              Githens & Ahn, an investment
                              banking firm(1)

Frank M. Burke, Jr. .....     Chairman and Managing General                     1997             61
                              Partner of Burke, Mayborn Company,
                              Ltd., a private investment company(2)

Charles R. Cox ..........     Industrial Services Consultant                    1995             58
                              (formerly Industrial Group President
                              of Fluor Daniel, Inc., an international
                              services company)(3)

Hans Kessler ............     Chairman and Managing Director of                 1998             51
                              KMB Kessler + Partner GmbH, a
                              private management consulting
                              company(4)

James R. Whatley ........     Investments(5)                                    1956             74

----------

(1) Mr. Ahn has been a general partner of Morgan Lewis Githens & Ahn, an investment banking firm, since 1982 and currently serves as a Director of PAR Technology Corporation and Quaker Fabric Corporation.

(2) Mr. Burke has held the described position for more than the past five years and currently serves as a Director of Avidyn, Inc. and Arch Coal, Inc.

(3) Mr. Cox has been a private business consultant since retiring in January 1998 from Fluor Daniel, Inc., an international services company, where he served in senior executive level positions during a 27-year career with that organization.

(4) Mr. Kessler has served as Chairman and Managing Director of KMB Kessler + Partner GmbH since 1992. He was previously a Managing Director and Vice President of a European Division of Tyco International Ltd.

(5) Mr. Whatley served as Chairman of the Board of Directors of Kaneb from February 1981 until April 1989.

         Each of such persons also serves as a director of Kaneb Services, Inc. and is expected to continue to so serve after the distribution. We and Kaneb Services, Inc. intend to add to our respective boards, as soon as practicable after the distribution date, at least one additional director who is not an officer or director of the other company.

DIRECTOR COMPENSATION

         We will pay those of our directors who are not also our employees $10,000 per year plus reasonable out-of-pocket expenses. On September 13, 2000, each of our non-employee directors were granted options by Kaneb Services, Inc. to purchase 10,000 shares of Kaneb Services, Inc. common stock for $4.8125 per share, which was the market price of Kaneb Services, Inc.'s common stock on that date. In addition, our non-employee directors may also participate in some of our other compensation and benefit plans. For a discussion of those plans, see "Relationship Between Kaneb Services, Inc. and Us After the Distribution - Employee Benefits Agreement and Plans".

OUR EXECUTIVE OFFICERS

         Set forth below is information with respect to the individuals who will serve as our executive officers as of the distribution date.

                               YEARS OF
                              SERVICE IN
        NAME                   OFFICE(1)     AGE                POSITION
        ----                  ----------     ---                --------
John R. Barnes ..........          14         56       Chairman of the Board, President
                                                       and Chief Executive Officer(2)

Howard C. Wadsworth .....          10         56       Vice President, Treasurer and
                                                       Secretary(3)

---------

(1) Number of years of service as an officer of Kaneb Services, Inc.

(2) Mr. Barnes, a director of the Company, is also Chairman of the Board, President and Chief Executive Officer of Kaneb Services, Inc. and has served in that role since 1986.

(3) Mr. Wadsworth also serves as Vice President, Treasurer and Secretary for Kaneb Services, Inc. and has served in that role since 1991.

         Both of our executive officers are also executive officers of Kaneb Services, Inc. Our executive officers anticipate that they will dedicate approximately 50% of their working hours to the management of our operations and affairs and approximately 50% of their working hours to the management of Kaneb Services, Inc.'s operations and affairs.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information regarding compensation paid for the fiscal year ended December 31, 2000 to the individuals serving as the Chief Executive Officer and our other executive officer (collectively, the "Named Executive Officers"). During the periods presented, Messrs. Barnes and Wadsworth were compensated as employees of Kaneb Services, Inc. and in accordance with its plans and policies. The compensation described below relating to Messrs. Barnes and Wadsworth represents 50% of the compensation that they received from Kaneb Services, Inc. during the periods presented, which is the amount that we have allocated to their activities dedicated to the management of our businesses and operations.

         All references in the tables to stock, stock options, prices and values relate to awards of stock and stock options and historical prices of Kaneb Services, Inc. common stock. See "Relationship Between Kaneb Services, Inc. and Us After the Distribution -- Employee Benefits Agreement and Plans" for a discussion of how existing options will be adjusted in connection with the distribution.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL
                                        COMPENSATION(1)                LONG-TERM COMPENSATION
                                       ----------------     --------------------------------------------
                                                            DSUS RELATED     OPTIONS RELATED      OTHER
   NAME AND PRINCIPAL                                       TO DEFERRED        TO DEFERRED        STOCK        ALL OTHER
        POSITION              YEAR     SALARY     BONUS     COMPENSATION       COMPENSATION      OPTIONS     COMPENSATION(2)
   ------------------         ----     ------     -----     ------------     ---------------     -------     --------------
John R. Barnes                2000    $225,527    $ -0-         3,179              -0-               -0-          $4,454
Chairman of the Board,
President and Chief
Executive Officer

Howard C. Wadsworth           2000     101,854      -0-           375              -0-            12,500           4,454
Vice President, Treasurer
and Secretary

---------

(1) Amounts for 2000 include compensation voluntarily deferred for the purchase of Deferred Stock Units ("DSUs") pursuant to Kaneb's Deferred Stock Unit Plan (the "DSU Plan") by Mr. Barnes ($104,000) and by Mr. Wadsworth ($4,680) and/or for the purchase of DSUs pursuant to Kaneb's Supplemental Deferred Compensation Plan (the "SDC Plan") by Mr. Barnes ($8,409) and by Mr. Wadsworth ($990).

(2) Includes the amount of the Kaneb Services, Inc.'s contribution to the Savings Investment Plan (the "401(k) Plan") and the imputed value of Kaneb Services, Inc.-paid group term life insurance. For 2000, the amounts were on behalf of Mr. Barnes ($4,325 and $129) and on behalf of Mr. Wadsworth ($4,325 and $129).

(3) All compensation amounts in this table represent 50% of the actual compensation received by these officers by Kaneb Services, Inc. The balance of their compensation is paid and disclosed by Kaneb Services, Inc.

STOCK OPTION GRANTS IN FISCAL 2000

                           NUMBER OF       % OF TOTAL GRANTED
                         OPTIONS/SAR'S        TO EMPLOYEES        EXERCISE PRICE     EXPIRATION
        NAME               GRANTED(1)         DURING YEAR(2)         ($/SHARE)          DATE
        ----             -------------     ------------------     --------------     ----------
Howard C. Wadsworth        12,500                100.0%                $6.00          12/27/10

---------

(1) The stock option grants described in this table represent stock options to purchase Kaneb Services, Inc. common stock. In addition, they represent 50% of the shares subject to stock options granted by Kaneb Services, Inc. to Mr. Wadsworth during the year ended December 31, 2000. The balance of the stock options has been disclosed by Kaneb Services, Inc.

(2) The stock option grants described in this table reflect all of the stock option grants to our employees during the year ended December 31, 2000. Mr. Wadsworth was granted a stock option to purchase 25,000 shares of Kaneb Services, Inc. Common Stock, 12,500 shares of which are described in the table above, and that stock option represented 16% of the total stock options granted to employees of Kaneb Services, Inc. during the year ended December 31, 2000.

AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND DECEMBER 31, 2000 OPTION VALUES

         There were no Kaneb Services, Inc. common stock options exercised by our Named Executive Officers during fiscal 2000.

BENEFIT PLANS AND OTHER COMPENSATION

         For a description of the benefit plans and other compensation arrangements that we will maintain after the distribution, please see "Relationship between Kaneb Services, Inc. and Us after the Distribution - Employee Benefits Agreement and Plans".

                         OWNERSHIP OF OUR COMMON SHARES


         The following table sets forth information regarding the anticipated beneficial ownership of our common shares by persons whom we anticipate will own beneficially more than 5% of our issued and outstanding common shares as of the distribution date, based on ownership of Kaneb Services, Inc. common stock as of May 31, 2001.


      NAME AND ADDRESS                TYPE OF       NUMBER       PERCENT
       OF SHAREHOLDER                OWNERSHIP     OF SHARES     OF CLASS
      ----------------               ---------     ---------     --------
Franklin Resources, Inc.(1)          Beneficial     997,500        9.21%
777 Mariners Island Blvd.
San Mateo, California 94404

Fidelity Management & Beneficial     Beneficial     772,967        7.13%
Research Company(2)
82 Devonshire Street
Boston, Massachusetts 02109

---------

(1) Represents one-third of the number of shares of Kaneb Services, Inc. common stock held by such holder. The information included herein was obtained from information contained in Schedule 13G, dated February 2, 2001, filed by the stockholder of Kaneb Services, Inc. with the Securities and Exchange Commission ("SEC"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2) Represents one-third of the number of shares of Kaneb Services, Inc. common stock held by such holder. The information included herein was obtained from information contained in Schedule 13G, dated February 14, 2001, filed by the stockholder of Kaneb Services, Inc. with the SEC, pursuant to the Exchange Act.

         The following table sets forth information with respect to the shares of our common stock that we anticipate will be beneficially owned by each of our directors, our chief executive officer and our Named Executive Officers, and by all of our directors and executive officers as a group, effective as of the distribution date. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.




                                                                 AMOUNT AND NATURE OF COMMON SHARES
                                                                BENEFICIALLY OWNED AS OF MAY 31, 2001
                                                              ------------------------------------------
                                                                 NUMBER OF COMMON         PERCENT OF
                                                                SHARES BENEFICIALLY       OUTSTANDING
                       NAME                                           OWNED(2)           COMMON SHARES
                       ----                                     -------------------      -------------
John R. Barnes .............................................       499,328(1)                4.61%

Sangwoo Ahn ................................................        80,510                     (*)

Frank M. Burke, Jr .........................................        38,225                     (*)

Charles R. Cox .............................................        49,479                     (*)

Hans Kessler ...............................................        16,316                     (*)

James R. Whatley ...........................................        51,311                     (*)

Howard C. Wadsworth ........................................        39,491                     (*)

All of our directors and executive officers as a group .....       774,660                   7.15%


---------

(*) less than one percent

(1) Includes 71,513 shares with sole voting and investment power, 406,889 shares with shared voting and investment power and 20,926 shares with sole investment power.


(2) Represents one-third of the shares of Kaneb Services, Inc. common stock held by such holder. Shares listed include those beneficially owned by the person indicated, his spouse or children living at home, as well as those shares that are subject to options exercisable by such person within 60 days of May 31, 2001.



         On April 30, 2001, Kaneb Services, Inc. had 31,149,777 shares of common stock issued and outstanding. In November 2000, Kaneb Services, Inc. authorized the exchange, in a non-cash transaction, of all of the issued and outstanding shares of its Adjustable Rate Cumulative Class A Preferred Stock, Series F held by an entity for the benefit of Mr. Barnes's family, for 1,351,351 shares of Kaneb Services, Inc. common stock. The exchange will be effective some time before the record date for the distribution. After giving effect to that exchange, Kaneb Services, Inc. would have approximately 32,501,128 shares of its common stock outstanding, which would result in the distribution of approximately 10,833,709 shares of our common stock before any adjustments for fractional shares.



         All of the numbers relating to our common shares in the two tables set forth above and their respective footnotes have been derived based on the hypothetical assumption that the record date and the distribution date were May 31, 2001, so as to reflect what the beneficial ownership of our common shares would have been at that time. Actual ownership on the distribution date may vary substantially from that shown in these tables.

                           RELATED PARTY TRANSACTIONS

COMMON DIRECTORS WITH KANEB SERVICES, INC.

         All of our directors are also directors of Kaneb Services, Inc., and all the directors of Kaneb Services, Inc. are also directors of us. Therefore, our ongoing relationship with Kaneb Services, Inc. may present certain conflict situations. Kaneb Services, Inc. and we have adopted appropriate policies and procedures pursuant to which each of us will maintain at least one director who is not a director in the other. Both we and Kaneb Services, Inc. intend to add one such independent director as soon as practicable following the distribution. Any interested transaction or conflict resolution between us must be approved by those independent directors. Since we and Kaneb Services, Inc. will be in unrelated businesses, we do not anticipate that there will be any material transactions between us other than the transactions related to the agreements that we will enter into in connection with the distribution. See "Relationship between Kaneb Services, Inc. and Us after the Distribution". We would anticipate that any issues that may arise under those agreements would be passed upon by directors of each company that are independent of the other company.

COMMON EXECUTIVE OFFICERS WITH KANEB SERVICES, INC.

         Messrs. Barnes and Wadsworth are executive officers of both Kaneb Services, Inc. and of us. This ongoing relationship with Kaneb Services, Inc. may present certain conflicts situations including, but not limited to, the amount of time and effort each of them must invest to manage our business and operations and those of Kaneb Services, Inc.

                  OUR COMPANY AGREEMENT AND COMMON SHARES

         The following is a description of the material terms of our limited liability company agreement. Our company agreement is analogous to the certificate of incorporation and bylaws of a corporation. Our company agreement is filed as an exhibit to the registration statement of which this information statement is a part. We refer you to that exhibit for a more complete description of its provisions. Our company agreement sets forth our purpose, our duration, provisions relating to our capital structure and other matters relating to our governance.

ORGANIZATION AND DURATION

         We were recently organized as a limited liability company under Delaware limited liability company law. We will have perpetual existence unless sooner dissolved pursuant to the terms of our company agreement. See "- Termination and Dissolution" for a description of the provisions of our company agreement that relate to our termination and dissolution.

PURPOSE

         Our purpose is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware limited liability company law and to engage in any and all activities necessary, convenient, desirable or incidental to this act or activity, including, but not limited to, the transportation of refined petroleum products, the storage of these and other liquids and motor fuels marketing.

TAX TREATMENT

         We will be treated as a partnership for United States federal income tax purposes. We will distribute to our shareholders at least quarterly all of our available cash. See "Cash Distributions". Our treatment as a partnership for federal income tax purposes will result in our not being subject to entity-level federal income tax. See "Tax Consequences of Ownership of Our Common Shares - Partnership Status."

MANAGEMENT

         General

         Although we are a limited liability company, our management and corporate governance structure is similar to that of a corporation in that our business is managed by a board of directors and officers whose authority and functions are substantially identical to the authority and functions of the board of directors and officers of a corporation organized under Delaware corporate law. Our company agreement explicitly provides that, except as otherwise specifically provided in our company agreement, the duties and obligations that our officers and directors owe us and our shareholders, and any duties that may be owed by any shareholder or by any affiliates of any shareholder, are the same as the respective duties and obligations owed to a corporation organized under Delaware corporate law by its officers and directors and any similarly situated stockholder or its affiliate.

         Board of Directors

         Our business is managed by, and is under the direction of, our board of directors. Our company agreement provides that, except as may be provided by our board of directors in any new class or series of member interests, the number of our directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors whom we would have if there were no vacancies, but shall not be less than three. Our directors, except as may be provided by our board of directors in any new class or series of member interests, will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2004, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in



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2002, with each director to hold office until his or her successor is duly elected and qualified. Beginning with the 2002 annual meeting of shareholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

         Our company agreement provides that, except as may be provided by our board of directors in any new class or series of member interests, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board of directors, and not by our shareholders. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of shareholders at which time the director will stand for election for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board will shorten the term of any incumbent director. Except as may be provided by our board of directors in any new class or series of member interests, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all member interests then outstanding, voting together as a single class; provided, however, that any director or directors may be removed from office by the affirmative vote of the holders of at least 80% of the voting power of all our member interests then outstanding, voting together as a single class.

         We will hold an annual meeting of the shareholders at the time our board of directors determines. At each election of any class of directors, the holders of common shares will be entitled to one vote per share, and the presence, in person or by proxy, of the holders of shares of all classes or series of our member interests possessing a majority of the voting power of all outstanding member interests entitled to vote will constitute a quorum. Those persons nominated to serve as a director in the class subject to an election at any annual meeting who receive the most (whether or not a majority) votes cast for director at the election of directors at the meeting will be elected to the position of director in that class. Thus, if the class subject to election contains three positions for director, the three persons who are properly nominated and who receive the most votes cast at the meeting will be elected. Our company agreement provides for specific advance shareholder notice procedures, which must be followed by a shareholder to nominate a director or to propose action at any shareholder meeting. See "-Anti-Takeover Effects of Provisions of Our Company Agreement and Our Rights Agreement".

         Officers

         Our board of directors has the authority to appoint our officers. We will have a chairman of the board of directors, a president, a secretary, and we may have one or more vice presidents, a treasurer and one or more assistant secretaries and assistant treasurers and other officers as our board of directors may appoint. Each of our officers will have certain authority by virtue of being appointed an officer and may be further authorized from time to time to take any action that our board of directors delegates to the officer.

SHAREHOLDERS' MEETINGS; WRITTEN CONSENT OF SHAREHOLDERS; VOTING

         Holders of record of common shares will be entitled to notice of, and to vote at, meetings of the shareholders and to act on matters as to which approvals may be solicited. We will hold annual meetings of our shareholders. Unless specifically provided otherwise, our company agreement provides that any action required or permitted to be taken by any of our shareholders must be effected at a duly called annual or special meeting of those shareholders and may not be effected by any consent in writing by them. Except as may be provided by our board of directors in any new class or series of member interests, special meetings of our shareholders for any purpose or purposes may be called only by our board of directors pursuant to a resolution stating the purpose or purposes for the meeting approved by a majority of our whole board of directors or by our Chairman of the Board, and any power of shareholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting.

         Our shareholders are our "members" within the meaning of the Delaware Limited Liability Company Act. Each record holder of common shares will have one vote per share, although additional classes or series of member



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interests may have special voting rights. See "- Other Classes of Member
Interests" for a description of our ability to issue other classes and series of member interests. Our company agreement provides that:

         o our member interests held in nominee accounts will be voted by the clearing agent, or other nominee, pursuant to the instruction of the beneficial owner, unless the arrangement between the beneficial owner and the beneficial owner's nominee provides otherwise; and

         o        we may assume without inquiry that the nominee is so voting.

DISTRIBUTIONS

         Our company agreement provides for a mandatory quarterly distribution of all of our "Available Cash", which generally constitutes all of the cash that we generate during that quarter less expenses that we pay and less any amounts that our board of directors in its sole discretion, sets aside as reserves to provide for the proper conduct of our business, to provide for later distributions or to prevent us from violating law or breaching an agreement. For more information regarding our mandatory quarterly distribution. See "Cash Distribution Policy".

         In general, under the Delaware Limited Liability Company Act, we are prohibited from making a distribution to any shareholder if, after giving effect to that distribution, our liabilities would exceed the fair market value of our assets. If, at any time, our liabilities exceed the fair market value of our assets, we may be prohibited from making any distributions, including our mandatory quarterly distributions.

COMMON SHARES

         Our company agreement authorizes our board of directors to issue common shares for the consideration and on the terms and conditions that our board of directors establishes, in its sole discretion, without the approval of any holders of common shares. Shares so issued and paid for will be fully paid and nonassessable, except to the extent a shareholder knowingly receives an illegal distribution. Subject to the prior rights, if any, of the holders of any other of our member interests, the holders of common shares are:

         o entitled to receive distributions ratably as our board of directors declare, if any;

         o on our liquidation or dissolution, entitled to share ratably in all remaining assets after satisfaction of our liabilities to creditors; and

         o entitled to one vote per common share on the election of directors and on all other matters submitted to a vote of shareholders.

         Each common share is identical in all respects with each other common share. Holders of common shares have no preemptive rights and no cumulative voting rights. The affirmative vote of a majority of the outstanding common shares present at a duly called meeting, in person or proxy, is required to constitute shareholder action. The common shares will be our only member interests outstanding immediately following the distribution. Common shares are represented by certificates in such form as may be approved by the board of directors.

OTHER CLASSES OF MEMBER INTERESTS

         Our company agreement authorizes our board of directors to create other classes and series of member interests on the terms and conditions that our board of directors establishes, in its sole discretion, without the approval of any holders of common shares. These other classes and series may be entitled to preference over the common shares on distributions, voting rights, conversion or redemption rights, amounts payable on liquidation and other matters. These other classes and series may also be entitled to other rights and privileges, or subject to other restrictions that our board of directors establishes in its sole discretion. Amendments to the rights, preferences or privileges or any other terms or conditions of any class or series of member interest other than common shares may be made, if no shares are outstanding on that class or series, just by the action of our board of directors. If any shares are outstanding on that class or series, then the board of directors may amend that series with the affirmative vote, by written consent or at a meeting, of the holders of a majority of the shares of that class or series (or as otherwise provided in the terms and conditions of that class or series).

TRANSFERS OF SHARES

         The common shares are generally freely transferable, subject to applicable securities laws, in the same manner as capital stock of a corporation. Our company agreement provides that each purchaser of common shares, by virtue of the purchase, will become a member of us and will be bound by our company agreement, without the need to execute the company agreement.

LIMITED LIABILITY; TITLE OF COMPANY ASSETS

         Generally, the debts, obligations and liabilities of a Delaware limited liability company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the limited liability company. No owner of a member interest in us is obligated personally for any debt, obligation or liability of the limited liability company solely by reason of being an owner of the member interest. Likewise, we own and hold title to all of our assets and no shareholder, director or officer has any direct ownership interest in any of our assets.

MERGER, CONSOLIDATION, SALE OF ALL OR SUBSTANTIALLY ALL ASSETS OR CONVERSION

         We may merge or consolidate with, sell all or substantially all of our assets to or convert to, one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including general or limited partnerships, only if the transaction is approved by our board of directors and a majority of the voting power of our member interests present, in person or proxy, at a meeting duly called for that purpose.

         A holder of common shares opposing any proposed merger or consolidation, where the proposed transaction requires shareholder approval, will be afforded appraisal rights in the same manner and to the same extent that these rights would be available to the holder of stock of a Delaware corporation under the Delaware corporate law. Those rights must be perfected by the same procedure that would be required of a holder of stock of a Delaware corporation.

AMENDMENT OF COMPANY AGREEMENT

         In general, to adopt a proposed amendment to our company agreement, our board of directors must call a meeting of shareholders to consider and vote upon the proposed amendment. Proposed amendments to our company agreement must, in general, be approved by a majority of the voting power of our member interests present, in person or proxy, at a meeting duly called for that purpose, unless otherwise provided in our company agreement.

         Our company agreement provides that the affirmative vote of the holders of at least 80% of the voting power of our member interests then outstanding, voting together as a single class, is required to amend provisions of our company agreement relating to the number, election and term of our directors, the nomination of director candidates by shareholders, the filling of vacancies, the removal of directors and the calling of a special meeting of our shareholders.

         Our board of directors, without the vote of any shareholder, may approve an amendment of our company agreement to effect any of the following changes:

         o        a change in our name;

         o a change that is necessary to ensure that we will not be treated as an association taxable as a corporation or otherwise taxable as a corporation for federal income tax purposes;


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



         o a change that (1) in the sole discretion of our board of directors does not adversely affect the shareholders in any material respect, or (2) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, or (3) is necessary or desirable to facilitate the trading of the common shares or any other of our member interests or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which our common shares or any other member interests are or will be listed for trading, compliance with any of which our board of directors deems to be in our best interests and in the best interests of our shareholders or (4) is required or contemplated by our company agreement or this information statement;

         o an amendment that is necessary, as reflected in an opinion of our legal counsel, to prevent us or any of our directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

         o a change in any provision of our company agreement that requires any action to be taken by us or on our behalf pursuant to the requirements of the Delaware Limited Liability Company Act if the provisions of that Act are amended, modified or revoked so that the taking of that action is no longer required, but an amendment to our company agreement for this reason may not be taken by our board of directors without proper shareholder approval if that amendment would be materially adverse to our shareholders; or

         o        any other amendments similar to the foregoing.

FIDUCIARY AND OTHER DUTIES

         Our company agreement provides that, except as otherwise specifically provided, the duties and obligations of our officers, directors and affiliates to us and our shareholders will be the same as the duties owed by officers, directors and affiliates of a corporation organized under Delaware corporate law to the corporation and its stockholders. We believe that there is more certainty under Delaware corporate law regarding duties owed by these persons than under Delaware limited liability company law, primarily because there are many judicial decisions under the Delaware corporate law and comparable corporate statutes. In addition, we believe that fiduciary duties under Delaware corporate law are generally better known and better understood by the investment community than those under Delaware limited liability company law. Other provisions of our company agreement modify these fiduciary duties and limit the liability of officers, directors and affiliates to us and our shareholders, mostly in ways that are typically limited by Delaware corporations.

         Our company agreement generally excludes our directors and officers from any liability to us and our shareholders of their acts and omissions unless:

         o The act or omission constitutes a breach of the duty of loyalty to us or our shareholders;

         o The act or omission was not taken in good faith or they involve intentional misconduct or a knowing violation of law; or

         o The transaction in which the act or omission occurred was a transaction in which the director or officer derived an improper personal benefit.

         Furthermore, since this exclusion is one that is permitted for Delaware corporations, if the state of Delaware expands the areas that Delaware corporations may exclude director liability, then our company agreement will incorporate any additional exclusions for our directors and officers as well.



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         Our company agreement provides a safe harbor that clearly defines when an officer or director may enter into a transaction that such officer or director may have a financial or other interest and that officer or director can know that he is not violating a fiduciary duty to us or to our shareholders. Our company agreement provides that no contract or transaction between us and one or more of our officers or directors (or an affiliate or other entity in which that officer or director owns a financial interest) will be void or voidable or constitute a breach of duty if:

         o The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors (or the committee) and the board of directors (or the committee) in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (and this applies even if the disinterested directors may be less than a quorum and even if the interested directors are present at or participate in the meeting that authorizes the contract or transaction);

         o The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

         o The contract or transaction is fair to us as of the time that it is authorized, approved or ratified by the board of directors, a committee of the board of directors or the shareholders.

         In addition, our company agreement excludes from any duty that our board of directors or officers may owe to us or our shareholders the amendment, termination or redemption of rights under (or the refusal to do any of the foregoing) of the rights agreement.

INDEMNIFICATION

         Our company agreement provides that we will indemnify our directors and officers from liabilities arising in the course of these persons' service to us. The indemnitee must have acted in good faith and in a manner that the indemnitee believed to be in or not opposed to our best interests. If the proceeding is criminal, the indemnitee must have had no reasonable cause to believe that his conduct was unlawful. These liabilities include all damages, including reasonable legal fees and expenses. We carry directors' and officers' liability insurance for potential liability under this indemnification. The holders of our common shares will not be personally liable for the indemnification, although our responsibility for the cost of this indemnification may adversely affect the value of our common shares. For a more detailed description of the provisions of our company agreement that provide indemnity and exculpation to our officers and directors, please see "Indemnification of Directors and Officers".

RIGHT TO INFORMATION

         In addition to other rights specifically listed in our company agreement, and subject to the reasonable standards as we establish, each shareholder is entitled to all information to which a member of a Delaware limited liability company is entitled to have access pursuant to Section 18-305 of the Delaware Limited Liability Company Act under the circumstances and subject to the conditions stated in that provision.

TERMINATION AND DISSOLUTION

         We will have perpetual existence, unless sooner terminated pursuant to our company agreement. Our company agreement provides that we will be dissolved upon:

         o the consent of the board of directors and holders of a majority of the voting power of our member interests; or

         o        the entry of a decree of our judicial dissolution.



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         The death, resignation, dissolution or bankruptcy of any shareholder will not constitute a dissolution event.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

         On our dissolution, the liquidator will liquidate our assets and apply the proceeds of liquidation in the order of priority our company agreement establishes. Generally, after discharging our debts and liabilities, including the costs of liquidation, any remaining proceeds will be distributed to our shareholders.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

CAPITAL ACCOUNTS

         Our company agreement requires us to maintain for each of our shareholders a capital account for federal income tax purposes. Since we have elected to be taxed as a partnership, our shareholders will generally receive flow-through taxation, which requires the maintenance of a capital account that tracks amounts paid for our member interests, income and losses that we generate and the cash and other property that we distribute to our shareholders.

AUTHORIZATION OF AGREEMENT RELATED TO THE DISTRIBUTION

         Under our company agreement, our shareholders expressly authorize and ratify our execution, delivery and performance of each of the distribution agreement, the rights agreement and the administrative services agreement.

COMPARISON OF US WITH A DELAWARE CORPORATION

         We will be managed in a manner similar to that of a corporation. Under the Delaware Limited Liability Company Act, a limited liability company may elect in its limited liability company agreement to be governed in a manner essentially the same as a Delaware corporation, a Delaware general or limited partnership, a Delaware close corporation or any combination. Our company agreement establishes the relationship of our shareholders to us and to one another and how we will conduct our operations and the manner by which we will be governed, much like a Delaware corporation. Although we are not subject to the Delaware corporate law, the Delaware Limited Liability Company Act permits a limited liability company agreement to provide, and our company agreement does so provide:

         o that the management of a limited liability company will be conducted by a board of directors and officers designated by the board; and

         o that the holders of shares in the limited liability company, as is the case with the holders of our common shares, except as otherwise expressly provided in our company agreement, will be afforded substantially all of the rights that are afforded holders of common stock issued by a corporation organized under the Delaware corporate law.

         Specifically, our company agreement and the Delaware Limited Liability Company act provide the following corporate governance provisions and shareholders rights, among others, that are consistent with the analogous features of a Delaware corporation:

         o our affairs will be managed by our board of directors who are elected by our shareholders;

         o our officers will be elected by our board of directors and serve at the sole discretion of our board of directors;

         o shareholder actions will be conducted at annual or special meetings of shareholders called by our board of directors;



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


         o holders of our common shares generally are not personally liable or assessable for our obligations;

         o holders of our common shares are entitled to receive distributions when, as and if declared by our board of directors;

         o holders of our common shares generally are entitled to receive a ratable portion of our assets after payment of our liabilities upon dissolution;

         o holders of our common shares after the offering will not be entitled to preemptive rights with respect to the issuance of our securities; and

         o holders of our common shares opposing any proposed merger or consolidation, where the proposed transaction requires shareholder approval, will be afforded appraisal rights in the same manner and to the same extent that these rights would be available to the holder of stock of a Delaware corporation under the Delaware corporate law, and those rights must be perfected by the same procedure that would be required of a holder of stock of a Delaware corporation.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR COMPANY AGREEMENT AND OUR RIGHTS AGREEMENT

         Classified Board of Directors

         Our company agreement provides that, except as may be provided by our board of directors in any new class or series of member interests, the number of our directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors whom we would have if there were no vacancies, but shall not be less than three. Our directors, except as may be provided by our board of directors in any new class or series of member interests, will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2004, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2002, with each director to hold office until his or her successor is duly elected and qualified. Beginning with the 2002 annual meeting of shareholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

         Our company agreement provides that, except as may be provided by our board of directors in any new class or series of member interests, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by our shareholders. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of shareholders at which time the director will stand for election for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Except as may be provided by our board of directors in any new class or series of member interests, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all member interests then outstanding, voting together as a single class; provided, however, that any director or directors may be removed from office by the affirmative vote of the holders of at least 80% of the voting power of all our member interests then outstanding, voting together as a single class.

         These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or



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


group to gain control of our board (unless that individual or group acquired more than 80% of the voting power of all of our member interests then outstanding). Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

         No Shareholder Action by Written Consent; Special Meetings

         Unless specifically provided otherwise, our company agreement provides that any action required or permitted to be taken by any of our shareholders must be effected at a duly called annual or special meeting of those shareholders and may not be effected by any consent in writing by them. Except as may be provided by our board of directors in any new class or series of member interests, special meetings of our shareholders for any purpose or purposes may be called only by our board of directors pursuant to a resolution stating the purpose or purposes for the meeting approved by a majority of our whole board of directors or by our Chairman of the Board and, any power of shareholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by our board of directors or our Chairman of the Board.

         Advance Notice Procedures in the election of Our Board of Directors

         Our company agreement establishes advance notice procedures for shareholders to make nominations of candidates for election as directors. A shareholder must notify us in writing at least 120 days before the anniversary of the date on which proxy materials were first mailed to our shareholders in connection with our previous year's annual meeting

         Amendment

         Our company agreement provides that the affirmative vote of the holders of at least 80% of the voting power of our member interests then outstanding, voting together as a single class, is required to amend provisions of our company agreement relating to the number, election and term of our directors, the nomination of director candidates and the proposal of business by shareholders, the filling of vacancies, the removal of directors, the calling of a special meeting of the shareholders and the shareholder notice procedures described above. See "- Amendment to Company Agreement".

         Rights Agreement


         We anticipate that, at some time before the distribution of all of our issued and outstanding common shares to Kaneb Services, Inc.'s stockholders, our board of directors will declare a distribution of one right for each of our outstanding common shares. We anticipate that each right will entitle the registered holder to purchase from us one of our common shares at a purchase price that is to be determined, and will be subject to adjustment. The description and terms of the rights will be set forth in a rights agreement between us and The Chase Manhattan Bank, as rights agent, which will be substantially similar to the form of Rights Agreement that we attached as
Exhibit 10.03 to the Form 10 that we filed with the Securities and Exchange Commission in connection with this Information Statement. The following summarizes those terms that we anticipate will be adopted by our board of directors. The following summary does not purport to be complete and is qualified in its entirety by the final rights agreement.



         Initially, the rights will attach to all of our common share certificates representing shares then outstanding, and no separate rights certificates will be distributed. The rights will separate from the common shares and a distribution date will occur upon the earlier of (i) 15 days following a public announcement that a person or group of affiliated or associated persons (other than the exclusion of certain of our affiliates) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common shares (the "Share Acquisition Date"), or (ii) 15 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of our outstanding common shares. Until the distribution date, (i) the rights will be evidenced by the common share certificates and will be transferred with and only with such common share certificates, (ii) new common share certificates issued after the distribution of the rights will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any certificates for common




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

shares outstanding will also constitute the transfer of the rights associated with the common shares represented by such certificate.


         The rights will not be exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the rights agreement, unless earlier redeemed by us as described below. As long as the rights are attached to the common shares, one additional Right will be deemed to be delivered with each common share issued or transferred by us in the future, including but not limited to common shares issuable upon conversion of any series of member interests or debt instruments convertible into our common shares and common shares issuable upon exercise of options to purchase common shares granted by us.


         As soon as practicable after the occurrence of a distribution date under the rights agreement, rights certificates will be mailed to holders of record of our common shares as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by our board of directors, only common shares issued prior to the distribution date will be issued with rights.


         If (i) we are the surviving entity in a merger with an Acquiring Person (who is a person who, along with its affiliates and associates (other than the exclusion of certain of our affiliates), becomes the beneficial owner of 15% or more of our then-outstanding common shares) and those common shares owned by such Acquiring Person are not changed or exchanged, (ii) any person becomes the beneficial owner of more than 20% of our then-outstanding common shares (except pursuant to an offer for all of our outstanding common shares that the independent directors determine to be fair to and otherwise in our best interests and our shareholders), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or (iv) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), then each holder of a right will thereafter have the right to receive, upon exercise, common shares having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any Acquiring Person will be null and void. However, rights will not be exercisable following the occurrence of either of the events set forth above until such time as the rights are no longer redeemable by us as set forth below.


         If, at any time following the Share Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving entity, or (ii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."


         The Purchase Price payable, and the number of common shares issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a distribution of member interests on, or a subdivision, combination or reclassification of, our common shares, (ii) if holders of our common shares are granted certain rights or warrants to subscribe for common shares or convertible securities at less than the current market price of our common shares, or (iii) upon the distribution to holders of our common shares of evidences of indebtedness or assets (other than a regular quarterly cash distribution made pursuant to Section 8.3 of our company agreement) or of subscription rights or warrants (other than those referred to above).


         With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional shares of our common shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of our common shares on the last trading date prior to the date of exercise.


         At any time until fifteen days following the Share Acquisition Date, we will be able to redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash, common shares or other consideration deemed appropriate by our board of directors). After the redemption period has expired, our right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of our outstanding common shares in a



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transaction or series of transactions not involving us. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

         Until a right is exercised, the holder thereof, as such, will have no rights as one of our shareholders, including, without limitation, the right to vote or to receive distributions. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for our common shares (or other consideration) or for common shares of the acquiring company as set forth above.

         Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the rights agreement may be amended by our board of directors before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the rights agreement; provided, however, that from and after the distribution date no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

         Our shareholders, under our company agreement, expressly authorize the execution, delivery and performance of the rights agreement. Furthermore, our company agreement expressly excludes the amendment, termination and the refusal to redeem the rights under the rights agreement from any fiduciary duty or other duty that our board of directors may owe to our shareholders or to us.

         Delaware Business Combination Statute

         Our company agreement provides that the Company shall be governed by
Section 203 of the Delaware General Corporation Law as though the Company were a Delaware corporation. Section 203 of the Delaware General Corporation Law provides that, subject to some exceptions, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period after the date that that stockholder becomes an interested stockholder unless:

         o before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         o upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

         o on or after that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66b% of the outstanding voting stock that is not owned by the interested stockholder. Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

                  o any person who is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination; and

                  o        the affiliates and associates of that person.

         The provision in our company agreement that elects to be governed by
Section 203 of the Delaware General Corporation Law may make it more difficult for a person who would be an interested shareholder of us to effect



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

various business combinations with us for a three-year period. This provision in our company agreement may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the shareholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in a person becoming an interested shareholder. This provision also may have the effect of preventing changes in our management. In addition, this provision could possibly make it more difficult to accomplish transactions that our shareholders may otherwise deem to be in their best interests.



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               TAX CONSEQUENCES OF OWNERSHIP OF OUR COMMON SHARES

         This section was prepared by Baker Botts L.L.P., in its capacity as our special tax counsel, and addresses all material federal income tax consequences of the ownership and disposition of our common shares by individuals who are citizens or residents of the United States. Unless otherwise noted, this section expresses our special tax counsel's opinions with respect to statements and conclusions of federal income tax law. Our special tax counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended and Treasury Regulations issued thereunder, judicial decisions, the facts set forth in this information statement and factual representations and assumptions made and provided by us. The validity of the opinions is subject to the accuracy of such representations and assumptions and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

         We have not requested a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. Accordingly, the IRS could adopt positions that differ from our special tax counsel's conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of the positions we take and some or all of these positions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of our shareholders. Furthermore, neither we nor counsel can assure you that the tax consequences of investing in common shares will not be significantly modified by future legislation or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

         It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of ownership and disposition of our Shares. Moreover, taxpayers such as tax-exempt entities, regulated investment companies and insurance companies may be subject to rules and regulations unique to their status or form of organization in addition to those rules and regulations described herein. Shareholders should consult their own tax advisor about the tax consequences peculiar to their circumstances.

PARTNERSHIP STATUS

         A partnership is not a taxable entity and incurs no federal and, generally, no state income tax liability. Each holder of our common shares must take into account in computing his federal and, generally, his state income tax liability his allocable share of our income, gains, losses, deductions and credits, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the distribution exceeds the partner's adjusted basis in his partnership interest.

         The Treasury Regulations under Section 7701 pertaining to the classification of non-corporate entities as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited liability companies under domestic limited liability company statutes are treated as partnerships for federal income tax purposes, or are disregarded if they have only one owner, unless they elect to be treated as corporations. We have not filed an election to be treated as a corporation under the "check-the-box" regulations, nor have our subsidiaries, and our special tax counsel is therefore of the opinion that we and our wholly-owned non-corporate subsidiaries are classified as partnerships or are disregarded as of the date of distribution of our common shares, and thereafter so long as the relevant legal and factual conditions continue to be satisfied. Our tax counsel's opinion is based principally on its interpretation of the factors set forth in Treasury Regulations under Sections 7701 and 7704 of the Internal Revenue Code, its interpretation of Section 7704 of the Internal Revenue Code, and upon representations made by us.

         Notwithstanding the "check-the-box" regulations under Section 7701 of the Internal Revenue Code, Section 7704 of the Internal Revenue Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under
Section 7701. Section 7704 of the Internal Revenue Code provides an exception to this general rule (the "Natural Resource Exception") for a



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publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource. Transportation includes pipelines transporting gas, oil or products thereof. Other types of "qualifying income" include interest, dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a "dealer" in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income."

         We engage directly in the wholesale marketing of motor fuels consisting mostly of refined petroleum products and our special tax counsel is of the opinion that the gross income from that activity, to the extent it involves wholesale transactions in refined petroleum products, is "qualifying income." Most of our gross income, however, derives from our allocable share of the gross income of Kaneb Pipe Line Partners, itself a publicly traded partnership, in which we own 5.1 million limited partner units and the general partner interest. Our special tax counsel's opinion regarding our classification as a partnership is based in part on our representation that Kaneb Pipe Line Partners is a partnership for federal income tax purposes and that its gross income consists of a sufficient percentage of "qualifying income" that our gross income will consist of at least 90% "qualifying income." Any change in law regarding the Natural Resource Exception, or a change in composition of our directly earned gross income or that of Kaneb Pipe Line Partners could invalidate our special tax counsel's opinion concerning our classification as a partnership.

         If we fail to meet the Natural Resource Exception to the general rule of Section 7704 of the Internal Revenue Code, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Natural Resource Exception in return for stock in such corporation, and then distributed such stock to the holders of our common shares in liquidation. However, this treatment will not apply if the IRS determines that the failure is inadvertent and if it is cured within a reasonable time after its discovery.

         If we or Kaneb Pipe Line Partners were taxable as a corporation or treated as an association taxable as a corporation in any taxable year, our income, gains, losses, deductions and credits would be reflected only on our respective tax returns. Our net income would be taxed at corporate rates. Losses recognized by Kaneb Pipe Line Partners would not flow through to us and our losses would not flow through to the holders of our common shares. In addition, any distribution made to us by Kaneb Pipe Line Partners or by us to the holders of our common shares would be treated as either

         o dividend income to the extent of current or accumulated earnings and profits;

         o in the absence of earnings and profits, as a nontaxable return of capital to the extent of our basis in Kaneb Pipe Line Partners, in the case of a distribution to us or the holder's basis in the common shares he owns, in the case of a distribution by us; or

         o taxable capital gain, after our basis in Kaneb Pipe Line Partners or the basis in the common shares is reduced to zero.

Accordingly, treatment of either us or Kaneb Pipe Line Partners as a corporation would probably result in a material reduction in the cash flow and after-tax return of a holder of our common shares.

         The discussion below is based on the assumption that we and Kaneb Pipe Line Partners each will be classified as a partnership for federal income tax purposes. If that assumption were to be incorrect, most, if not all, of the tax consequences described below would be altered.



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



PARTNER STATUS

         Holders of common shares will be treated as our partners for federal and, generally, state income tax purposes.

         The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of such ruling, except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as holders of our common shares, and (2) holders of our common shares whose common shares are held in street name or by another nominee will be treated as partners for federal income tax purposes. As such ruling does not extend, on its facts, to assignees who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the tax status of such holders is unclear and our special tax counsel expresses no opinion with respect to the status of such assignees, who therefore should consult their own tax advisors with respect to their status as partners for federal income tax purposes. A purchaser or other transferee who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders unless the common shares are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such common shares.

         A beneficial owner of common shares whose common shares have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common shares for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as partners for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions."

TAX CONSEQUENCES OF COMMON SHARE OWNERSHIP

         Flow-through of Taxable Income

         Our income, gains, losses, deductions and credits will consist of our own and our allocable share of the income, gains, losses, deductions and credits of Kaneb Pipe Line Partners. Since we are not a taxable entity and incur no federal and, generally, no state income tax liability, each holder of our common shares will be required to take into account his allocable share of our income, gain, loss and deductions for our taxable year ending within his taxable year without regard to whether corresponding cash distributions are received. Consequently, a holder of our common shares may be allocated income from us although he has not received a cash distribution in respect of such income.

         The assets of Kaneb Pipe Line Partners include all of the capital stock of several corporations. These corporations will be subject to entity-level taxation for federal and state income tax purposes. As a holder of a partnership interest in Kaneb Pipe Line Partners, we will include in our income as dividends any amounts such corporations distribute to the extent of their current and accumulated earnings and profits. We estimate that a significant portion of the cash distributions by such corporations will be treated as taxable dividends.

         Treatment of Partnership Distributions

         Our distributions generally will not be taxable to a holder of our common shares for federal income tax purposes to the extent of his basis in the common shares he owns immediately before the distribution. Cash distributions in excess of such basis generally will be considered to be gain from the sale or exchange of common shares, taxable in accordance with the rules described under "--Disposition of Common Shares." Any reduction in the share of a holder of our common shares of our liabilities, to the extent included in the basis of the common shares he owns, will be treated as a distribution of cash. See "--Basis of Common Shares." If the percentage interest of a holder of our common shares decreases because we offer additional common shares, then such holder's share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash.



                                       85
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         Basis of Common Shares

         In general, the tax basis of a holder of common shares initially will be equal to the amount paid for the common shares. The tax basis of a holder of common shares will be increased by

         o        his share of our taxable income; and

         o his share of our liabilities that are without recourse to any holder ("nonrecourse liabilities"), if any.

The basis of a holder of common shares will be decreased, but not below zero, by

         o        his share of our distributions;

         o        his share of decreases in our nonrecourse liabilities;

         o        his share of our losses; and

         o his share of our nondeductible expenditures that are not required to be capitalized.

         A holder's share of our nonrecourse liabilities will generally be based on his share of our profits. See "--Disposition of Common Shares--Aggregate Tax Basis for Common Shares."

         Limitations on Deductibility of Losses

         The passive loss limitations contained in Section 469 of the Internal Revenue Code generally provide that individuals, estates, trusts and closely held C corporations and personal service corporations can only deduct losses from passive activities that are not in excess of the taxpayer's income from such passive activities or investments. Generally, passive activities are those in which the taxpayer does not materially participate. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Consequently, losses that we generate, if any, will only be available to offset future income that we generate and will not be available to offset income from other passive activities or investments, including other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed the share of a holder of our common shares of our income may be deducted in full when the holder disposes of his entire investment in us to an unrelated party in a fully taxable transaction. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

         The share of a holder of our common shares of our net income may be offset by any suspended passive losses we may have, but may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

         In addition to the foregoing limitations, a holder of our common shares may not deduct from taxable income his share of our losses, if any, to the extent that such losses exceed the lesser of (1) the adjusted tax basis of the common shares he owns at the end of our taxable year in which the loss occurs and (2) the amount for which the holder is considered "at risk" under Section 465 of the Internal Revenue Code at the end of that year. In general, a holder of our common shares will initially be "at risk" to the extent of the purchase price of the common shares he owns. A holder's "at risk" amount increases or decreases as his adjusted basis in the common shares he owns increases or decreases, except that our nonrecourse liabilities, or increases or decreases in such liabilities, generally do not affect his "at risk" amount. Losses disallowed to a holder of our common shares as a result of these rules can be carried forward and will be allowable to the holder of our common shares to the extent that his adjusted basis or "at risk" amount, whichever was the limiting factor, is increased in a subsequent year. The "at risk" rules apply to an individual holder of our common shares, a shareholder of a corporate holder of our common shares that is an S corporation and a corporate holder of our common shares if 50% or more of the value of the corporation's stock is owned directly or indirectly by five or fewer individuals.



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         Limitations on Interest Deductions

         The deductibility of "investment interest expense" by a non-corporate taxpayer is generally limited to the amount of such taxpayer's "net investment income." The net passive income of a holder of our common shares from us will be treated as investment income for this purpose. In addition, the share of a holder of our common shares of our portfolio income will be treated as investment income. Investment interest expense includes

         o interest on indebtedness properly allocable to property held for investment;

         o a partnership's interest expense attributed to portfolio income; and

         o the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of the investment interest expense of a holder of our common shares will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common share to the extent attributable to our portfolio income. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expense other than interest directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

         Our company agreement requires that a capital account be maintained for each shareholder, that the capital accounts generally be maintained in accordance with the tax accounting principles set forth in applicable Treasury Regulations under Section 704 of the Internal Revenue Code and that all allocations to a shareholder be reflected by appropriate increases or decreases in his capital account. Distributions upon our liquidation generally are to be made in accordance with positive capital account balances.

         In general, items of income, gain, loss and deduction will be allocated among the holders of our common shares in accordance with their respective interests in us.

         Notwithstanding the above, as required by Section 704(c) of the Internal Revenue Code, some items of income, gain, loss and deduction must be allocated to account for the difference between the tax basis and fair market value of property contributed to us ("Contributed Property"). In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some holders of our common shares. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of income and gain will be allocated in an amount and manner sufficient to eliminate the negative balances as quickly as possible.

         Under Section 704(c) of the Internal Revenue Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, our company agreement will require that items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the holder of our common shares. Treasury Regulations under Section 704(c) of the Internal Revenue Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to Contributed Properties, and may require such allocations in order for our common shares to be "fungible." However, these methods may be impracticable for publicly traded partnerships such as us. See "--Uniformity of Common Shares."

         Because of the uncertainty in the law referred to in the preceding paragraph, our special tax counsel is unable to opine that the Section 704(c) allocations under our company agreement or the partnership agreement of



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Kaneb Pipe Line Partners will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

         Immediately after the distribution of common shares there should be no difference between the tax basis of the common shares and our assets, and
Section 704(c) should not be directly applicable to us unless additional property is contributed in the future. However, Kaneb Pipe Line Partners is subject to Section 704(c) as a result of property contributions to it and the holders of our common shares therefore are indirectly subject to its terms and to the risks summarized above by virtue of our partnership interest.

UNIFORMITY OF COMMON SHARES

         There can arise a lack of uniformity in the intrinsic tax characteristics of common shares. Such uniformity is often referred to as "fungibility." Without such uniformity, compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished. In addition, such non-uniformity could have a negative impact on the ability of a holder of our common shares to dispose of his interest. Such lack of uniformity can result from the application of Treasury Regulations relating to depreciation and amortization to our Section 743(b) adjustments (or those of Kaneb Pipe Line Partners) or the determination that our Section 704(c) curative allocations (or those of Kaneb Pipe Line Partners) to prevent the application of "ceiling" limitations on our ability to make allocations to eliminate disparities between the tax basis and value attributable to Contributed Properties are unreasonable. Depreciation conventions may be adopted or items of income and deduction may be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all common shares, despite their being potentially inconsistent with Treasury Regulations. Any such special allocation will be made solely for federal income tax purposes. Our special tax counsel is unable to opine that such allocations will be respected or that uniformity will be retained.

         In the event the IRS disallows the use of our Section 704(c) curative allocations or the depreciation and amortization conventions that we use in our
Section 743(b) adjustments, some or all of the adverse consequences described in the preceding paragraph could result. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Tax Treatment of Operations--Section 754 Election."

TAX TREATMENT OF OPERATIONS

         Income and Deductions in General

         We will not pay any federal income tax. Instead, each holder of our common shares must report on his income tax return his allocable share of our income, gains, losses and deductions. Such items must be included on the holder's federal income tax return without regard to whether we make a distribution of cash to the holder. A holder of our common shares is generally entitled to offset his allocable share of our passive income with his allocable share of losses that we generate, if any. See "-- Limitations on Deductibility of Losses."

         A holder of our common shares who owns common shares as of the first day of each month during a quarter and who disposes of such common shares before the record date for a distribution with respect to such quarter will be allocated items of our income and gain attributable to the months in such quarter during which such common shares were owned but will not be entitled to receive such cash distribution.

         Accounting Method and Taxable Year

         We and Kaneb Pipe Line Partners use the calendar year as our taxable year and have adopted the accrual method of accounting for federal income tax purposes.

         Depreciation Method

         Kaneb Pipe Line Partners has elected to use depreciation methods that resulted in the largest depreciation deductions in our early years. We or it may depreciate property that we later acquire or construct using accelerated depreciation methods permitted by Section 168 of the Internal Revenue Code.

         Section 754 Election

         We, Kaneb Pipe Line Partners and its subsidiary partnerships each will make or have made the election permitted by Section 754 of the Internal Revenue Code. Such election will generally permit a purchaser of common shares to adjust his share of the basis in our properties and those of Kaneb Pipe Line Partners and its subsidiary partnerships pursuant to Section 743(b) of the Internal Revenue Code. Such elections are irrevocable without the consent of the IRS. The
Section 743(b) adjustment is attributed solely to a purchaser of common shares and is not added to the common basis of our assets. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Internal Revenue Code. The amount of the adjustment under Section 743(b) is the difference between the adjusted federal income tax basis of a holder in the common shares he owns and the holder's proportionate share of the common basis of our assets attributable to the common shares pursuant to Section 743. The aggregate amount of the adjustment computed under Section 743(b) is then allocated among our various assets pursuant to the rules of Section 755. The
Section 743(b) adjustment provides the purchaser of common shares with the equivalent of an adjusted tax basis in his share of our properties equal to the fair market value of such share.

         The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Internal Revenue Code. Based on these principles, the IRS may seek to reallocate some or all of any
Section 743(b) adjustment that we do not allocate to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets.

         A Section 754 election is advantageous when the transferee's basis in such common shares is higher than such common shares' share of the aggregate basis in our assets immediately before the transfer. In such case, pursuant to the election, the transferee will take a new and higher basis in his share of our assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election would be disadvantageous if the transferee's basis in common shares were lower than such common shares' share of the aggregate basis in our assets immediately before the transfer. Thus, the amounts that a holder of our common shares would be able to obtain on a sale or other disposition of the common shares he owns may be affected favorably or adversely by the elections under Section 754.

         The calculations and adjustments in connection with the Section 754 election depend, among other things, on the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, we and Kaneb Pipe Line Partners will apply the following method in making the necessary adjustments pursuant to the Section 754 election on transfers after the transfers pursuant to the distribution of common shares: the price paid by a transferee for the common shares he owns will be deemed to be the lowest quoted trading price for the common shares during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for the common shares he owns. The calculations under Section 754 elections are highly complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. It is possible that the IRS will successfully assert that the adjustments do not meet the requirements of the Internal Revenue Code or the applicable regulations and require a different basis adjustment to be made.

         Should the IRS require a different basis adjustment to be made, and should, in our or Kaneb Pipe Line Partners' opinion, the expense of compliance exceed the benefit of the elections, we may seek permission from the



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IRS to revoke the Section 754 election. Such a revocation may increase the ratio of the distributive share of a holder of our common shares of taxable income to cash distributions and adversely affect the amount that a holder of our common shares will receive from the sale of the common shares he owns.

         Estimates of Relative Fair Market Values and Basis of Properties

         The consequences of the acquisition, ownership and disposition of common shares will depend in part on our and Kaneb Pipe Line Partners' estimates of the relative fair market values and determinations of the initial tax basis of our assets. The federal income tax consequences of such estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss, deduction or credit previously reported might change, and holders of our common shares might be required to amend their previously filed tax returns or to file claims for refund. See "--Administrative Matters--Valuation Overstatements."

         Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions

         Taxpayers are required to recognize gain but not loss on constructive sales of appreciated financial positions that are entered into after June 8, 1997. These rules would apply to a constructive sale of common shares. Constructive sales include short sales of the same or substantially identical property, entering into a national principal contract on the same or substantially identical property, and entering into a futures or forward contract to deliver the same or substantially identical property. Thus, gain would be triggered if a holder of our common shares entered into a contract to sell his or her common shares for a fixed price on a future date. If a constructive sale occurs, the taxpayer must recognize gain as if the appreciated financial position were sold, assigned or otherwise terminated at its fair market value on the date of the constructive sale. Adjustments for the gain recognized on the constructive sale are made in the amount of any gain or loss later realized by the taxpayer with respect to the position.

         It would appear that a holder of our common shares whose common shares are lent to a "short seller" to cover a short sale of common shares would be considered as having transferred beneficial ownership of such common shares and would, thus, no longer be a partner with respect to such common shares during the period of such loan. As a result, during such period any income, gains, deductions, losses or credits with respect to such common shares would appear not to be reportable by such holder, any cash distributions that the holder of our common shares receives with respect to such common shares would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of common shares to a "short seller" constitutes a taxable exchange. If such a contention were successfully made, the lending holder may be required to recognize gain or loss. Holders of our common shares desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their common shares.

         Alternative Minimum Tax

         Each holder of our common shares will be required to take into account his share of any of our items of income, gain or loss for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. The alternative minimum taxable income of a holder of our common shares derived from us may be higher than his share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Prospective holders of our common shares should consult with their tax advisors as to the impact of an investment in common shares on their liability for the alternative minimum tax.

         Tax-Exempt Entities, Regulated Investment Companies and Foreign
         Investors

         Ownership of our common shares by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies may raise issues unique to such persons and, as described below, may have substantial adverse tax consequences.



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         Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Under
Section 512 of the Internal Revenue Code, virtually all of the taxable income such an organization derives from the ownership of our common shares will be unrelated business taxable income and thus will be taxable to such a holder.

         Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or other qualifying income. We do not anticipate that any significant amount of our gross income will be qualifying income.

         Nonresident aliens and foreign corporations, trusts or estates that acquire common shares will be considered to be engaged in business in the United States on account of ownership of such common shares and as a consequence will be required to file federal tax returns in respect of their distributive shares of income, gain, loss, deduction or credit and pay federal income tax at regular rates, net of credits including withholding, on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold on actual cash distributions made quarterly to foreign holders of our common shares. The current rate for withholding is 39.6%. Each foreign holder of common shares must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

         Because a foreign corporation that owns common shares will be treated as engaged in a United States trade or business, such a holder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate holder is a "qualified resident." In addition, such a holder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

         The IRS has ruled that a foreign holder of our common shares who sells or otherwise disposes of a common share will be subject to federal income tax on gain realized on the disposition of such common shares to the extent that such gain is effectively connected with a United States trade or business of the foreign holder. We do not expect that any material portion of any such gain will avoid United States taxation. Moreover, Section 897 of the Internal Revenue Code, which is applied before the above-referenced IRS ruling, may increase the portion of any gain that is recognized by a foreign holder of our common shares that is subject to United States income tax if that foreign holder of our common shares has held more than 5% in value of the common shares during the five-year period ending on the date of the disposition or if the common shares are not regularly traded on an established securities market at the time of the disposition.

DISPOSITION OF COMMON SHARES

         Gain or Loss in General

         If a common share is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the holder's tax basis for such common share. See "-- of Common Shares." The "amount realized" by a holder of our common shares will be measured by the sum of the cash or the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the common shares sold. To the extent that the amount of cash or property received plus the allocable share of our nonrecourse liabilities exceeds the holder's basis for the common shares disposed of, the holder will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such common shares. See also, "Tax Treatment of Operations--Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions."




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

         The IRS has ruled that a partner must maintain an aggregate adjusted tax basis for his interests in a single partnership, consisting of all interests acquired in separate transactions. On a sale of a portion of such aggregate interest, such partner would be required to allocate his aggregate tax basis between the interest sold and the interest retained by some equitable apportionment method. If applicable, the aggregation of tax basis of a holder of our common shares effectively prohibits a holder from choosing among common shares with varying amounts of inherent gain or loss to control the timing of the recognition of such inherent gain or loss as would be possible in a stock transaction. Thus, the IRS ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a holder's common shares. It is not clear whether such ruling applies to publicly traded partnerships, such as us, the interests in which are evidenced by separate registered certificates, providing a verifiable means of identifying each separate interest and tracing the purchase price of such interest. A holder of our common shares considering the purchase of additional common shares or a sale of common shares purchased at differing prices should consult his tax advisor as to the possible consequences of that IRS ruling.

         Gain or loss recognized by a holder of our common shares, other than a "dealer" in common shares, on the sale or exchange of a common share held more than one year will generally be taxable as long-term capital gain or loss. To the extent that a portion of the gain upon the sale of a common shares is attributable to the share of a holder of our common shares of our "inventory items" and "unrealized receivables," as those terms are defined in Section 751 of the Internal Revenue Code, such portion will be treated as ordinary income. Unrealized receivables include (1) to the extent not previously includable in our income, any rights to pay for services rendered or to be rendered and (2) amounts that would be subject to depreciation recapture as ordinary income if we had sold our assets at their fair market value at the time of the transfer of a common share. Ordinary income attributable to inventory items and unrealized receivables may exceed net taxable gain realized upon the sale of the common shares and may be recognized even if there is a net taxable loss realized on the sale of the common shares. Thus, a holder may recognize both ordinary income and a capital loss upon disposition of the common shares.

         Transferor/Transferee Allocations

         In general, our taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the holders of our common shares in proportion to the number of common shares owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of assets other than in the ordinary course of business is allocated among the holders of record of our common shares as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a holder transferring common shares in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

         The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, our special tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of common shares. If the IRS treats transfers of common shares as occurring throughout each month and a monthly convention is not allowed by the regulations, the IRS may contend that our taxable income or losses must be reallocated among the holders of our common shares. If any such contention were sustained, the tax liabilities of some holders of our common shares would be adjusted to the possible detriment of other holders of our common shares. We are authorized to revise our method of allocation (1) between transferors and transferees and (2) as among holders of our common shares whose interests otherwise vary during a taxable period, to comply with any future regulations.

         A holder of our common shares who owns common shares at any time during a quarter and who disposes of such common shares prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

         Constructive Termination or Dissolution of Partnership

         Under Section 708(b)(1)(B) of the Internal Revenue Code, a partnership will be considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership



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capital and profits. A termination results in a closing of the partnership's taxable year for all partners, and the partnership's assets are treated as having been transferred by us to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the partners of the terminated partnership in liquidation of such partnership. If a partnership is terminated by sale or exchange of interests in us, a Section 754 election, including a Section 754 election made by the terminated partnership, that is in effect for the taxable year of the terminated partnership in which the sale occurs, applies with respect to the incoming partner. Moreover, a partner with a special basis adjustment in property held by a partnership that terminates under section 708(b)(1)(B) will continue to have the same special basis adjustment with respect to property deemed contributed by the terminated partnership to the new partnership regardless of whether the new partnership makes a Section 754 election. In the case of a holder of our common shares reporting on a fiscal year other than a calendar year, the closing of our tax year may result in more than twelve months' of our taxable income or loss being includable in his taxable income for the year of termination.

         We may not have the ability to determine when a constructive termination occurs as a result of transfers of common shares because the common shares will be freely transferable under "street name" ownership. Thus, we may be subject to penalty for failure to file a tax return and may fail to make partnership tax elections in a timely manner, including the Section 754 election.

ADMINISTRATIVE MATTERS

         Entity-Level Collections

         If we are required under applicable law or elect to pay any federal, state or local income tax on behalf of any holder of our common shares we are authorized to pay such taxes from our funds. Such payments, if made, will be treated as current distributions to the holders of our common shares for tax purposes, including the calculation of capital accounts.

         We may, but are not required to, amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common shares and to adjust subsequent distributions so that, after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under our company agreement are maintained as nearly as practicable. If we are permitted but not required under applicable law to pay any such taxes, we may pay such taxes from our funds and amend our company agreement to adjust subsequent distributions. Our company agreement further provides that we are authorized but not required to attempt to collect tax deficiencies from persons who were holders of our common shares at the time such deficiencies arose and any amounts so collected will become our assets.

         The amount we pay would be calculated based on the maximum rate of income tax for individuals or corporations, whichever is higher. Thus, such a payment by us could give rise to an overpayment of tax on behalf of an individual holder of our common shares. In such event, the individual holder of our common shares could file a claim for credit or refund with respect to the overpayment.

         Partnership Income Tax Information Returns and Partnership Audit Procedures

         We will use all reasonable efforts to furnish holders of our common shares with tax information within 75 days after the close of each taxable year. Specifically, we intend to furnish to each holder of our common shares a Schedule K-1 which sets forth his allocable share of our income, gains, losses, deductions and credits, if any. In preparing such information, the general partner will necessarily use various accounting and reporting conventions to determine each holder's allocable share of income, gains, losses, deductions and credits. Neither we nor our special tax counsel can assure you that any such conventions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations thereunder or administrative pronouncements of the IRS. We cannot assure prospective holders of our common shares that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to us. In addition, if the IRS were to prevail, holders of our common shares may incur substantial liabilities for taxes and interest.



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         Our federal income tax information returns may be audited by the IRS.
The Internal Revenue Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments, if any, resulting from such an audit may require each holder of our common shares to file an amended tax return, and possibly may result in an audit of the holder's return. Any audit of a holder's return could result in adjustments to items not related to our returns as well as those related to our returns.

         Under Sections 6221 through 6233 of the Internal Revenue Code, partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit and the imposition of penalties and other additions to a holders' tax liability are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes.

         The Tax Matters Partner is entitled to make elections for us and the holders of our common shares and can extend the statute of limitations for assessment of tax deficiencies against holders of our common shares with respect to partnership items. In connection with adjustments to partnership tax returns proposed by the IRS, the Tax Matters Partner may bind any holder of our common shares with less than a 1% profits interest in us to a settlement with the IRS unless the holder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review to which all the holders of our common shares are bound of a final partnership administrative adjustment. If the Tax Matters Partner fails to seek judicial review, such review may be sought by any holder of our common shares having at least a 1% profit interest and by holders of our common shares having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each holder of our common shares with an interest in the outcome may participate.

         The holders of our common shares will generally be required to treat our items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if the holder of our common shares files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the holder of our common shares to the treatment on our return. Even if the consistency requirement is waived, adjustments to the holder's tax liability with respect to our items may result from an audit of our or the holder's tax return. Intentional or negligent disregard of the consistency requirement may subject a holder to substantial penalties.

         Information Return Filing Requirements

         A holder of our common shares who sells or exchanges common shares is required by Section 6050K of the Internal Revenue Code to notify us in writing of such sale or exchange, and we are required to notify the IRS of such transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. In addition, a transferor and a transferee of a common share will be required to furnish to the IRS the amount of the consideration received for such common share that is allocated to our goodwill or going concern value. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

         Nominee Reporting

         Under Section 6031(c) of the Internal Revenue Code, persons who hold an interest in us as a nominee for another person must report information to us. Temporary Treasury Regulations provide that such information should include

         o the name, address and taxpayer identification number of the beneficial owners and the nominee;

         o        whether the beneficial owner is

                  o        a person that is not a United States person,



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                  o        a foreign government, an international organization
                           or any wholly owned agency or instrumentality of either of the foregoing or

                  o        a tax-exempt entity;

         o the amount and description of common shares held, acquired or transferred for the beneficial owners; and

         o information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

         Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and information on common shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed for failure to report such information to us. The nominee is required to supply the beneficial owner of the common shares with the information furnished to us.

         Registration as a Tax Shelter


         Section 6111 of the Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad and, although it is arguable that we will not be subject to the registration requirement, we have applied for registration as a tax shelter. ISSUANCE OF THE REGISTRATION NUMBER WILL NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. We must furnish the registration number to the holders of our common shares, and a holder of our common shares who sells or otherwise transfers a common share in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common share to furnish such registration number to the transferee is $100 for each such failure. The holder must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by us is claimed or income from us is included. A holder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. We expect to receive our registration number and provide it to our shareholders within a reasonable time after the distribution in order to permit them to comply with the foregoing requirements. Any penalties discussed herein are not deductible for federal income tax purposes.



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                       STATE AND OTHER TAX CONSIDERATIONS

         Holders of our common shares may be subject to state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the holder resides or in which we or Kaneb Pipe Line Partners do business or own property. Although an analysis of those various taxes cannot be presented here, each holder of our common shares should consider the potential impact of such taxes on his investment in common shares. We will be regarded as doing business in Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Illinois, Iowa, Kansas, Louisiana, Maryland, Minnesota, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Washington, Wisconsin, Wyoming and Virginia. A holder of our common shares will likely be required to file state income tax returns in such states, other than Florida, South Dakota, Texas and Wyoming, and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. This could occur, for example, if the holder of our common shares has no income from sources within that state. We are authorized but not required to pay any state or local income tax on behalf of all holders of our common shares even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by the holders; provided, however, that such tax payment shall be in the same amount with respect to each common share and, in our sole discretion, payment of such tax on behalf of all the holders of our common shares is in the best interests of the holders of the common shares as a whole. Any amount so paid on behalf of all holders shall be deducted as a cash operating expenditure.

         It is the responsibility of each holder of our common shares to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in common shares. Accordingly, each holder of our common shares should consult, and must depend on, his own tax counsel or other advisor with regard to state and local tax matters. Further, it is the responsibility of each holder of our common shares to file all state and local, as well as federal, tax returns that may be required of such holder.

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                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

         An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to

         o whether such investment is prudent under Section 404(a)(1)(B) of ERISA,

         o whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA,

         o the fact that such investment could result in recognition of UBTI by such plan even if there is no net income,

         o the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor and

         o whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

See "Federal Income Tax Considerations--Tax Treatment of Operations--Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors." The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

         In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the persons responsible for managing our assets also would be fiduciaries of such plan, and would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

         Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

         (1) the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws,

         (2) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

         (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA,

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


                  plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

         Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and also may satisfy the requirements of (3) above.


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                RESALE OF COMMON SHARES RECEIVED IN DISTRIBUTION

         The United States Securities and Exchange Commission has expressed the opinion that securities received in a transaction like in this distribution are generally not considered "restricted securities" under Rule 144 promulgated under the Securities Act of 1933. Thus, Rule 144 generally permits the resale of these securities. However, to the extent that any person receiving common shares in the distribution is deemed to be an "affiliate" under Rule 144, that person would be subject to volume and timing restrictions that generally apply to the affiliates of public companies, unless the resale by that person qualifies for another exemption under the Securities Act of 1933. If you may be one of our "affiliates", we advise you to contact your lawyer before selling any of the common shares that you receive in the distribution.


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            INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS

Indemnification of Our Officers and Directors

         To the fullest extent permitted by law but subject to the limitations expressly provided in our company agreement, we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding (each an "Indemnitee"), whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that such Indemnitee is or was one of our directors, officers or our tax matters shareholder against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding if such Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful. Our company agreement provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, had reasonable cause to believe such Indemnitee's conduct was unlawful.

         To the fullest extent permitted by law but subject to the limitations expressly provided in our company agreement, we must indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or complete action or suit by us or in our right to procure a judgment in our favor by reason of the fact that such Indemnitee is or was one of our directors, officers or our tax matters shareholder against expenses (including attorneys' fees) actually and reasonably incurred by such Indemnitee in connection the defense or settlement of such action or suit if such Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court shall deem proper.

         We may indemnify any of our employees or agents, or any person serving at our request as an employee or agent of another entity, in the same manner and to the same extent that the we are required to indemnify our directors and officers under the immediately preceding two paragraphs.

         To the extent that any Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, we must indemnify such Indemnitee against expenses (including attorney's fees) actually and reasonably incurred by such Indemnitee in connection therewith.

         We must pay expenses (including attorney's fees) incurred by a person who is a potential Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding, from time to time, in advance of the final disposition of such action, suit or proceeding upon receipt by us of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that the such person is not entitled to be indemnified by us under our company agreement.

         The indemnification and advancement of expenses provided by, or granted pursuant to, our company agreement shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, as a matter of law or otherwise, both as to actions in the Indemnitee's official capacity and as to action in another capacity while holding such office or position, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

         We may purchase and maintain insurance, on behalf of any person who is or was a member of our board of directors or one of our officers and on behalf of such other persons as our board of directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with our activities, regardless of whether we would have the power to indemnify such person against such liability under the provisions of our company agreement.

         We shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee's duties to us also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of our company agreement; action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee's duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, our best interests.

         Our company agreement provides that in no event may an Indemnitee subject our shareholders to personal liability by reason of the indemnification provisions set forth in our company agreement.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCULPATION OF LIABILITY OF OUR OFFICERS AND DIRECTORS

         None of our officers or directors may be liable to us or to our shareholders for monetary damages for losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such director's or officer's fiduciary duty, except:

         o For a breach of such director's or officer's duty of loyalty to us or to our shareholders;

         o For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

         o For any transaction from which the director or officer derived an improper personal benefit.

         Our company agreement provides that if the Delaware General Corporation Law is amended after the date of our company agreement to authorize Delaware corporations to further eliminate, limit or increase the personal liability of directors of Delaware corporations beyond that permitted under Section 102(b)(7) of the Delaware General Corporation Law, then the liability of one of our directors or officers to us, in addition to the personal liability limitation provided herein, shall be further limited to the fullest extent permitted under the Delaware General Corporation Law as so amended.

         Our board of directors and our officers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it or him to be genuine and to have been signed or presented by the proper party or parties. In addition, our company agreement provides that our board of directors and our officers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it or him and any opinion of any such person as to matters that our board of directors or such officers reasonably believes to be within such person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by our board of directors or such officers hereunder in good faith and in accordance with such opinion.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Our board will select before the end of fiscal 2001 an independent accounting firm to audit our financial statements for the year ending December 31, 2001. KPMG LLP has served as our independent accountants and those of Kaneb Services, Inc. through the periods covered by the financial statements included in this information statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may inspect those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. You may also obtain copies of those materials from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The SEC maintains a site on the Internet at www.sec.gov that contains these reports, proxy and information statements and other information regarding us. You can also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common shares are listed.

         We have filed with the SEC a registration statement on Form 10 that includes this information statement. This information statement is only a part of that registration statement and does not contain all of the information in our registration statement. For further information about us and our common shares, please review our registration statement and the exhibits that are filed with it. Statements made in this information statement that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with its registration statement to obtain a more complete understanding of those documents.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this information statement will be deemed to be incorporated in this information statement by reference and will be a part of this information statement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this information statement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this information statement, except as modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this information statement has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You should direct a request for copies or for other information to Kaneb Services, Inc. at 2435 N. Central Expressway, Richardson, Texas 75080, Attention: Investor Relations (telephone number: (972) 699-4000).

         We intend to furnish holders of our common shares with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                          INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS                                                                                   Beginning
                                                                                                          Page
                                                                                                       ---------
      Set forth below is a list of financial statements appearing in this report.

      The Pipeline, Terminaling and Product Marketing Businesses of Kaneb Services, Inc.:

           Independent Auditors' Report..............................................................     F - 1

           Combined Statements of Income - Three Months Ended March 31, 2001 and 2000 (unaudited)
              and Three Years Ended December 31, 2000................................................     F - 2

           Combined Balance Sheets - March 31, 2001 (unaudited) and December 31, 2000 and 1999.......     F - 3

           Combined Statements of Cash Flows - Three Months Ended March 31, 2001 and
              2000 (unaudited) and Three Years Ended December 31, 2000...............................     F - 4

           Combined Statements of Owner's Equity - Three Months Ended March 31, 2001 (unaudited)
              and Three Years Ended December 31, 2000................................................     F - 5

           Notes to Combined Financial Statements....................................................     F - 6

      Shore Terminals LLC Financial Statements:

           Shore Terminals LLC Independent Auditors' Report..........................................     F - 21

           Balance Sheets - December 31, 2000 and 1999 (As Restated).................................     F - 22

           Statements of Operations - Years Ended December 31, 2000 and 1999 (As Restated)...........     F - 23

           Statements of Members' Equity - Years ended December 31, 2000 and 1999 (As Restated)......     F - 24

           Statements of Cash Flows - Years Ended December 31, 2000 and 1999 (As Restated)...........     F - 25

           Notes to Financial Statements.............................................................     F - 27

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Kaneb Services, Inc.


We have audited the accompanying combined balance sheets of The Pipeline, Terminaling and Product Marketing Businesses of Kaneb Services, Inc. (See Note 1
- Basis of Presentation) as of December 31, 2000 and 1999 and the related combined statements of income, cash flows and owner's equity for each of the years in the three-year period ended December 31, 2000. These combined financial statements are the responsibility of Kaneb Services, Inc.'s management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Pipeline, Terminaling and Product Marketing Businesses of Kaneb Services, Inc. as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP
Dallas, Texas
March 2, 2001

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                          COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                   Three Months Ended
                                                        March 31,                      Year Ended December 31,
                                                 ------------------------      ---------------------------------------
                                                   2001            2000          2000           1999            1998
                                                 ---------      ---------      ---------      ---------      ---------
                                                       (unaudited)
Revenues:

   Services ................................     $  48,069      $  36,680      $ 156,232      $ 158,028      $ 125,812
   Products ................................        88,352         80,389        381,186        212,298        114,220
                                                 ---------      ---------      ---------      ---------      ---------

      Total revenues .......................       136,421        117,069        537,418        370,326        240,032
                                                 ---------      ---------      ---------      ---------      ---------

Costs and expenses:
   Cost of products sold ...................        88,671         79,031        377,132        209,165        112,068
   Operating costs .........................        21,635         17,245         69,581         68,988         52,341
   Depreciation and amortization ...........         5,769          3,990         16,320         15,094         12,185
   General and administrative ..............         3,027          3,134         14,337         12,168          8,241
   Gain on sale of assets ..................            --             --         (1,126)            --             --
                                                 ---------      ---------      ---------      ---------      ---------

      Total costs and expenses .............       109,102        103,400        476,244        305,415        184,835
                                                 ---------      ---------      ---------      ---------      ---------


Operating income ...........................        17,319         13,669         61,174         64,911         55,197

Interest and other income ..................           715             67            332            445            894
Interest expense ...........................        (4,958)        (3,207)       (13,346)       (13,878)       (11,614)
                                                 ---------      ---------      ---------      ---------      ---------

Income before gain on issuance of units by
   Kaneb Pipe Line Partners, income taxes,
   interest of outside non-controlling
   partners in Kaneb Pipe Line Partners'
   net income and extraordinary item .......        13,076         10,529         48,160         51,478         44,477

Gain on issuance of units by Kaneb Pipe
   Line Partners ...........................         9,859             --             --         16,764             --
Income tax benefit (expense) ...............        (5,086)        (1,279)        (2,824)         9,494         (1,258)
Interest of outside non-controlling partners
   in Kaneb Pipe Line Partners' net income..       (10,094)        (6,834)       (32,693)       (33,479)       (29,174)
                                                 ---------      ---------      ---------      ---------      ---------

Income before extraordinary item ...........         7,755          2,416         12,643         44,257         14,045

Extraordinary item - loss on extinguishment
   of debt by Kaneb Pipe Line Partners, net
   of income taxes and interest of outside
   non-controlling partners in Kaneb Pipe
   Line Partners ...........................          (859)            --             --             --             --
                                                 ---------      ---------      ---------      ---------      ---------

Net income .................................     $   6,896      $   2,416      $  12,643      $  44,257      $  14,045
                                                 =========      =========      =========      =========      =========

Pro forma earnings per share:
   Basic:
      Before extraordinary item ............     $    0.73      $    0.23      $    1.19      $    4.22      $    1.33
      Extraordinary item ...................         (0.08)            --             --             --             --
                                                 ---------      ---------      ---------      ---------      ---------
                                                 $    0.65      $    0.23      $    1.19      $    4.22      $    1.33
                                                 =========      =========      =========      =========      =========
   Diluted:
      Before extraordinary item ............     $    0.68      $    0.22      $    1.15      $    4.06      $    1.28
      Extraordinary item ...................         (0.07)            --             --             --             --
                                                 ---------      ---------      ---------      ---------      ---------
                                                 $    0.61      $    0.22      $    1.15      $    4.06      $    1.28
                                                 =========      =========      =========      =========      =========

               See notes to combined financial statements.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                             COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)




                                                                             December 31,
                                                            March 31,    --------------------
                                                              2001         2000         1999
                                                            --------     --------     --------
                                                          (unaudited)
                                             ASSETS
Current assets:
   Cash and cash equivalents ..........................     $ 15,857     $  6,394     $  6,250
   Accounts receivable ................................       39,513       38,417       33,657
   Inventories ........................................        9,583       15,998        9,476
   Prepaid expenses and other .........................        5,886        5,521        5,284
                                                            --------     --------     --------
      Total current assets ............................       70,839       66,330       54,667
                                                            --------     --------     --------

Receivable from affiliates of the Predecessor
   Businesses, net ....................................       14,909       10,706       27,215

Property and equipment ................................      634,082      459,070      439,634
Less accumulated depreciation .........................      149,847      137,622      122,678
                                                            --------     --------     --------
      Net property and equipment ......................      484,235      321,448      316,956
                                                            --------     --------     --------

Investment in affiliates ..............................       22,031       22,568       21,978

Deferred tax asset ....................................        3,781        7,193        5,357

Excess of cost over fair value of net assets
   of acquired business ...............................        1,596        1,607        1,435
                                                            --------     --------     --------

                                                            $597,391     $429,852     $427,608
                                                            ========     ========     ========


                                 LIABILITIES AND OWNER'S EQUITY

Current liabilities:
   Current portion of long-term debt ..................     $ 34,447     $     --     $     --
   Accounts payable ...................................       13,215       13,093       13,315
   Accrued expenses ...................................       19,409       14,965       13,920
   Accrued distributions payable ......................       10,632        9,250        9,250
   Deferred terminaling fees ..........................        5,660        3,717        3,075
                                                            --------     --------     --------

      Total current liabilities .......................       83,363       41,025       39,560

Long-term debt, less current portion ..................      257,500      184,052      167,028

Other liabilities .....................................       16,908       13,425        9,367

Interest of outside non-controlling partners
   in Kaneb Pipe Line Partners ........................      161,256      119,981      124,820

Commitments and contingencies

Owner's equity ........................................       78,364       71,369       86,833
                                                            --------     --------     --------

                                                            $597,391     $429,852     $427,608
                                                            ========     ========     ========


                   See notes to combined financial statements.

                   THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                                    OF KANEB SERVICES, INC.
                               COMBINED STATEMENTS OF CASH FLOWS
                                         (IN THOUSANDS)


                                                        Three Months Ended
                                                             March 31,                       Year Ended December 31,
                                                     ------------------------      ---------------------------------------
                                                       2001           2000           2000            1999           1998
                                                     ---------      ---------      ---------      ---------      ---------
                                                           (unaudited)
Operating activities:
   Net income ..................................     $   6,896      $   2,416      $  12,643      $  44,257      $  14,045
   Adjustments to reconcile net income to
      net cash provided by operating activities:
      Depreciation and amortization ............         5,769          3,990         16,320         15,094         12,185
      Equity in earnings of affiliates,
        net of distribution ....................           114          1,175           (154)        (1,072)            --
      Interest of outside non-controlling
        partners in Kaneb Pipe Line Partners ...        10,094          6,834         32,693         33,479         29,174
      Gain on issuance of units by Kaneb
        Pipe Line Partners .....................        (9,859)            --             --        (16,764)            --
      Gain on sale of assets ...................            --             --         (1,126)            --             --
      Deferred income taxes ....................         4,827          1,339          2,448         (9,147)           518
      Extraordinary item .......................           859             --             --             --             --
      Other ....................................           230           (392)         1,101          1,386          1,274
      Changes in working capital components:
        Accounts receivable ....................           994           (623)        (4,760)       (11,959)       (10,195)
        Inventories and prepaid expenses .......         6,647          2,388         (6,759)        (6,491)        (2,456)
        Accounts payable and accrued
           expenses ............................         6,002          3,188          1,115          3,932          6,827
                                                     ---------      ---------      ---------      ---------      ---------
           Net cash provided by operating
              activities .......................        32,573         20,315         53,521         52,715         51,372
                                                     ---------      ---------      ---------      ---------      ---------
Investing activities:
   Capital expenditures ........................        (3,037)        (2,347)        (9,533)       (14,620)        (9,404)
   Acquisitions, net of cash acquired ..........      (106,810)            --        (12,264)       (44,390)       (47,707)
   Proceeds from sale of assets ................            --             --          1,961             --             --
   Other .......................................           217            136            (74)          (973)        (1,783)
                                                     ---------      ---------      ---------      ---------      ---------
        Net cash used in investing activities ..      (109,630)        (2,211)       (19,910)       (59,983)       (58,894)
                                                     ---------      ---------      ---------      ---------      ---------
Financing activities:
   Changes in receivable from affiliates
      of the Predecessor Businesses ............        (4,203)        (3,169)       (13,491)       (19,676)        (1,223)
   Issuance of debt ............................       257,500          2,000         20,724         59,508         37,852
   Payments on debt and capital lease ..........      (156,145)        (5,335)        (3,700)       (58,332)        (6,453)
   Distributions to outside non-controlling
      Partners in Kaneb Pipe Line Partners .....       (10,632)        (9,250)       (37,000)       (35,426)       (28,183)
   Net proceeds from issuance of units
      by Kaneb Pipe Line Partners ..............            --             --             --         65,574             --
                                                     ---------      ---------      ---------      ---------      ---------
           Net cash provided by (used in)
              financing activities .............        86,520        (15,754)       (33,467)        11,648          1,993
                                                     ---------      ---------      ---------      ---------      ---------

Increase (decrease) in cash and cash
   equivalents .................................         9,463          2,350            144          4,380         (5,529)
Cash and cash equivalents at beginning
   of period ...................................         6,394          6,250          6,250          1,870          7,399
                                                     ---------      ---------      ---------      ---------      ---------
Cash and cash equivalents at end of period .....     $  15,857      $   8,600      $   6,394      $   6,250      $   1,870
                                                     =========      =========      =========      =========      =========
Supplemental cash flow information:
   Cash paid for interest ......................     $   3,933      $   2,245      $  13,529      $  13,253      $  11,428
                                                     =========      =========      =========      =========      =========
   Cash paid for income taxes ..................     $     134      $     129      $     601      $     417      $     553
                                                     =========      =========      =========      =========      =========
   Non-cash investing and financing activities-
      issuance of units for acquisition of
      terminals by Kaneb Pipe Line Partners ....     $  56,488             --             --             --             --
                                                     =========      =========      =========      =========      =========

                  See notes to combined financial statements.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                      COMBINED STATEMENTS OF OWNER'S EQUITY
                                 (IN THOUSANDS)


                                                              ACCUMULATED
                                                                OTHER
                                                  OWNER'S    COMPREHENSIVE               COMPREHENSIVE
                                                INVESTMENT   INCOME (LOSS)     TOTAL        INCOME
                                                ----------   -------------   ----------  -------------
Balance at January 1, 1998 .................     $ 21,873      $     --      $ 21,873      $     --

     Net income for the year ...............       14,045            --        14,045        14,045
     Capital contributions .................        1,274            --         1,274            --
                                                 --------      --------      --------      --------
     Comprehensive income for the year .....                                               $ 14,045
                                                                                           ========

Balance at December 31, 1998 ...............       37,192            --        37,192            --

     Net income for the year ...............       44,257            --        44,257        44,257
     Capital contributions .................        5,588            --         5,588            --
     Foreign currency translation
       adjustment ..........................           --          (204)         (204)         (204)
                                                 --------      --------      --------      --------
     Comprehensive income for the year .....                                               $ 44,053
                                                                                           ========

Balance at December 31, 1999 ...............       87,037          (204)       86,833            --

     Net income for the year ...............       12,643            --        12,643        12,643
     Capital contributions .................        2,094            --         2,094            --
     Dividends .............................      (30,000)           --       (30,000)           --
     Foreign currency translation
       adjustment  .........................           --          (201)         (201)         (201)
                                                 --------      --------      --------      --------
     Comprehensive income for the year .....                                               $ 12,442
                                                                                           ========

Balance at December 31, 2000 ...............       71,774          (405)       71,369

(The following information is unaudited)

     Net income for period .................        6,896            --         6,896         6,896
     Capital contributions .................          230            --           230            --
     Foreign currency translation
       adjustment ..........................           --          (131)         (131)         (131)
                                                 --------      --------      --------      --------
     Comprehensive income for period .......                                               $  6,765
                                                                                           ========

Balance at March 31, 2001 ..................     $ 78,900      $   (536)     $ 78,364
                                                 ========      ========      ========

                  See notes to combined financial statements.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (ALL INFORMATION AS OF MARCH 2001 AND FOR THE PERIODS
                   ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)


1.    GENERAL

      KANEB SERVICES, INC. PLANNED DISTRIBUTION TO SHAREHOLDERS

               On November 27, 2000, Kaneb Services, Inc. announced that its Board of Directors had approved a plan to distribute its pipeline, terminaling and product marketing businesses (the "Distribution") to its shareholders in the form of a new limited liability company, Kaneb Services LLC. This new entity will own the general partner interest and
      5.1 million limited partner units of Kaneb Pipe Line Partners, L.P. ("Kaneb Pipe Line Partners") and Kaneb Services, Inc.'s wholly-owned petroleum products marketing subsidiary. Immediately following the Distribution, Kaneb Services, Inc. will no longer have an equity investment in Kaneb Services LLC (See Note 10).

      BASIS OF PRESENTATION

               The combined financial statements reflect the results of operations of The Pipeline, Terminaling and Product Marketing Businesses of Kaneb Services, Inc. (the "Predecessor" or "Predecessor Businesses") that will be distributed to the shareholders of Kaneb Services, Inc. The combined financial statements have been prepared using the historical bases in the assets and liabilities and historical results of operations related to the Predecessor Businesses, except as noted herein. The combined financial statements include allocations ("carve-outs") of general and administrative corporate overhead costs of Kaneb Services, Inc. to the Predecessor Businesses and direct costs of services provided by Kaneb Services, Inc. for the benefit of the Predecessor Businesses (see
      Note 10). Management believes such allocations approximate the costs that would have been incurred if the Predecessor Businesses had performed these functions as a stand-alone entity. Subsequent to the Distribution, Kaneb Services, Inc. will provide services to Kaneb Services LLC under an administrative services agreement (see Note 10).

               The unaudited combined financial statements of the Predecessor Businesses for the three month periods ended March 31, 2001 and 2000, have been prepared in accordance with generally accepted accounting principles. In the opinion of the Predecessor Businesses' management, the accompanying combined financial statements contain the adjustments, consisting of normal recurring accruals, necessary to present fairly the combined financial position of the Predecessor Businesses at March 31, 2001 and the combined results of their operations and cash flows for the periods ended March 31, 2001 and 2000. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

               The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in owner's equity and cash flows of Kaneb Services LLC in the future or what they would have been had it been a separate, stand-alone entity during the periods presented. After the Distribution, the Predecessor Businesses will no longer participate with Kaneb Services, Inc. in filing a consolidated Federal income tax return. Kaneb Services LLC will become a pass-through entity with its income taxed, for Federal and, generally, for state purposes, at the shareholder level instead of Kaneb Services LLC paying such taxes.

      PRINCIPLES OF COMBINATION

               All significant intercompany transactions and balances have been eliminated.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

      CASH AND CASH EQUIVALENTS

               The Predecessors' policy is to invest cash in highly liquid investments with original maturities of three months or less. Accordingly, uninvested cash balances are kept at minimum levels. Such investments are valued at cost, which approximates market, and are classified as cash equivalents. The Predecessor Businesses do not have any derivative financial instruments.

      INVENTORIES

               Inventories consist primarily of petroleum products purchased for resale in the products marketing business and are valued at the lower of cost or market. Cost is determined using the weighted average cost method.

      PROPERTY AND EQUIPMENT

               Property and equipment are carried at historical cost. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provided on a straight-line basis at rates based upon expected useful lives of various classes of assets. The rates used for pipeline and certain storage facilities, which are subject to regulation, are the same as those which have been promulgated by the Federal Energy Regulatory Commission.

               The carrying value of property and equipment is periodically evaluated using undiscounted future cash flows as the basis for determining if impairment exists under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". To the extent impairment is indicated to exist, an impairment loss will be recognized under SFAS No. 121 based on fair value.

      REVENUE RECOGNITION

               Pipeline transportation revenues are recognized as services are provided. Storage fees are billed one month in advance and are reported as deferred income. Revenue is recognized in the month services are provided. Revenues from the products marketing business are recognized when product is sold and title and risk pass to the customer.

      SALES OF SECURITIES BY SUBSIDIARIES

               The Predecessor Businesses recognize gains and losses in the statements of income resulting from subsidiary sales of additional equity interest, including Kaneb Pipe Line Partners limited partnership units, to unrelated parties.

      FOREIGN CURRENCY TRANSLATION

               The Predecessor Businesses translate the balance sheet of its foreign subsidiary using year-end exchange rates and translates income statement amounts using the average exchange rates in effect during the year. The gains and losses resulting from the change in exchange rates from year to year have been reported separately as a component of accumulated other comprehensive income (loss) in Owner's Equity. Gains and losses resulting from foreign currency transactions are included in the statements of income.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS



      EXCESS OF COST OVER VALUE OF NET ASSETS OF ACQUIRED BUSINESS

               The excess of cost of the products marketing business over the fair value of net assets acquired is being amortized on a straight-line basis over a period of 40 years. Accumulated amortization was $106,000 at December 31, 2000.

               The Predecessor Businesses periodically evaluate the proprietary of the carrying amount of the excess of cost over fair value of net assets of acquired business, as well as the amortization period, to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. The Predecessor believes that no such impairment has occurred and that no reduction in estimated useful lives is warranted.

      ENVIRONMENTAL

               Kaneb Pipe Line Partners environmental expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or Kaneb Pipe Line Partners' commitment to a formal plan of action.

      COMPREHENSIVE INCOME

               The Predecessor Businesses follow the provisions of SFAS No. 130, "Reporting Comprehensive Income", for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 only requires additional disclosure and does not affect the Predecessor Businesses' financial position or results of operations. Comprehensive income for the three months ended March 31, 2000 was $2.5 million.

      ESTIMATES

               The preparation of the Predecessor Businesses' financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH DISTRIBUTIONS

               After the Distribution, Kaneb Services LLC expects to make quarterly distributions of Available Cash, as defined in the Limited Liability Agreement, to the common shareholders. Available Cash consists generally of all the cash receipts less all cash disbursements and reserves. Kaneb Services LLC expects to make distributions of Available Cash within 45 days after the end of each quarter to shareholders of record on the applicable record date.

      ACCOUNTING FOR INCOME TAXES

               The accompanying financial statements have been prepared under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, assuming the Predecessor Businesses were a separate entity. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

      attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

      PRO FORMA EARNINGS PER SHARE

               Pro forma earnings per share has been calculated using pro forma basic and diluted weighted average shares outstanding for each of the periods presented. The pro forma basic weighted average shares have been calculated by adjusting Kaneb Services, Inc.'s historical basic weighted average shares outstanding for the applicable period to reflect the number of Kaneb Services LLC shares that would have been outstanding at the time assuming the distribution of one Kaneb Services LLC common share for each three shares of Kaneb Services, Inc. common stock. The pro forma diluted weighted average shares reflect an estimate of the potential dilutive effect of common stock equivalents. Such estimate is calculated based on Kaneb Services, Inc.'s dilutive effect of common stock equivalents. Pro forma basic and diluted weighted average shares outstanding were 10,581,000 and 11,340,000 for the three months ended March 31, 2001, 10,420,000 and 10,995,000 for the three months ended March 31, 2000, 10,589,000 and 11,029,000 for the year ended 2000, 10,484,000 and
      10,897,000 for the year ended 1999 and 10,580,000 and 10,932,000 for the year ended 1998, respectively.

      DERIVATIVE INSTRUMENTS

               Effective January 1, 2001, the Predecessor adopted the provisions of SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities", which establishes the accounting and reporting standards for such activities. Under SFAS No. 133, companies must recognize all derivative instruments on its balance sheet at fair value. Changes in the value of derivative instruments, which are considered hedges, are offset against the change in fair value of the hedged item through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. SFAS No. 133 requires that unrealized gains and losses on derivatives not qualifying for hedge accounting be recognized currently in earnings. On January 1, 2001, the Predecessor was not a party to any derivative contracts, accordingly, initial adoption of SFAS No. 133 at that date did not have any effect on the Predecessor's result of operations or financial position.

               In March of 2001, a wholly-owned subsidiary of Kaneb Pipe Line Partners entered into two contracts for the purpose of locking in interest rates on $100 million of anticipated ten-year public debt offerings. As the interest rate locks were not designated as hedging instruments pursuant to the requirements of SFAS No. 133, increases or decreases in the fair value of the contracts are included as a component of interest and other income. For the three months ended March 31, 2001, an unrealized gain of $0.6 million, before income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income, and an asset of the same amount, based on the fair value of the instruments at March 31, 2001, was recorded on these contracts. On May 22, 2001, the contracts were settled resulting in an aggregate gain of $3.8 million, before income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income.

2.    PUBLIC OFFERING OF UNITS BY KANEB PIPE LINE PARTNERS, L.P.

               In July 1999, Kaneb Pipe Line Partners issued 2.25 million limited partnership units in a public offering at $30.75 per unit, generating approximately $65.6 million in net proceeds. A portion of the proceeds was used to repay in full Kaneb Pipe Line Partners' term loans (including $13.3 million in term loans resulting from the United Kingdom terminal acquisition referred to in note 3). As a result of Kaneb Pipe Line Partners issuing additional units to unrelated parties, the Predecessor's pro-rata share of the net assets of Kaneb Pipe Line Partners increased by $16.8 million. Accordingly, in 1999, the Predecessor Businesses recognized a $16.8 million gain before deferred income taxes of $6.4 million.

3.    ACQUISITIONS

               On January 3, 2001, Kaneb Pipe Line Partners, through a wholly-owned subsidiary, acquired Shore Terminals LLC ("Shore") for $107 million in cash and 1,975,090 Kaneb Pipe Line Partners limited partnership units (valued at $56.5 million on the date of agreement and its announcement). Financing for the cash portion of the purchase price was supplied under Kaneb Pipe Line Partners' new $275 million unsecured revolving credit agreement, with a group of banks (see Note 6). The acquisition has been accounted for, beginning in January 2001, using the purchase method of accounting. As a result of Kaneb Pipe Line Partners issuing additional units to unrelated parties, the Predecessor Businesses' share of net assets of Kaneb Pipe Line Partners increased by $9.9 million. Accordingly, the Predecessor Businesses recognized a $9.9 million gain, before deferred income taxes of $3.8 million, in the first quarter of 2001. Assuming the Shore acquisition occurred on January 1, 2000, unaudited pro forma revenues, net income, basic earnings per share and diluted earnings per share for the three months ended March 31, 2000 would be $124.7 million, $2.6 million, $0.25 and $0.24, respectively.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


               On February 1, 1999, Kaneb Pipe Line Partners, through two wholly-owned indirect subsidiaries, acquired six terminals in the United Kingdom from GATX Terminal Limited for Pound Sterling22.6 million (approximately $37.2 million) plus transaction costs and the assumption of certain liabilities. The acquisition, which was initially financed by Kaneb Pipe Line Partners with term loans from a bank, has been accounted for using the purchase method of accounting. $13.3 million of the term loans were repaid by Kaneb Pipe Line Partners in July 1999 with the proceeds from a public unit offering (see Note 2). The pro forma effect of the acquisition was not material to the results of operations.

               On October 30, 1998, Kaneb Pipe Line Partners, through a wholly-owned subsidiary, entered into acquisition and joint venture agreements with Northville Industries Corp. to acquire and manage the former Northville terminal located in Linden, New Jersey. Under the agreements, Kaneb Pipe Line Partners acquired a 50% interest in the newly-formed ST Linden Terminal LLC for $20.5 million plus transaction costs. The investment was funded by Kaneb Pipe Line Partners with bank financing which was repaid using proceeds from Kaneb Pipe Line Partners' public unit offering in July 1999 (See Note 2). The investment is being accounted for by the equity method of accounting, with the excess cost over net book value of the equity investment being amortized over the life of the underlying assets. During 1998, Kaneb Pipe Line Partners acquired other terminals and pipelines for aggregate consideration of $23.9 million.

               On March 25, 1998, the Predecessor acquired a products marketing business for $1.5 million, plus the cost of products inventory ($1.8 million). The products marketing business provides wholesale motor fuel marketing services throughout the Great Lakes and Rocky Mountain regions, as well as California. The asset purchase agreement includes a provision for an earn-out based on annual operating results of the acquired business for a five-year period ending March 2003. In 2000, $211,000 was paid under the earn-out provision and included as additional purchase price. No amounts were payable under the earn-out provision in 1999 or 1998. The acquisition is accounted for using the purchase method of accounting.


4.    INCOME TAXES

               The Predecessor Businesses have participated with Kaneb Services, Inc. in filing a consolidated Federal income tax return, except for certain terminaling operations which are conducted through separate taxable wholly-owned corporate subsidiaries. The income before tax expense for these subsidiaries was $4.1 million, $4.7 million and $1.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. The tax expense reported represents the tax expense for the Predecessor Businesses as if they had filed on a separate return basis. Amounts payable or receivable for income taxes are included in receivable from affiliates.

               Income before income tax expense and interest of outside non-controlling partners in Kaneb Pipe Line Partners' net income is comprised of the following components (in thousands):


                                     Year ended December 31,
                                 -------------------------------
                                  2000        1999        1998
                                 -------     -------     -------
Domestic ...................     $44,604     $64,053     $44,477
Foreign ....................       3,556       4,189          --
                                 -------     -------     -------
                                 $48,160     $68,242     $44,477
                                 =======     =======     =======

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

               Income tax expense (benefit) is made up of the following components (in thousands):


                                                 Year ended December 31,
                                            ------------------------------------
                                              2000          1999          1998
                                            --------      --------      --------
Federal:
  Current .............................     $   (203)     $    311      $    174
  Deferred ............................        1,434       (10,129)          518
                                            --------      --------      --------
                                               1,231        (9,818)          692
                                            --------      --------      --------
Foreign:
  Current .............................           --            --            --
  Deferred ............................          991         1,296            --
                                            --------      --------      --------
                                                 991         1,296            --
                                            --------      --------      --------
State:
  Current .............................          579          (659)          566
  Deferred ............................           23          (313)           --
                                            --------      --------      --------
                                                 602          (972)          566
                                            --------      --------      --------

Total income tax expense (benefit) ....     $  2,824      $ (9,494)     $  1,258
                                            ========      ========      ========

               At December 31, 2000, the Predecessor Businesses had available domestic tax net operating loss carryforwards ("NOLs"), which will expire, if unused, as follows: $39.5 million in 2002, $9.1 million in 2003, $4.3 million in 2005, $2.3 million in 2006 and $0.5 million in 2007.

               The Predecessor Businesses have recorded a deferred tax asset of approximately $19.5 million and $23.9 million as of December 31, 2000 and 1999, respectively, relating to NOLs. The deferred tax asset is reduced by a valuation allowance of $-0- million and $4.6 million at December 31, 2000 and 1999. The Predecessor Businesses have recorded a deferred tax liability of $6.4 million and $6.5 million as of December 31, 2000 and 1999, primarily relating to differences between the financial and tax basis of the Predecessor Businesses' investment in Kaneb Pipe Line Partners. The Predecessor Businesses have also recorded a deferred tax liability of $5.9 million and $5.0 million as December 2000 and 1999, respectively, which is associated with certain subsidiaries not included in Kaneb Services, Inc.'s consolidated Federal income tax return. These entities will remain separate taxable entities after the Distribution, and accordingly, Kaneb Services LLC will continue to report tax expense related to these entities.

               The reasons for the differences between the amount of tax expense provided and the amount of tax expense computed by applying the statutory Federal income tax rate to income before income taxes for the years ended December 2000, 1999 and 1998 were as follows (in thousands):



                                                                       Year Ended December 31,
                                             ------------------------------------------------------------------------------
                                                      2000                        1999                        1998
                                             ----------------------      ----------------------      ----------------------
                                              Amount          %           Amount          %           Amount           %
                                             --------      --------      --------      --------      --------      --------
       Tax expense at statutory rate ...     $  5,413          35.0      $ 12,167          35.0      $  5,356          35.0
       Increase (decrease) in taxes
         resulting from:
         Change in valuation
           allowance ...................       (4,550)        (29.4)      (23,292)        (67.0)       (4,705)        (30.7)

       State income taxes, net .........          392           2.5          (632)         (1.8)          368           2.4

       Revisions to prior estimates
         and other .....................        1,569          10.2         2,263           6.5           239           1.5
                                             --------      --------      --------      --------      --------      --------
                                             $  2,824          18.3      $ (9,494)        (27.3)     $  1,258           8.2
                                             ========      ========      ========      ========      ========      ========

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


               The Predecessor Businesses maintain a valuation allowance to adjust the total deferred tax assets to net realizable value in accordance with SFAS No. 109. In 2000 and 1999, the Predecessor Businesses reduced the valuation allowance by $4.6 million and $23.3 million, respectively, as a result of its reevaluation of the realizability of income tax benefits from future operations. The Predecessor considered positive evidence including the effect of the Distribution, recent historical levels of taxable income, the scheduled reversal of deferred tax liabilities, tax planning strategies, revised estimates of future taxable income growth and expiration periods of NOLs among other things, in making this evaluation and concluding that it is more likely than not that the Predecessor Businesses will realize the benefit of its net deferred tax assets. Ultimate realization of the deferred tax asset is dependent upon, among other factors, the Predecessor Businesses' ability to generate sufficient taxable income within the carryforward periods, including the effect of the Distribution, and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

               After the Distribution, the Predecessor Businesses will no longer participate with Kaneb Services, Inc. in filing a consolidated Federal income tax return. Kaneb Services LLC will become a pass-through entity with its income taxed, for Federal and, generally, for state purposes, at the shareholder level instead of Kaneb Services LLC paying such taxes. Additionally, in connection with the Distribution, Kaneb Services LLC and Kaneb Services, Inc. intend to enter into an agreement relating to certain tax liabilities of Kaneb Services, Inc. (See Note 10).


5.    PROPERTY AND EQUIPMENT

               The cost of property and equipment is summarized as follows (in thousands):


                                                      Estimated                  December 31,
                                                       useful               ---------------------
                                                     life (years)             2000          1999
                                                     ------------           --------     --------
       Land .............................                --                 $ 23,360     $ 21,585
       Buildings ........................                35                    9,159        8,583
       Furniture and fixtures ...........                16                    3,574        3,029
       Transportation equipment .........                6                     4,469        4,469
       Machinery and equipment ..........             20 - 40                 32,996       32,939
       Pipeline and terminaling equipment             20 - 40                378,123      364,396
       Construction and work-in-progress                 --                    7,389        4,633
                                                                            --------     --------

       Total property and equipment .....                                    459,070      439,634
         Less accumulated depreciation ..                                    137,622      122,678
                                                                            --------     --------

       Net property and equipment .......                                   $321,448     $316,956
                                                                            ========     ========

6.    LONG-TERM DEBT

               Long-term debt is summarized as follows (in thousands):


                                                                                 December 31,
                                                                            ---------------------
                                                                              2000         1999
                                                                            --------     --------
       Kaneb Pipe Line Partners first mortgage notes,
          repaid in January 2001 ......................................     $128,000     $128,000
       Kaneb Pipe Line Partners $25 million revolving credit facility,
          repaid in January 2001 ......................................       15,000        2,200
       Revolving credit facility of subsidiary, due March 2002 ........       17,152       11,041
       Kaneb Pipe Line Partners term loan, due January 2002 ...........       23,900       25,787
       Kaneb Pipe Line Partners $275 million revolving credit facility,
          due December 2003 ...........................................           --           --
                                                                            --------     --------

       Total long-term debt ...........................................     $184,052     $167,028
                                                                            ========     ========

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

               In December 2000, Kaneb Pipe Line Partners entered into a credit agreement with a group of banks that provides for a $275 million unsecured revolving credit facility through December 2003. The credit facility bears interest at variable rates and has a variable commitment fee on unutilized amounts. The credit facility contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates. Absent an event of default, such covenants do not restrict distributions to Kaneb Services LLC or other limited partner interests. In January of 2001, proceeds from the facility were used to repay in full Kaneb Pipe Line Partners' $128 million of mortgage notes and $15 million outstanding under its $25 million revolving credit facility. An additional $107 million was used to finance the cash portion of the January 2001 Shore Terminals LLC acquisition. Under the provisions of the mortgage notes, Kaneb Pipe Line Partners incurred $6.5 million in prepayment penalties which, net of income taxes and interest of outside non-controlling partners in Kaneb Pipe Line Partners net income, has been recognized as an extraordinary expense in the first quarter of 2001. At March 31, 2001, $257.5 million was drawn on the facility, at an interest rate of 6.04%, which is due in December 2003.

               In January 1999, Kaneb Pipe Line Partners, through two wholly-owned subsidiaries, entered into a credit agreement with a bank that provided for the issuance of $39.2 million in term loans in connection with the United Kingdom terminal acquisition and $5.0 million for general partnership purposes. $18.3 million of the term loans were repaid in July 1999 with the proceeds from Kaneb Pipe Line Partners' public unit offering. The remaining portion ($23.9 million at December 31, 2000), with a fixed rate of 7.14%, is due in January 2002. The term loans under the credit agreement, as amended, are unsecured and are pari passu with the $275 million revolving credit facility. The term loans contain certain financial and operational covenants.

               The Products Marketing subsidiary has a credit agreement with a bank that, as amended, provides for a $20 million revolving credit facility through March 2002. The credit facility bears interest at variable rates (8.69% at December 31, 2000), has a commitment fee of 0.25% per annum on unutilized amounts and contains certain financial and operational covenants. The credit facility is secured by essentially all of the tangible and intangible assets of the products marketing business and by 500,000 Kaneb Pipe Line Partners limited partnership units held by an entity that constitutes a component of the Predecessor. At December 31, 2000, $17.2 million was drawn on the facility.

               In 1994, a wholly-owned subsidiary of Kaneb Pipe Line Partners entered into a restated credit agreement with a group of banks that, as amended, provided for a $25 million revolving credit facility through January 31, 2001. At December 31, 2000, $15.0 million was drawn under the credit facility. In January 2001, the credit facility was repaid in full by Kaneb Pipe Line Partners with the proceeds from the new $275 million credit facility.

               The $128 million of first mortgage notes outstanding at December 31, 2000 and 1999, which were due in varying amounts from 2001 to 2016, were repaid in full by Kaneb Pipe Line Partners with the proceeds from the new $275 million revolving credit facility.


7.    RETIREMENT PLANS

               Kaneb Services, Inc. has a defined contribution plan, which covers substantially all of the Predecessor Businesses' domestic employees and provides for varying levels of employer matching. The Predecessor Businesses' contributions to this plan were $0.8 million, $0.8 million and $0.7 million for 2000, 1999 and 1998, respectively. Effective with the distribution, Kaneb Services LLC plans to adopt a similar plan.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


8.    EMPLOYEE STOCK PLANS

      STOCK OPTION PLANS

               Kaneb Services, Inc. has stock option plans and agreements for officers, directors and key employees. The options granted under these plans and agreements generally expire ten years from date of grant. All options were granted at prices greater than or equal to the market price at the date of grant or repricing. At December 31, 2000, options on 2,198,283 Kaneb Services, Inc. shares at prices ranging from $1.63 to $6.00 per Kaneb Services, Inc. share were outstanding, of which 1,007,319 options were exercisable at prices ranging from $1.63 to $5.63 per Kaneb Services, Inc. share. In connection with the Distribution, the exercise price for each option to purchase shares of Kaneb Services, Inc.'s common stock will be reduced to an amount equal to the result of (1) the fair market value of a share of Kaneb Services, Inc.'s common stock on the ex-dividend date multiplied by (2) a fraction, the numerator of which is the original exercise price for the option and the denominator of which is the fair market value of a share of Kaneb Services, Inc.'s common stock on the last trading date prior to the ex-dividend date. The number of shares subject to the Kaneb Services, Inc. stock option will not be changed as a result of the Distribution. Additionally, Kaneb Services LLC will agree to issue to Kaneb Services, Inc. option holders an option to purchase Kaneb Services LLC shares. The exercise price applicable to a given Kaneb Services LLC option will be that price that creates the same ratio of exercise price to market price as in the adjusted exercise price applicable to the holder's Kaneb Services, Inc. option. The number of common shares subject to a Kaneb Services LLC option will be such number as is necessary to produce an intrinsic value (determined as of the ex-dividend date) that, when added to the intrinsic value of the adjusted Kaneb Services, Inc. option (determined as of the ex-dividend date), equals the pre-distribution intrinsic value of the Kaneb Services, Inc. option, if any, (determined as of the last trading date prior to the ex-dividend date). However, an option to purchase a fraction of a Kaneb Services LLC common share will not be granted. The fair market values of shares of Kaneb Services, Inc.'s common stock and Kaneb Services LLC common shares will be based upon the average of the high and low sales prices of the shares on the relevant date. Further, excluding Kaneb Services, Inc.'s corporate staff, Kaneb Services, Inc. intends to remove restrictions on exercise or "vest" all Kaneb Services, Inc. options which are not yet exercisable prior to the Distribution. It is anticipated that options on approximately 266,900 Kaneb Services, Inc. shares at prices ranging from $2.75 to $6.00 per Kaneb Services, Inc. share would be affected.

      DEFERRED STOCK UNIT PLAN

               In 1996, Kaneb Services, Inc. initiated a Deferred Stock Unit Plan (the "DSU Plan"), pursuant to which key employees of Kaneb Services, Inc. have, from time to time, been given the opportunity to defer a portion of their compensation, for a specific period toward the purchase of deferred stock shares ("DSUs"), an instrument designed to track Kaneb Services, Inc.'s common stock. Under the plan, as amended in 1998, DSUs are purchased at a value equal to the closing price of Kaneb Services, Inc.'s common stock on the day by which the employee must elect (if they so desire) to participate in the DSU Plan; which date is established by the Kaneb Services, Inc. Compensation Committee, from time to time (the "Election Date"). During a vesting period of one to three years following the Election Date, a participant's DSUs vest only in an amount equal to the lesser of the compensation deferred to date or the value (based upon the then-current closing price of Kaneb Services, Inc.'s common stock) of the pro-rata portion (as of such date) of the number of DSUs acquired. After the expiration of the vesting period, which is typically the same length as the deferral period, the DSUs become fully vested, but may only be distributed through the issuance of a like number of shares of Kaneb Services, Inc.'s common stock on a pre-selected date, which is irrevocably selected by the participant on the Election Date and which is typically no earlier than the expiration of the vesting period and no later than ten years after the Election Date. DSU accounts are unfunded by Kaneb Services, Inc. and do not bear interest. Each person that elects to participate in the DSU Plan is awarded, under Kaneb Services, Inc.'s 1994 Stock Incentive Plan, an option to purchase a number of shares of Kaneb Services, Inc.'s common stock ranging from one-half to one and one-half times (depending on the length of the deferral) the number of DSUs purchased by such person at 100% of the closing price of Kaneb Services, Inc.'s common stock on the Election Date, which options become exercisable over a specified period after the grant, according to a schedule determined by the Kaneb Services, Inc. Compensation Committee.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


               In connection with the Distribution, Kaneb Services LLC will agree to issue to all DSU holders the number of DSUs equivalent in price to Kaneb Services LLC shares issuable in the Distribution. All other terms are expected to remain the same. Similarly, Kaneb Services, Inc. will agree to issue to employees of Kaneb Services LLC who hold DSUs, the number of shares of Kaneb Services, Inc. common stock subject to the DSUs held by those employees. Kaneb Services LLC cannot currently determine the number of shares that will be issuable under this arrangement.

9.    COMMITMENTS AND CONTINGENCIES

               The following is a schedule by years of future minimum lease payments under operating leases as of December 31, 2000 (in thousands):


       Year ending December 31:
            2001 .............................................     $2,103
            2002 .............................................      1,505
            2003 .............................................        970
            2004 .............................................        705
            2005 .............................................        372
                                                                   ------
            Total minimum lease payments .....................     $5,655
                                                                   ======

               Total rent expense under operating leases amounted to $3.2 million, $2.3 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

               The operations of Kaneb Pipe Line Partners are subject to Federal, state and local laws and regulations in the United States and the United Kingdom relating to protection of the environment. Although Kaneb Pipe Line Partners believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by Kaneb Pipe Line Partners. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of Kaneb Pipe Line Partners, could result in substantial costs and liabilities to Kaneb Pipe Line Partners. Kaneb Pipe Line Partners has recorded an undiscounted reserve for environmental claims in the amount of $8.0 million at December 31, 2000 ($11.9 million at March 31, 2001), including $7.3 million ($11.1 million at March 31, 2001) related to acquisitions of pipelines and terminals. During 2000 and 1999, respectively, Kaneb Pipe Line Partners incurred $2.3 million and $0.9 million of costs related to such acquisition reserves and reduced the liability accordingly.

               In December 1995, Kaneb Pipe Line Partners acquired the liquids terminaling assets of Steuart Petroleum Company and certain of its affiliates. The asset purchase agreement includes a provision for an earn-out payment, which, if incurred, would be recorded as additional purchase price, based upon revenues of one of the terminals exceeding a specified amount for a seven-year period ending in December 2002. No amount was payable under the earn-out provision in 1998, 1999 and 2000.

               On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company ("PEPCO") ruptured. The pipeline was operated by a partnership of which a subsidiary of Kaneb Pipe Line Partners is general partner. PEPCO has reported that, through December 2000, it incurred approximately $66 million in clean-up costs and expects to incur total cleanup costs of $70 million to $75 million. Since May 2000, Kaneb Pipe Line Partners' subsidiary has participated provisionally in a minority share of the cleanup expense, which has been funded by Kaneb Pipe Line Partners' insurance carriers. Kaneb Pipe Line Partners cannot predict the amount, if any, that ultimately may be determined to be Kaneb Pipe Line Partners' share of the remediation expense, but it believes that such amount will be covered by insurance and will not materially affect Kaneb Pipe Line Partners' financial condition.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


               As a result of the rupture, purported class actions have been filed in federal and state court in Maryland by property and/or business owners alleging damages in unspecified amounts against PEPCO and Kaneb Pipe Line Partners' subsidiary under various theories, including the federal Oil Pollution Act. The court has ordered a consolidated complaint to be filed in this action. Kaneb Pipe Line Partners' insurance carriers have assumed the defense of these actions. While Kaneb Pipe Line Partners cannot predict the amount, if any, of any liability it may have in these suits, it believes that such amounts will be covered by insurance and that these actions will not have a material adverse effect on its financial condition.

               PEPCO and Kaneb Pipe Line Partners' subsidiary have agreed with the State of Maryland to pay costs of assessing natural resource damages under the federal Oil Pollution Act, but they cannot predict at this time the amount of any damages that may be claimed by Maryland. Kaneb Pipe Line Partners believes that both the assessment costs and such damages are covered by insurance and will not materially affect Kaneb Pipe Line Partners' financial condition.

               The U.S. Department of Transportation has issued a Notice of Proposed Violation to PEPCO and Kaneb Pipe Line Partners' subsidiary alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $674,000. Kaneb Pipe Line Partners' subsidiary and PEPCO have contested the allegations of violations and the proposed penalty. The ultimate amount of any penalty attributable to Kaneb Pipe Line Partners cannot be determined at this time, but Kaneb Pipe Line Partners believes that this matter will not have a material effect on its financial condition.

               Certain subsidiaries of Kaneb Pipe Line Partners were sued in a Texas state court in 1997 by Grace Energy Corporation ("Grace"), the entity from which Kaneb Pipe Line Partners acquired ST Services in 1993. The lawsuit involves environmental response and remediation allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts, was abandoned in 1976, when the connecting terminal was sold to an unrelated entity.

               Grace alleged that subsidiaries of Kaneb Pipe Line Partners acquired the abandoned pipeline, as part of the acquisition of ST Services in 1993, and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling that these subsidiaries are responsible for all present and future remediation expenses for these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses.

               In the lawsuit, Grace also sought indemnification from Kaneb Pipe Line Partners' subsidiaries for expenses that it has incurred since 1996 of approximately $3.5 million for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of Kaneb Pipe Line Partners' subsidiaries is that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

               At the end of the trial on May 19, 2000, the jury returned a verdict including findings that Grace had breached a provision of the 1993 acquisition agreement and that the pipeline was abandoned prior to 1978. On July 17, 2000, the Judge entered final judgment in the case, which is now on appeal to the Dallas Court of Appeals, that Grace take nothing from the Kaneb Pipe Line Partners subsidiaries on its claims, including claims for future expenses. Although Kaneb Pipe Line Partners' subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to an indemnification from Grace if any such expenses were incurred in the future. However, the Judge let stand a prior summary judgment ruling that the pipeline was an asset of Kaneb Pipe Line Partners' subsidiaries acquired as part of the 1993 ST Services transaction. The Judge also awarded attorney fees to Grace.

               While the judgment means that the Kaneb Pipe Line Partners subsidiaries have no obligation to reimburse Grace for the approximately $3.5 million it has incurred, as required by the State of Massachusetts, Kaneb Pipe Line Partners' subsidiaries have filed an appeal of the judgment finding that the Otis Pipeline was transferred to them and the award of attorney fees.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

               On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay against actions against Grace. This automatic stay will affect the appeal of this matter. The Texas court of appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once the stay is lifted, KPP's subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

               The Otis Air Force Base is a part of the Massachusetts Military Reservation ("MMR"), which has been declared a Superfund Site pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. The MMR Site contains nine groundwater contamination plumes, two of which are allegedly associated with the pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense and the United States Coast Guard, pursuant to a Federal Facilities Agreement, have been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. Kaneb Pipe Line Partners' subsidiaries have voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and the Kaneb Pipe Line Partners subsidiaries, the Government advised the parties in April 1999 that it has identified the two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government advised the parties that it believes it has incurred costs of approximately $34 million, and expects in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area. Kaneb Pipe Line Partners believes that the ultimate cost of the remediation, while substantial, will be considerably less than the Government has indicated.

               The Government has made no claims against Kaneb Pipe Line Partners or any other person on account of this matter. Kaneb Pipe Line Partners believes that if any such claims were made, its subsidiaries would have substantial defenses to such claims. Under Massachusetts law, the party responsible for remediation of a facility is the last owner before the abandonment, which was a Grace company. Kaneb Pipe Line Partners does not believe that either the Grace litigation or any claims that may be made by the Government will adversely affect its ability to make cash distributions to its unitholders, but there can be no assurances in that regard.

               The Predecessor Businesses have other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position or results of operations of the Predecessor Businesses.


10.   RELATED PARTY TRANSACTIONS

      RECEIVABLE FROM AFFILIATES OF PREDECESSOR BUSINESSES

               Receivable from Affiliates of Predecessor Businesses, net primarily represent cash advances by the Predecessor Businesses to Kaneb Services, Inc. This receivable is non-interest bearing and has no fixed term for repayment. In April 2000, the Predecessor declared a dividend of $30 million and reduced the receivable in satisfaction thereof.

      ADMINISTRATIVE SERVICES

               General and administrative expenses include costs of approximately $0.8 million in each of the three years ended December 31, 2000, which were incurred by Kaneb Services, Inc. in providing services to the Predecessor Businesses based on the time devoted to the Predecessor Businesses. These services include accounting, tax, finance, legal, investor relations and employee benefit services. Such allocation is included in the accompanying combined statements of income as general and administrative expenses and as a capital

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


      contribution. In connection with the Distribution, Kaneb Services LLC intends to enter into an Administrative Services Agreement with Kaneb Services, Inc.

      INDEMNIFICATION

               In connection with the proposed Distribution, Kaneb Services LLC and Kaneb Services, Inc. intend to enter into an agreement, whereby Kaneb Services LLC will pay Kaneb Services, Inc. an amount of money calculated based on any tax liability of Kaneb Services, Inc. that (i) is attributable to increases in tax from past years arising out of adjustments required by Federal and state tax authorities, to the extent that such increases are properly allocable, in the judgment of Kaneb Services, Inc., to the businesses that become part of Kaneb Services LLC, or (ii) is attributable to the distribution of Kaneb Services LLC's common shares and to the operations of the Predecessor Businesses in the current year and the preceding years. In the event of an examination of Kaneb Services, Inc. by Federal or state tax authorities, Kaneb Services, Inc. will have unfettered control over the examination, administrative appeal, settlement or litigation that may be involved, notwithstanding that Kaneb Services LLC has agreed to pay any additional tax.

11.   BUSINESS SEGMENT DATA

               The Predecessor conducts business through three principal operations; the "Pipeline Operations," which consists primarily of the transportation of refined petroleum products in the Midwestern states as a common carrier, the "Terminaling Operations," which provide storage for petroleum products, specialty chemicals and other liquids, and the "Products Marketing Operations", which provides wholesale motor fuel marketing services throughout the Midwest and Rocky Mountain regions, as well as California. General corporate includes costs incurred by Kaneb Services, Inc. in providing services to the Predecessor Businesses, including accounting, tax, finance, legal, investor relations and employee benefit services. General corporate assets include cash, receivable from affiliates of the Predecessor Businesses and deferred tax assets not related to the segments.

               The Predecessor Businesses measure segment profit as operating income. Total assets are those assets controlled by each reportable segment. Business segment data is as follows (in thousands):


                                                     Three Months Ended
                                                          March 31,                      Year Ended December 31,
                                                  ------------------------      ---------------------------------------
                                                    2001           2000           2000           1999            1998
                                                  ---------      ---------      ---------      ---------      ---------
                                                        (unaudited)
       Business segment revenues:
         Pipeline operations ................     $  16,169      $  15,248      $  70,685      $  67,607      $  63,421
         Terminaling operations .............        31,900         21,432         85,547         90,421         62,391
         Product marketing operations .......        88,352         80,389        381,186        212,298        114,220
                                                  ---------      ---------      ---------      ---------      ---------
                                                  $ 136,421      $ 117,069      $ 537,418      $ 370,326      $ 240,032
                                                  =========      =========      =========      =========      =========
       Business segment profit:
         Pipeline operations ................     $   7,268      $   7,237      $  36,213      $  35,836      $  33,630
         Terminaling operations .............        11,067          5,685         23,358         28,577         21,573
         Product marketing operations .......          (775)           959          2,472          1,459            912
         General corporate ..................          (241)          (212)          (869)          (961)          (918)
                                                  ---------      ---------      ---------      ---------      ---------
           Operating income .................        17,319         13,669         61,174         64,911         55,197
         Interest expense ...................        (4,958)        (3,207)       (13,346)       (13,878)       (11,614)
         Interest and other income ..........           715             67            332            445            894
                                                  ---------      ---------      ---------      ---------      ---------
         Income before gain on issuance of
           units by Kaneb Pipe Line Partners,
           income taxes, interest of outside
           non-controlling partners in Kaneb
           Pipe Line Partners' net income
           and extraordinary item ...........     $  13,076      $  10,529      $  48,160      $  51,478      $  44,477
                                                  =========      =========      =========      =========      =========

       Business segment assets:
         Depreciation and amortization:
           Pipeline operations ..............     $   1,299      $   1,293      $   5,180      $   5,090      $   4,619
           Terminaling operations ...........         4,452          2,682         11,073          9,953          7,529
           Product marketing operations .....            18             15             67             51             37
                                                  ---------      ---------      ---------      ---------      ---------
                                                  $   5,769      $   3,990      $  16,320      $  15,094      $  12,185
                                                  =========      =========      =========      =========      =========

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


                                                    Three Months Ended
                                                         March 31,              Year Ended December 31,
                                                    -------------------     -------------------------------
                                                     2001        2000        2000        1999        1998
                                                    -------     -------     -------     -------     -------
                                                        (unaudited)
       Capital expenditures (excluding
         acquisitions):
         Pipeline operations ..................     $   710     $   554     $ 3,439     $ 3,547     $ 5,020
         Terminaling operations ...............       2,327       1,782       6,044      11,021       4,381
         Product marketing operations .........          --          11          50          52           3
                                                    -------     -------     -------     -------     -------
                                                    $ 3,037     $ 2,347     $ 9,533     $14,620     $ 9,404
                                                    =======     =======     =======     =======     =======


                                                                      Year Ended December 31,
                                                     March 31,    ----------------------------------
                                                       2001         2000         1999        1998
                                                     --------     --------     --------     --------
                                                   (unaudited)
       Total assets:
         Pipeline operations ..................     $107,969     $102,656     $104,774     $103,966
         Terminaling operations ...............      439,449      272,407      261,179      204,466
         Product marketing operations .........       29,997       35,364       28,101       13,634
         General corporate ....................       19,976       19,425       33,554        8,451
                                                    --------     --------     --------     --------
                                                    $597,391     $429,852     $427,608     $330,517
                                                    ========     ========     ========     ========

               The following geographical area data includes revenues based on location of the operating segment and net property and equipment based on physical location (in thousands).


                                                               Year Ended December 31,
                                                         ----------------------------------
                                                           2000         1999         1998
                                                         --------     --------     --------
       Geographical area revenues:
         United States .............................     $517,915     $348,495     $240,032
         United Kingdom ............................       19,503       21,831           --
                                                         --------     --------     --------
                                                         $537,418     $370,326     $240,032
                                                         ========     ========     ========

       Geographical area operating income:
         United States .............................     $ 56,725     $ 59,037     $ 55,197
         United Kingdom ............................        4,449        5,874           --
                                                         --------     --------     --------
                                                         $ 61,174     $ 64,911     $ 55,197
                                                         ========     ========     ========

       Geographical area net property and equipment:
         United States .............................     $282,778     $275,251     $268,670
         United Kingdom ............................       38,670       41,705           --
                                                         --------     --------     --------
                                                         $321,448     $316,956     $268,670
                                                         ========     ========     ========

12.   FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

               The estimated fair value of all debt as of December 31, 2000 and 1999 was approximately $191 million and $174 million, as compared to the carrying value of $184 million and $167 million, respectively. These fair values were estimated using discounted cash flow analysis, based on the Predecessor Businesses' current incremental borrowing rates for similar types of borrowing arrangements. These estimates are not necessarily indicative of the amounts that would be realized in a current market exchange. The Predecessor Businesses had no derivative financial instruments at December 31, 2000.

               The Predecessor does not believe that it has a significant concentration of credit risk at December 31, 2000, as its accounts receivable are generated from three business segments with customers located throughout the United States and the United Kingdom. No customer constituted 10% of the Predecessor Businesses' combined revenues in 2000, 1999 or 1998.

           THE PIPELINE, TERMINALING AND PRODUCT MARKETING BUSINESSES
                             OF KANEB SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


13.     QUARTERLY FINANCIAL DATA (UNAUDITED)

               Quarterly operating results for 2000 and 1999 are summarized as follows (in thousands, except per share amounts):



                                                                        Quarter Ended
                                              ------------------------------------------------------------------
                                                March 31,           June 30,      September 30,     December 31,
                                              --------------     ------------     -------------     ------------
       2000:
         Revenues .......................     $      117,069     $    135,535     $    135,058     $    149,756
                                              ==============     ============     ============     ============

         Operating income ...............     $       13,669     $     16,403     $     17,664     $     13,438
                                              ==============     ============     ============     ============

         Net income .....................     $        2,416     $      3,192     $      2,680     $      4,355(b)
                                              ==============     ============     ============     ============

         Pro Forma earnings per share(a):
           Basic ........................     $          .23     $        .31     $        .26     $        .41
                                              ==============     ============     ============     ============
           Diluted ......................     $          .22     $        .29     $        .24     $        .39
                                              ==============     ============     ============     ============

       1999:
         Revenues .......................     $       68,212     $     90,344     $    101,349     $    110,421
                                              ==============     ============     ============     ============

         Operating income ...............     $       15,065     $     15,742     $     17,766     $     16,338
                                              ==============     ============     ============     ============

         Net income .....................     $        4,115     $      4,289     $     15,105(c)  $     20,748(b)
                                              ==============     ============     ============     ============

         Pro Forma earnings per share(a):
           Basic ........................     $          .39     $        .41     $       1.44     $       1.98
                                              ==============     ============     ============     ============
           Diluted ......................     $          .38     $        .40     $       1.39     $       1.88
                                              ==============     ============     ============     ============


(a)   See Note 1 regarding pro forma earnings per share calculation.

(b) See Note 4 regarding reduction in valuation allowance for deferred tax assets.

(c)   See Note 2 regarding gain on issuance of units by Kaneb Pipe Line
      Partners.

INDEPENDENT AUDITORS' REPORT


To the Board of Managers of
Shore Terminals LLC
Martinez, California

We have audited the accompanying balance sheets of Shore Terminals LLC (the "Company") (an indirect majority owned subsidiary of Onyx Holdings, Inc.) as of December 31, 2000 and 1999, and the related statements of operations, members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the financial statements, the 1999 financial statements have been restated.

As discussed in Note 9 to the financial statements, the Company was sold effective January 1, 2001.


DELOITTE & TOUCHE LLP


Des Moines, Iowa
March 16, 2001

SHORE TERMINALS LLC

BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                               2000              1999
                                                                                              (AS RESTATED,
ASSETS                                                                                         SEE NOTE 8)
CURRENT ASSETS:
  Cash and cash equivalents                                                 $    258,990      $    112,790
  Accounts receivable, net of allowance of $39,833 and $0, respectively        2,226,497         2,506,863
  Inventories                                                                     57,969            65,891
  Prepaid expenses and other assets                                              516,279           699,560
                                                                            ------------      ------------
        Total current assets                                                   3,059,735         3,385,104
                                                                            ------------      ------------

PROPERTY:
  Land                                                                        13,775,846        13,328,481
  Buildings and improvements and equipment                                     2,088,918         1,836,530
  Tanks, pipeline and docks                                                   79,828,640        76,933,060
                                                                            ------------      ------------
                                                                              95,693,404        92,098,071
  Accumulated depreciation                                                    (8,064,840)       (4,054,926)
                                                                            ------------      ------------
        Property and equipment, net                                           87,628,564        88,043,145
                                                                            ------------      ------------

OTHER NONCURRENT ASSETS:
  Due from members                                                               266,873           236,085
  Debt origination costs, net of accumulated amortization of $437,148
     and $219,703, respectively                                                  695,222           848,612
  Other assets                                                                    22,143
                                                                            ------------      ------------
        Total other noncurrent assets                                            984,238         1,084,697
                                                                            ------------      ------------

TOTAL ASSETS                                                                $ 91,672,537      $ 92,512,946
                                                                            ============      ============

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt                                      $  7,176,471      $  6,470,588
  Accounts payable                                                               838,538           726,264
  Accrued equity participation awards                                          6,551,615
  Accrued liabilities                                                          1,410,516         1,537,200
  Other liabilities                                                            4,410,000           501,000
                                                                            ------------      ------------
        Total current liabilities                                             20,387,140         9,235,052

LONG-TERM DEBT, NET OF CURRENT MATURITIES                                     29,123,529        41,029,412
OTHER LIABILITIES                                                              3,827,000         6,296,000
                                                                            ------------      ------------
        Total liabilities                                                     53,337,669        56,560,464
                                                                            ------------      ------------

MEMBERS' EQUITY:
  Capital contributions                                                       28,000,000        28,000,000
  Retained earnings                                                           10,334,868         7,952,482
                                                                            ------------      ------------
        Total members' equity                                                 38,334,868        35,952,482
                                                                            ------------      ------------
TOTAL LIABILITIES AND MEMBERS' EQUITY                                       $ 91,672,537      $ 92,512,946
                                                                            ============      ============

See notes to financial statements.

SHORE TERMINALS LLC

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                      2000              1999
                                                                                    (AS RESTATED,
                                                                                     SEE NOTE 8)
OPERATING REVENUES                                                $ 33,353,998      $ 26,284,839
                                                                  ------------      ------------

COSTS AND EXPENSES:
  Operating expenses                                                12,955,650         9,674,174
  Selling, general, and administrative expenses                      3,495,348         2,153,246
  Compensation expense related to equity participation awards        6,551,615
  Depreciation and amortization expenses                             4,264,893         3,686,474
  Loss on disposal of property                                         198,579
                                                                  ------------      ------------

          Total costs and expenses                                  27,466,085        15,513,894
                                                                  ------------      ------------

INCOME FROM OPERATIONS                                               5,887,913        10,770,945
                                                                  ------------      ------------

OTHER INCOME (EXPENSE):
  Interest income                                                       10,055            53,490
  Interest expense                                                  (3,515,582)       (3,949,718)
                                                                  ------------      ------------


          Total other expense                                       (3,505,527)       (3,896,228)
                                                                  ------------      ------------

NET INCOME                                                        $  2,382,386      $  6,874,717
                                                                  ============      ============

See notes to financial statements.

SHORE TERMINALS LLC

STATEMENTS OF MEMBERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                                    TOTAL
                                                    CAPITAL        RETAINED         MEMBERS'
                                                 CONTRIBUTIONS     EARNINGS         EQUITY
Balance at January 1, 1999                        $23,000,000     $ 1,042,099     $24,042,099

Restatement of retained earnings (See Note 8)                          35,666          35,666
                                                  -----------     -----------     -----------

Balance at January 1, 1999, as restated            23,000,000       1,077,765      24,077,765

Capital contributions                               5,000,000                       5,000,000

Net income, as restated (See Note 8)                                6,874,717       6,874,717
                                                  -----------     -----------     -----------

Balance at December 31, 1999, as restated          28,000,000       7,952,482      35,952,482

Net income                                                          2,382,386       2,382,386
                                                  -----------     -----------     -----------

Balance at December 31, 2000                      $28,000,000     $10,334,868     $38,334,868
                                                  ===========     ===========     ===========


See notes to financial statements.

SHORE TERMINALS LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                                2000               1999
                                                                                               (AS RESTATED,
                                                                                                SEE NOTE 8)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                $  2,382,386      $  6,874,717
                                                                            ------------      ------------
  Adjustments to reconcile net income to net cash
    provided by operating
    activities:
    Depreciation and amortization                                              4,264,893         3,686,474
    Loss on disposal of property                                                 198,579
    Changes in:
      Accounts receivable                                                        510,183        (1,394,185)
      Inventories                                                                  7,922           (17,634)
      Prepaid expenses and other assets                                          161,138          (203,278)
      Accounts payable                                                           112,274           399,576
      Accrued equity participation awards                                      6,551,615
      Accrued liabilities                                                       (126,684)          574,570
      Other liabilities                                                         (560,000)         (258,000)
                                                                            ------------      ------------
            Total adjustments                                                 11,119,920         2,787,523
                                                                            ------------      ------------
            Net cash provided by operating activities                         13,502,306         9,662,240
                                                                            ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Due from members                                                               (30,788)         (236,085)
  Purchases of property                                                       (2,240,013)       (1,744,819)
  Payments for business acquisition                                                            (11,793,394)
  Proceeds from disposal of property                                             178,750
                                                                            ------------      ------------
            Net cash used in investing activities                             (2,092,051)      (13,774,298)
                                                                            ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                    11,900,000         8,026,250
  Repayments of long-term debt                                               (23,100,000)      (10,526,250)
  Proceeds from capital contributions                                                            5,000,000
  Payments of debt origination costs                                             (64,055)          (98,540)
                                                                            ------------      ------------
            Net cash provided by (used in) financing activities              (11,264,055)        2,401,460
                                                                            ------------      ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                          146,200        (1,710,598)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     112,790         1,823,388
                                                                            ------------      ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                      $    258,990      $    112,790
                                                                            ============      ============

                                                                     (continued)

SHORE TERMINALS LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                          2000           1999
                                                                     (AS RESTATED,
                                                                      SEE NOTE 8)

SUPPLEMENTAL DISCLOSURE OF
    CASH FLOW INFORMATION:
    Interest paid                                      $3,197,355    $ 4,372,241
                                                       ==========    ===========



SUPPLEMENTAL SCHEDULES OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
   In connection with an acquisition of a business during 1998, the Company recorded adjustments to the purchase price during 2000 and 1999 by recording additional property and additional other liabilities of $2,000,000 during each year. These adjustments are the result of additional payments to be made during 2001 related to revenues generated during 2000 and 1999 by the facilities acquired.

   In connection with an acquisition of a business during 1998, the Company recorded an adjustment to the purchase price during 2000 by recording other assets and a reduction in property of $229,817. The adjustment is the result of a reimbursement to be received during 2001 related to increased rent on a lease assumed in connection with the acquisition.

   The following assets were acquired and liabilities were assumed in connection with the acquisition of a business in 1999:



Inventories                                                         $     41,302
Prepaid expenses and other assets                                         35,636
Property                                                              14,197,456
Other liabilities, current                                              (319,000)
Other liabilities, noncurrent                                         (2,162,000)
                                                                    ------------

                                                                    $ 11,793,394
                                                                    ============

                                                                     (concluded)

See notes to financial statements.

SHORE TERMINALS LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business - Shore Terminals LLC (the "Company") is engaged in the business of storage and terminaling of oil and other petroleum products. The Company operates facilities in or near Tacoma, Washington; Portland, Oregon; Sparks, Nevada; and Martinez, Selby, Richmond, and Los Angeles, California.

      Business Acquisitions - Effective October 29, 1999, the Company acquired the Richmond, Tacoma, Portland, and Sparks facilities for approximately $11,800,000. In accordance with accounting principles generally accepted in the United States of America, the transaction was accounted for by the purchase method. The purchase price was allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

      In connection with the acquisition of the Martinez, Selby, and Los Angeles facilities during 1998, the Company entered into an agreement with the seller which requires the Company to pay the seller an amount equal to combined annual revenues of these facilities in excess of $20,500,000 up to $2,000,000 per year for the years ending December 31, 1999 and 2000. During 2000 and 1999, the Company accrued $2,000,000 pursuant to this agreement and increased the cost of the Martinez, Selby, and Los Angeles properties. The amount payable under the agreement is due April 15, 2001 and is included in other current liabilities in the accompanying December 31, 2000 balance sheet.

      Lancewood, Inc. owns approximately 97% of the Company. Onyx Holdings, Inc. owns 100% of Lancewood, Inc.

      See Note 9 regarding the sale of the Company during January 2001.

      Cash and Cash Equivalents - For financial statement purposes, cash and cash equivalents include currency and demand deposits.

      Inventories - Inventories are stated at the lower of cost (average cost) or market.

      Property - Property is stated at cost and (other than land) is depreciated, primarily using the straight-line method, based upon estimated useful lives of the assets which range from 3 to 20 years.

      Debt Origination Costs - Debt origination costs represent costs incurred in connection with obtaining long-term debt financing. The costs are amortized using the straight-line method, which approximates the effective interest method, over the term of the related financing agreement.

      Revenue Recognition - Operating revenues include amounts earned under storage and terminaling agreements. Under these agreements, the Company recognizes revenue on a prorata fixed fee basis for barrels stored up to an agreed upon volume. For throughput in excess of the agreed upon volume, revenue is recognized on a per barrel basis.

      Income Taxes - The Company was formed as a limited liability corporation which is treated similar to a partnership for income tax purposes; accordingly, no income taxes are reported in the Company's financial statements.

      Impairment of Long Lived Assets - The Company reviews long lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In assessing impairment, fair value is based on estimated discounted cash flows as determined by management. As of December 31, 2000 and 1999 and for the years then ended, no impairment loss or reserve was recorded.

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Reclassifications - Certain 1999 amounts have been reclassified to conform with 2000 presentation.

      Statement of Financial Accounting Standards - Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 30, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS 133 on January 1, 2001, and determined that SFAS 133 did not have a material impact on the Company's financial position, results of operations, or cash flows.

2.    LONG-TERM DEBT

      As of December 31, 2000, long-term debt consisted of a $33,400,000 revolving note payable and a $2,900,000 term note payable to Fleet National Bank, N.A. Pursuant to the terms of the revolving note, the Company could borrow up to $41,000,000 as of December 31, 2000. The available borrowings under the revolving note are reduced on a quarterly basis by the amount of the scheduled maturities (ranging from $1,000,000 to $1,750,000) with the remaining balance due December 31, 2003. The term note is due in quarterly payments with the remaining balance due December 31, 2003.

      Interest is generally payable quarterly at a variable rate calculated as the higher of the lender's published prime rate plus 0.5% ($2,000,000 at 10% at December 31, 2000) or 1% over the overnight Federal Funds effective rate, or at the option of the Company, a eurodollar rate plus 2.25% ($10,275,000 at 8.875% at December 31, 2000). Effective March 31, 1999,
      the Company entered into an interest rate swap agreement. The swap agreement provides for the Company to pay interest at a fixed rate of 7.78% on certain outstanding borrowings ($21,125,000 at December 31, 2000). The swap agreement provides for quarterly reductions (ranging from $500,000 to $750,000) in the principal amount subject to the interest rate swap until expiration of the swap agreement during September 2001.

      During January 2001, the outstanding principal and interest under these debt agreements was repaid in connection with the sale of the Company, see
      Note 9.

3.    CONCENTRATIONS

      During 2000 and 1999, the Company had sales to two significant customers that individually exceeded 10% of total revenues. During 2000 and 1999, the Company had revenue from these customers totaling approximately $12,653,000 and $16,578,000, respectively. As of December 31, 2000 and
      1999, the Company had accounts receivable from these customers totaling approximately $358,000 and $1,000,000, respectively.

4.    OPERATING LEASES

      As Lessee:

      The Company leases certain equipment under cancelable operating leases with terms of one year or less. Rent expense under these leases was approximately $141,000 and $100,000 for the years ended December 31, 2000 and 1999, respectively.

      The Company also leases certain land and wharf use rights from the Port of Los Angeles and the California State Lands Commission under noncancelable operating leases with terms in excess of one year. Certain leases are subject to periodic rate adjustments and certain leases contain renewal options. Rent expense under these leases was approximately $782,000 and $647,000 for the years ended December 31, 2000 and 1999, respectively.

      As of December 31, 2000 future minimum lease payments were as follows:




      YEARS ENDING DECEMBER 31:

      2001                $  713,045
      2002                   713,045
      2003                   713,045
      2004                   713,045
      2005                   713,045
      Thereafter           6,024,792
                          ----------
                          $9,590,017
                          ==========

      As Lessor:

      The Company has noncancelable storage contracts with terms in excess of one year with its customers which expire over the next eleven years. As of December 31, 2000 future minimum lease receipts were as follows:



      YEARS ENDING DECEMBER 31:

      2001               $ 7,004,002
      2002                 4,748,218
      2003                 3,123,431
      2004                 2,033,804
      2005                   724,902
      Thereafter           1,199,450
                         -----------
                         $18,833,807
                         ===========

      For the years ended December 31, 2000 and 1999, operating revenues of approximately $29,373,000 and $23,629,000, respectively, were generated from leasing activities. Included in these amounts are contingent rentals of approximately $7,773,000 and $9,579,000 for the years ended December 31, 2000 and 1999, respectively, which are primarily based on barrels stored and throughput.

5.    BENEFIT PLAN

      The Company has a defined contribution profit sharing plan pursuant to
      Section 401(k) of the Internal Revenue Service Code. The plan is available to substantially all full-time employees of the Company. The Company matches 100% of participant contributions up to 2% of the participant's compensation and provides for discretionary employer profit sharing contributions. Total Company contributions were approximately $218,000 and $187,000 for the years ended December 31, 2000 and 1999, respectively.

6.    EQUITY PARTICIPATION AWARDS

      The Company granted equity participation awards totaling 7.11% to certain key employees. The awards entitle the employees to receive distributable cash, as defined, of the Company in proportion to the equity participation percentage after the distributable cash of the Company reaches a certain level. All of the equity participation awards vested upon the sale of the Company, see Note 9.

      The Company recognized compensation expense of approximately $6,552,000 during 2000 related to these equity participation awards which is recorded in accrued liabilities as of December 31, 2000. As attainment of the required level of distributable cash was not probable during 1999, no compensation cost was recognized by the Company during 1999.

7.    ENVIRONMENTAL CONTINGENCIES

      The Company's operations are subject to extensive environmental laws and regulations. The Company is involved in various environmental matters in the normal course of business. Although the Company believes its operations are in compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in the operations, and there can be no assurance that significant costs and liabilities will not be incurred by the Company. More over, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Company could result in substantial costs and liabilities to the Company. The Company expenses payments related to existing environmental conditions resulting from past and current operations and from which no current or future benefit is discernable. It is the Company's policy to accrue for these matters if it is probable that a liability has been incurred and an amount is reasonably estimable. As of December 31, 2000 and 1999, liabilities for environmental claims of $4,106,000 and $4,607,000, respectively, are accrued and are included in other liabilities in the accompanying balance sheets. The Company's ultimate liability with respect to these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute.

8.    RESTATEMENT OF 1999 FINANCIAL STATEMENTS

      Subsequent to the issuance of the 1999 financial statements, the Company recorded environmental liabilities relating to certain assets acquired in prior years. The 1999 financial statements have been restated from the amounts previously reported to properly account for the environmental liabilities as follows:


                                                     AS PREVIOUSLY
                                                       REPORTED       AS RESTATED
At December 31:
  Property, net                                      $83,285,159     $88,043,145
  Other liabilities, current                                             501,000
  Other liabilities, noncurrent                        2,190,000       6,296,000
  Retained earnings:
    Beginning of year                                  1,042,099       1,077,765
    End of year                                        7,801,496       7,952,482

For the year ended December 31:
  Operating expenses                                   9,932,174       9,674,174
  Depreciation and amortization expenses               3,543,794       3,686,474
  Net income                                           6,759,397       6,874,717


9.    SUBSEQUENT EVENT

      Effective January 1, 2001, the Company was sold to Kaneb Pipe Line Partners, L.P. (Kaneb). The sale price was approximately $107,000,000 in cash and 1,975,000 units of limited partnership interest of Kaneb with a fair value of approximately $61,000,000.

                                   * * * * * *